  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1997
                                                     REGISTRATION NO. 333-27241
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                        CONCENTRIC NETWORK CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     4813                    65-0257497
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                               ----------------
                        CONCENTRIC NETWORK CORPORATION
                           10590 NORTH TANTAU AVENUE
                              CUPERTINO, CA 95014
                                (408) 342-2800
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               HENRY R. NOTHHAFT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        CONCENTRIC NETWORK CORPORATION
                           10590 NORTH TANTAU AVENUE
                              CUPERTINO, CA 95014
                                (408) 342-2800
     (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE OF PROCESS)

                               ----------------
                                  COPIES TO:
           DAVID J. SEGRE                         THOMAS A. BEVILACQUA
         VALERIE SCHULTHIES                  BROBECK, PHLEGER & HARRISON LLP
            PAUL B. SHINN                         TWO EMBARCADERO PLACE
                                                     2200 GENG ROAD
         VICTOR H. SIM
  WILSON SONSINI GOODRICH & ROSATI                 PALO ALTO, CA 94303
      PROFESSIONAL CORPORATION                       (415) 424-0160
         650 PAGE MILL ROAD
         PALO ALTO, CA 94304
           (415) 493-9300

                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS
                SUBJECT TO COMPLETION, DATED JUNE 23, 1997

                                3,000,000 SHARES

                         CONCENTRIC NETWORK CORPORATION

                                  COMMON STOCK

                                  -----------

      All of the 3,000,000 shares of Common Stock offered hereby are being sold by Concentric Network Corporation ("Concentric" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The shares of Common Stock have been approved for quotation on the Nasdaq National Market under the symbol "CNCX."

  Concurrently with the closing of this offering, certain strategic investors have agreed to purchase directly from the Company shares of Common Stock having an aggregate purchase price of approximately $15.0 million. All of such shares will be unregistered shares purchased at the Price to Public set forth below. See "Direct Placements."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share..................................    $           $            $
--------------------------------------------------------------------------------
Total(3)...................................   $           $             $
================================================================================

(1) For information regarding indemnification of Underwriters, see
    "Underwriting."
(2) Before deducting expenses of the offering payable by the Company, estimated at $750,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 450,000 additional shares of Common Stock on the same terms set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
    Public will be $   , the Underwriting Discounts and Commissions will be
    $   , and Proceeds to Company will be $   . Including the Direct
    Placements, the total Proceeds to Company will be $   , or $    if the
    over-allotment is exercised in full. See "Underwriting."

                                  -----------

  The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole and in part and to certain other conditions. It is expected that delivery of such shares will be made at the offices of UBS Securities LLC, 299 Park Avenue, New York, New York on or about
      , 1997.

                                  -----------

UBS SECURITIES

                      WHEAT FIRST BUTCHER SINGER
                                                           UNTERBERG HARRIS

      , 1997

       CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted or as the context otherwise requires, all information in this Prospectus (i) gives effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock that will occur automatically immediately prior to the closing of the offering, (ii) gives effect to the reincorporation of the Company from Florida to Delaware prior to the closing of the offering, (iii) gives effect to a one-for-15 reverse split of the Company's Common Stock and Preferred Stock and the conversion of all shares of Class B Common Stock into shares of Common Stock, which will occur prior to the closing of the offering, and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting." In addition, all share numbers herein assume that no stockholder receiving the Rescission Offer, which Rescission Offer will be made as promptly as practicable following the closing of the offering, exercises its right to rescind its purchase of shares of the Company's Common Stock. See "Rescission Offers." Certain terms used in this Prospectus are defined in the Glossary of Terms beginning on page G-1.

                                  THE COMPANY

  Concentric provides tailored, value-added Internet Protocol ("IP") based network services for businesses and consumers. To provide these services, the Company utilizes its low/fixed latency, high-throughput network, employing its advanced network architecture and the Internet. Concentric's service offerings for enterprises include virtual private networks ("VPNs"), dedicated access facilities ("DAFs") and Web hosting services. These services enable enterprises to take advantage of standard Internet tools such as browsers and high-performance servers for customized data communications within an enterprise and between an enterprise and its suppliers, partners and customers. These services combine the cost advantages, nationwide access and standard protocols of public networks with the customization, high performance, reliability and security of private networks. Among the current enterprise customers are Acer America Corporation, Inc., Intuit, Inc., Total Entertainment Network, WebTV Networks, Inc. and Ziff-Davis Publishing Co. Concentric's revenue from enterprise customers accounted for 53.9% and 35.0% of the Company's revenue for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. Concentric's service offerings for consumers and small office/home office customers include local Internet dial-up access, Web hosting services and online multiplayer gaming.

  Industry analysts expect the market size for both value-added IP data networking services and Internet access to grow rapidly as businesses and consumers increase their use of the Internet, intranets and privately managed IP networks. The total market for these services is projected to grow from $1.2 billion in 1996 to approximately $22.7 billion in the year 2000, with approximately $10.4 billion in the enterprise market segment and $12.3 billion in the consumer market segment.

  The Concentric network employs an advanced, geographically dispersed ATM and frame relay backbone, SuperPOPs in 19 major metropolitan areas and 150 secondary and tertiary POPs in other cities, allowing dial-up network access in the U.S. and Canada. In addition, the Company can provide analog dial-up, frame relay, fractional T-1, T-1 and DS3 access to the network. The Concentric network is engineered and managed to provide superior quality of service, balancing several key performance criteria. The Company provides guaranteed levels of service for DAFs to enterprise customers, and targets performance benchmarks for connection success rates, latency levels and throughput for all of its service offerings. Concentric also believes that a major advantage of its network architecture is its ability to perform adaptive call processing ("ACP"), which is designed to enable the tuning of network parameters and traffic routing to meet the latency, throughput, security, and reliability requirements of a specific customer or application on a call-by-call basis. Concentric is currently deploying the ACP technology in its network and is planning to commercially introduce these capabilities during the second half of 1997.

  In addition to strong network performance capabilities, the Company believes that several factors distinguish its ability to provide value-added network services. These factors include: (i) excellent service quality; (ii) rapid development time and flexibility in meeting custom applications requirements;
(iii) responsive customer support and
effective account management, available 24 hours per day, seven days per week through the Company's 142 customer service personnel; and (iv) the Company's technical expertise in devising cost-effective network solutions for customers.

  The Company's objective is to become the leading provider of value-added IP-based network services worldwide. In order to achieve its goal, the Company is implementing business strategies which capitalize on a number of opportunities in the marketplace and a large and growing IP network access market. Key strategies include: (i) rapidly providing cost-effective, tailored network solutions; (ii) optimizing network utilization; (iii) employing leveraged marketing through strategic partners; (iv) offering next generation network services; and (v) deploying network services internationally.

  The Company aggressively pursues strategic alliances with a variety of companies. Key partners currently include Bay Networks, Inc., Microsoft Corporation, Netscape Communications, Inc., PictureTel Corporation, Racal-Datacom, Inc. and TMI Telemedia International, Ltd., a subsidiary of Telecom Italia, SpA ("TMI"). The Company is continuing to expand its value-added services, and plans to introduce RemoteLink, a remote access service designed to help businesses reduce the high costs of telecommunications charges and user support associated with building, deploying and maintaining their own remote access WAN, in mid-1997. In addition, Concentric is in early stage trials for videoconferencing services and IP-based telephony services. The Company is also working with TMI to establish an international network based on the Company's network technology and expertise and TMI's global telecommunications infrastructure.

  The Company was incorporated in Florida in 1991 under the name Engineered Video Concepts, Inc., changed its name to Concentric Research Corporation in 1992 and commenced network operations in 1994. In 1995, the Company changed its name to Concentric Network Corporation. Unless the context otherwise requires, "Concentric" and the "Company" refer to Concentric Network Corporation. The address of the Company's principal executive offices is 10590 N. Tantau Avenue, Cupertino, CA 95014, and its telephone number at that address is (408) 342-2800.

  Concentric Network Corporation, The Concentric Network, Concentric RemoteLink, ConcentricView, FlexChannel, FullChannel, Powered by Concentric Network, and PremierConnect are among the trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

                                  THE OFFERING

 Common Stock offered by the Company................  3,000,000 shares(1)
 Common Stock to be outstanding after the offering.. 11,700,769 shares(2)
 Use of Proceeds.................................... For expansion of network and data center
                                                     operations, to fund
                                                     operating losses and for
                                                     working capital and other
                                                     general corporate
                                                     purposes. In addition, the
                                                     Company expects to use a
                                                     portion of the proceeds to
                                                     fund the repurchase of
                                                     shares tendered in
                                                     connection with rescission
                                                     offers.
 Proposed Nasdaq National Market Symbol............. CNCX

--------
(1) Excludes shares to be sold by the Company to certain strategic investors concurrent with the closing of this offering. See "Direct Placements."
(2) Includes an assumed 1,363,636 shares to be issued to certain strategic investors concurrent with the closing of this offering (assuming an initial public offering price of $11.00 per share). See "Direct Placements." Excludes 2,915,621 shares issuable upon exercise of options and warrants outstanding at May 15, 1997 at a weighted average exercise price of $12.00 per share. See "Description of Capital Stock--Warrants."

                               DIRECT PLACEMENTS

  Certain strategic investors have agreed to purchase from the Company, in a private placement that will occur concurrently with the closing of this offering, shares of Common Stock with an aggregate purchase price of approximately $15.0 million. Such purchasers will pay to the Company a per share amount equal to the Price to Public set forth on the cover page of this Prospectus. See "Direct Placements."

                      SUMMARY FINANCIAL AND OPERATING DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            PERIOD FROM
                            MAY 1, 1991                                          THREE MONTHS ENDED
                            (INCEPTION)         YEAR ENDED DECEMBER 31,               MARCH 31,
                          THROUGH DEC. 31, ------------------------------------  --------------------
                                1992        1993     1994      1995      1996      1996       1997
                          ---------------- -------  -------  --------  --------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................         --        $    23  $   442  $  2,483  $ 15,648  $   1,533  $   9,154
Cost of revenue.........         --            130    2,891    16,168    47,945      7,256     15,744
Network equipment write-
 off(1) ................         --            --       --        --      8,321        --         --
Total operating
 expenses...............          28         1,114    1,784     7,602    22,503      4,196      7,021
                                ----       -------  -------  --------  --------  ---------  ---------
Loss from operations....         (28)       (1,221)  (4,233)  (21,287)  (63,121)    (9,919)   (13,611)
Net loss................        $(28)      $(1,245) $(4,290) $(22,008) $(66,381) $ (10,380) $ (14,681)
                                ====       =======  =======  ========  ========  =========  =========
Pro forma net loss per
 share(2)...............                                               $ (13.84)            $   (2.24)
                                                                       ========             =========
Weighted average shares
 used in computing pro
 forma net loss per
 share(2)...............                                                  4,797                 6,540
                                                                       ========             =========

OTHER OPERATING DATA:
EBITDA(3)...............        $(28)      $(1,103) $(4,064) $(19,091) $(53,650) $  (8,593) $  (9,755)

                                                     MARCH 31, 1997
                                            ----------------------------------
                                                        PRO       PRO FORMA
                                             ACTUAL   FORMA(4)  AS ADJUSTED(5)
                                            --------  --------  --------------
BALANCE SHEET DATA:
Working capital (deficit).................. $(24,705) $(24,705)    $ 20,235
Property and equipment, net................   53,227    53,227       53,227
Total assets...............................   61,438    61,438      106,378
Long-term debt and capital lease
 obligations, less current portion.........   35,349    35,349       35,349
Stockholders' equity (deficit).............  (10,619)  (10,619)      34,321

                                          THREE MONTHS ENDED
                            ---------------------------------------------------
                            MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31,
                              1996       1996      1996       1996      1997
                            ---------  --------  ---------  --------  ---------
QUARTERLY STATEMENT OF
 OPERATIONS DATA:
Revenue...................  $  1,533   $  2,489  $  4,193   $  7,433  $  9,154
Cost of revenue...........     7,256     11,782    11,913     16,994    15,744
Network equipment write-
 off(1)...................       --         --        --       8,321       --
Total operating expenses..     4,196      5,475     5,464      7,368     7,021
                            --------   --------  --------   --------  --------
Loss from operations......    (9,919)   (14,768)  (13,184)   (25,250)  (13,611)
Net loss..................  $(10,380)  $(15,420) $(14,473)  $(26,108) $(14,681)
                            ========   ========  ========   ========  ========
OTHER OPERATING DATA:
EBITDA(3).................  $ (8,593)  $(12,971) $(10,579)  $(21,507) $ (9,755)

--------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Financial Statements.
(2) The pro forma net loss per share computation gives retroactive effect to the conversion of the outstanding Preferred Stock into Common Stock upon the closing of the offering. See Note 1 of Notes to Financial Statements for an explanation of the calculation of pro forma net loss per share.
(3) Represents earnings (loss) before depreciation and amortization, interest expense and income tax expense (benefit). The Company has included information concerning EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flow as an indication of the Company's operating performance.
(4) Pro forma to reflect the conversion of Class B Common Stock and Preferred Stock into Common Stock.
(5) Adjusted to reflect the receipt by the Company of the estimated net proceeds of $44,940,000 from the sale of 3,000,000 shares of Common Stock offered hereby and an assumed 1,363,636 shares offered in the Direct Placement at an assumed initial public offering price of $11.00 per share.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby. The Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its directors or officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operation; and (ii) the Company's business and growth strategies. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected, expressed or implied, in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," identifies important factors that could cause such differences. Such forward-looking statements speak only as of the date of this Prospectus, and the Company cautions potential investors not to place undue reliance on such statements.

LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES

  The Company was incorporated in 1991, commenced network operations in 1994 and completed initial deployment of its current network architecture and use of an advanced ATM backbone network in late 1996. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. In addition, a majority of the Company's senior management team have been working together at the Company for less than two years. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has incurred net losses and experienced negative cash flow from operations since inception and expects to continue to operate at a net loss and experience negative cash flow for the foreseeable future. The Company experienced net losses of approximately $4.3 million, $22.0 million and $66.4 million for the years ended December 31, 1994, 1995 and 1996, respectively, and a net loss of $14.7 million for the three months ended March 31, 1997. At March 31, 1997, the Company had an accumulated deficit of approximately $108.6 million. There can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability or positive cash flow on either a quarterly or an annual basis. While the Company has incurred substantial operating losses since inception, the Company's ability to utilize net operating loss carryforwards for income tax purposes to offset taxable income, if any, realized in future periods is severely limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 8 of Notes to Financial Statements.

FLUCTUATIONS IN OPERATING RESULTS

  The Company's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the timely deployment and implementation of expansion of the Concentric network and new network architectures, the incurrence of related capital costs, the receipt of new value-added network services and consumer services subscriptions and the introduction of new services by the Company and its competitors. Additional factors that may contribute to variability of operating results include: the payment of statutory interest related to the recission offer; the pricing and mix of services offered by the Company; customer retention rate; market acceptance of new and enhanced versions of the Company's services; changes in pricing policies by the Company's competitors; the Company's ability to obtain sufficient supplies of sole- or limited-source components; user demand for network and Internet access services; balancing of network usage over a 24-hour period;

and general access services. In response to competitive pressures, the Company may take certain pricing or marketing actions that could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's expense levels are relatively fixed in the short term and are based, in part, upon the Company's estimates of growth of its business. As a result, variations in the timing and amounts of revenues could have a material adverse effect on the Company's quarterly operating results. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. In the event that the Company's operating results in any future period fall below the expectations of securities analysts and investors, the trading price of the Company's Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER CONCENTRATION

  The Company currently derives a substantial portion of its total revenue from a single customer. For the year ended December 31, 1996 and the three months ended March 31, 1997, revenue from WebTV Networks, Inc. ("WNI") represented approximately 10.1% and 32.7%, respectively, of the Company's revenue. While the Company expects revenue from WNI to decrease in both absolute amount and as a percentage of revenue in future periods, the Company believes that revenue derived from current and future large customers will continue to represent a significant portion of its revenue. As a result, the loss of one or more of the Company's major customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that revenue from customers that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. See Note 1 of Notes to Financial Statements.

MANAGEMENT OF POTENTIAL GROWTH AND EXPANSION

  As of December 31, 1995, the Company had 96 employees and 60 independent contractors, and as of December 31, 1996, the Company had 245 employees and 46 independent contractors. As of March 31, 1997, the Company had 280 employees and 48 independent contractors. The growth and expansion of the Company's business and its service offerings have placed, and are expected to continue to place, a significant strain on the Company's management, operational and financial resources. The Company has recently expanded and upgraded its network to use an ATM backbone. The Company plans to continue to substantially expand its network in the future. There can be no assurance that the Company will be able to add services at the rate or according to the schedule presently planned by the Company. To manage its growth, the Company must, among other things, (i) continue to implement and improve its operational, financial and management information systems, including its billing, accounts receivable and payable tracking, fixed assets and other financial management systems; (ii) hire and train additional qualified personnel; and (iii) continue to expand and upgrade its network infrastructure. Demands on the Company's network infrastructure and technical support resources have grown rapidly with the Company's expanding customer base, and the Company may in the future experience difficulties meeting the demand for its access services and technical support. There can be no assurance that the Company's technical support or other resources will be sufficient to facilitate the Company's growth. As the Company strives to increase total network utilization and to optimize this utilization by targeting both business and consumer users to balance the network's usage throughout a 24-hour period, there will be additional demands on the Company's customer support, sales and marketing resources. Any failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON NEW AND UNCERTAIN MARKETS

  The markets for tailored, value-added network services for businesses and consumers offered by the Company, including Internet access, are in the early stages of development. Since these markets are relatively new and because current and future competitors are likely to introduce competing services or products, it is difficult to predict the rate at which the market will grow, if at all, or whether new or increased competition will result in market saturation. Certain critical issues concerning commercial use of tailored value-added services and Internet services, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of such services. If the markets for the services offered by the Company, including Internet access, fail to grow, grow more slowly than anticipated, or become saturated with competitors, the Company's business, financial condition and results of operations would be materially adversely affected. See "-- Competition" and "-- Dependence upon New and Enhanced Services," "-- Risks of Technological Change and Evolving Industry Standards."

DEPENDENCE UPON NEW AND ENHANCED SERVICES

  The Company has recently introduced new enterprise service offerings, including the introduction of value-added, IP-based communication services to enterprises. The failure of these services to gain market acceptance in a timely manner or at all could have a material adverse effect on the business, financial condition and results of operations of the Company.

  Introduction by the Company of new or enhanced services with reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such services, which could adversely affect the Company's ability to attract new customers and subscribers. The Company's services may contain undetected errors or defects when first introduced or as enhancements are introduced. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new services after commencement of commercial deployment, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts and the loss of credibility with the Company's customers and subscribers. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Services."

  Additionally, if the Company is unable to achieve balanced network utilization over a 24-hour period, the Concentric network could become overburdened at certain periods during the day, which could adversely affect the quality of service provided by the Company. Conversely, due to the high fixed cost nature of Concentric's infrastructure, under-utilization of the Concentric network during certain periods of the day could adversely affect the Company's ability to provide cost-efficient services at other times. The failure of the Company to achieve balanced network utilization, because of either over- or under-utilization could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

  The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. AT&T Corp. ("AT&T"), MCI Telecommunications, Inc. ("MCI"), WorldCom, Inc. ("WorldCom") and PacWest Telecomm, Inc. are the primary providers to the Company of data communications facilities and capacity. AT&T is the sole provider of the frame relay backbone of the Concentric network, and MCI is the sole provider of the ATM backbone of the Concentric network. The Company is also dependent upon local exchange carriers ("LECs") to provide telecommunications services to the Company and its customers. The Company from time to time has experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such services on a timely basis at an affordable cost would have a material adverse effect on the Company's business, financial condition and results of operations.

  The routers, switches and modems the Company uses are supplied by Bay Networks, Inc. through Racal-Datacom, Inc. ("Racal"). In addition, Racal acts as a systems integrator. The servers primarily used in the Company's network infrastructure are supplied solely by Sun Microsystems, Inc. The Company purchases these components pursuant to purchase orders placed from time to time, does not carry significant inventories of these components and has no guaranteed supply arrangements for such components. The Company's suppliers also sell products to the Company's competitors and may in the future themselves become competitors of the Company. There can be no assurance that the Company's suppliers will not enter into exclusive arrangements with the Company's competitors or stop selling their products or components to the Company at commercially reasonable prices or at all.

  Expansion of network infrastructures by the Company and others is placing, and will continue to place, a significant demand on the Company's suppliers, some of which have limited resources and production capacity. In addition, certain of the Company's suppliers, in turn, rely on sole or limited sources of supply of components included in their products. Failure of the Company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components and products in the quantities and quality and at the times required by the Company, or at all. The Company's inability to obtain sufficient quantities of sole- or limited-source components or to develop alternative sources if required could result in delays and increased costs in expanding, and overburdening of, the Company's network infrastructure, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards and that interoperate with products and components from other vendors. Any failure of the Company's sole- or limited-source suppliers to provide products or components that comply with Internet standards or that interoperate with other products or components used by the Company in its network infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations.

  Certain of the Company's suppliers, including the regional Bell operating companies ("RBOCs") and other LECs, currently are subject to tariff controls and other price constraints that in the future may be changed. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and other LECs to the Company. Any such regulatory changes could result in increased prices of products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Dependence upon New and Enhanced Services" and "-- Risks of Technological Change and Evolving Industry Standards."

DEPENDENCE UPON NETWORK INFRASTRUCTURE

  The Company's success will depend upon the capacity, reliability and security of its network infrastructure. The Company currently derives a significant portion of its revenue from customer subscriptions. The Company expects that a substantial portion of its future revenues will be derived from the provision of tailored value-added network services to its customers. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increase, and as customer requirements change. The Company's current projections of utilization of the Concentric network require rapid expansion of the capacity of the network to avoid capacity constraints that would adversely affect the performance of the system. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. In addition, if demand for usage of the Concentric network were to increase faster than projected or were to exceed the Company's current forecasts, the network could experience capacity constraints, which would adversely affect the performance of the system. Any failure of the Company to expand its network infrastructure on a timely basis or adapt it to either changing customer requirements or evolving industry standards, or capacity constraints experienced by the Concentric network for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Concentric Network."

  Currently, the Company has a transit agreement with networkMCI, Inc. to support the exchange of traffic between the Concentric network and the Internet. The Company connects to the MCI Internet via a DS3 (45 Mbps) link from its Bay City Data Center and another DS3 link from its Cupertino Data Center. The failure of the MCI Internet backbone, or either or both data centers, or any other link in the delivery chain, and resulting interruption in the Company's operations would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The market for tailored value-added network services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability, low latency and security of its network infrastructure; technical expertise and functionality, performance and quality of services; customization; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the variety of services; the timing of introductions of new services by the Company and its competitors; customer support; the Company's ability to support industry standards; and industry and general economic trends.

  The Company's current and prospective competitors generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T, MCI, Sprint, Inc., WorldCom, the RBOCs and various cable companies; (ii) online services providers, such as America Online, Inc. ("America Online"), CompuServe Incorporated ("CompuServe"), the Microsoft Network ("MSN") of Microsoft Corporation ("Microsoft"), and Prodigy Services Company ("Prodigy");
(iii) Internet service providers ("ISPs"), such as BBN Corporation ("BBN"), NETCOM On-Line Communications Services, Inc. ("NETCOM"), PSINet, Inc. ("PSI"), and other national and regional providers; (iv) nonprofit or educational Internet connectivity providers; and (v) Web server farms such as Internet Direct and Exodus. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than can the Company. In addition to the companies named above, various organizations have entered into or are forming joint ventures or consortiums to provide services similar to those of the Company.

  The Company believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies, will enter the tailored value-added network services market, resulting in even greater competition for the Company. Certain of such telecommunications companies and online services providers are currently offering or have announced plans to offer Internet or online services or to expand their network services. Certain companies, including America Online, BBN and PSI, have also obtained or expanded their Internet access products and services as a result of acquisitions. Such acquisitions may permit the Company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. In addition, the ability of some of the Company's competitors to bundle other services and products with virtual private network services or Internet access services could place the Company at a competitive disadvantage. Certain companies are also exploring the possibility of providing or are currently providing high-speed data services using alternative delivery methods such as over the cable television infrastructure, through direct broadcast satellites and over wireless cable.

  The Company is applying for certificates of authority to become a CLEC in selected states. To the extent the Company obtains such authorizations and commences CLEC operations, it will compete with the incumbent LEC and additional CLECS providing telecommunications services in these markets. For all new entrants, including the Company, the market for local exchange services is extremely competitive. Local telecommunications services offered by the Company will compete principally with services offered by the incumbent LEC serving that area. Incumbent LECs, such as the RBOCs, currently dominate their local telephone markets. Such companies have financial, managerial and technical resources that substantially exceed those of the Company and have long-standing relationships with their customers. While the 1996 Telecom Act provides increased business opportunities to CLECs, it also allows incumbent LECs increased pricing flexibility for their services. Increased price competition from incumbent LECs could have a material adverse effect on the Company's CLEC operations and, in turn, on the Company's results of operations and financial condition to the extent its CLEC operations are a material portion of its business. Furthermore, upon the satisfaction of certain regulatory conditions, the RBOCs currently are expected to be able to offer long distance services in their home markets in addition to local service, which would afford their local customers "one-stop shopping" for telecommunications services. The Company also expects to face increased competition in the provision of local exchange services from other CLECs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, AT&T, MCI, Sprint, WorldCom and other long distance carriers who may choose to enter the local exchange market by resale of incumbent LEC facilities.

  As a result of increased competition and vertical and horizontal integration in the industry, the Company could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of the Company's services. For example, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on the Company. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. In addition, the Company believes that the Internet access and online services businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition in these industries and, potentially, the virtual private networks industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully. See "-- Management of Potential Growth and Expansion" and "Business -- Competition."

DEPENDENCE UPON THIRD-PARTY MARKETING, DISTRIBUTION AND ENGINEERING
RELATIONSHIPS

  An important element of the Company's strategy is to develop relationships with leading companies to enhance Concentric's engineering, marketing and distribution efforts. The Company has OEM agreements with Netscape Corporation ("Netscape") and Microsoft pursuant to which the Company is entitled to distribute and modify these companies' browsers. The customization of browsers by the Company is an integral part of its current tailored VPN offerings. The Netscape agreement expires in 1998 and the Microsoft agreement expires in 1999. The Company has an agreement with Intuit, Inc. ("Intuit") for the development, operation and maintenance of a VPN that is the integrated access, dial-up network and infrastructure used by purchasers of Quicken, Turbo Tax and other Intuit software products to access the Quicken Financial Network Website and upgrade to full Internet access. The Intuit contract expires in 1998. The Company relies on these relationships for acquisition of consumer customers. The termination of or failure to renew any of these agreements or the inability of the Company to enter into similar relationships with others could have a material adverse effect on the Company's business, financial condition and results of operation. The Company has an outsourcing agreement with Critical Technologies Incorporated ("CTI"), a subsidiary of Williams Telecommunications, Inc. that enables the Company to use CTI employees for the operational support of the Concentric network. The Company's use of CTI employees and CTI engineering expertise were integral to its development of the Concentric network and continue to be integral to ongoing operation of the Company's network operations center. Pursuant to the agreement with CTI, all of the CTI employees currently working for Concentric will become employees of Concentric at the termination of the agreement in October 1999. Termination of any of these agreements or the failure of the Company to renew any of the agreements upon termination on terms acceptable to the Company could result in a material adverse affect on the Company's business, financial condition and results of operations. See "Business -- Key Customer Applications."

RISKS OF TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS

  The markets for the Company's services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies; to continue to develop its technical expertise; to enhance its current networking services; to develop new services that meet changing customer needs; to advertise and market its services; and to influence and respond to emerging industry standards and other technological changes in a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis, or that such new technologies or enhancements will achieve market acceptance. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network service business to alternate access devices and conduits. An integral part of the Company's strategy is to design its network in order to meet the requirements of emerging standards such as 56.6 Kbps modems and applications such as IP-based interactive video and voice conferencing communications. Failure of the Company, for technological or other reasons, to develop and introduce new or enhanced services that are compatible with industry standards and that satisfy customer requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Concentric Network."

  The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. Although the Company intends to support emerging standards in the market for Internet access, there can be no assurance that industry standards will be established or, if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Specifically, the Company's services rely on the continued widespread commercial use of TCP/IP. Alternative open protocol and proprietary protocol standards have been or are being developed. If any of these alternative protocols become widely adopted, there may be a reduction in the use of TCP/IP, which could render the Company's services obsolete and unmarketable. Additionally, two of the leading modem manufacturers, Rockwell and US Robotics, have proposed different, incompatible standards for 56.6 Kbps modems. The Company currently plans to accommodate both standards to the extent it can do so cost effectively. The failure of the Company to anticipate the prevailing standard, or the failure of a common standard to emerge could have a material adverse effect on the Company's business and results of operations. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

  The Company faces the risk of fundamental changes in the way Internet access is delivered. Currently, Internet services are accessed primarily by computers connected by telephone lines. Recently, several companies announced the development and planned sale of cable television modems, wireless modems and satellite modems to provide access to the Internet. Cable television, satellite and wireless modems have the ability to transmit data at substantially faster speeds than the modems the Company and its subscribers currently use. In addition, wireless modems have the potential to reduce the cost of network services. As the Internet becomes accessible through these cable television, wireless and satellite modems and by screen-based telephones, television or other consumer electronic devices, or subscriber requirements change the way Internet access is provided, the Company will have to develop new technology or modify its existing technology to accommodate these developments. The Company's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its Internet access business to alternate access devices and conduits.

LEGAL PROCEEDINGS

  On April 22, 1997, a complaint was filed in the Los Angeles County, California Superior Court against the Company and other unnamed defendants by Sattel Communications LLC ("Sattel"). The complaint alleges claims for breach of contract, breach of the covenant of good faith and fair dealing, unfair business practices, fraud and negligent misrepresentation. Sattel claims that the Company is in breach of an agreement to pay for up to $4.3 million of DSS Switches from Sattel for use in the Company's network. The Complaint also seeks unspecified consequential and punitive damages. On April 29, 1997, Sattel served the Company with an Application for Writ of Attachment, seeking to secure a lien on the Company's assets up to an amount of $3.6 million. Prior to this offering and the Direct Placements, Sattel holds approximately 1.7% of the Company's Common Stock. At a hearing on June 17, 1997, the court indicated its intention to grant the writ of attachment, but deferred issuing a final ruling until another hearing can be held on June 25, 1997. If the Court grants the writ, the Company intends to post a bond in the amount of the writ, thereby precluding Sattel from executing on the writ. No trial date has been set in the matter.

  In late April and early May, 1997, three putative securities class action complaints were filed in the United States District Court, Central District by certain stockholders of Diana Corporation ("Diana"), the parent corporation of Sattel, alleging securities fraud related to plaintiffs' purchase of shares of Diana Common Stock in reliance upon allegedly misleading statements made by defendants, Diana, Sattel and certain of their respective affiliates, officers and directors. Concentric was named as a defendant in the complaint in connection with certain statements made by

Diana and officers of Diana related to Concentric's purchase of network switching equipment from Diana's Sattel subsidiary. The complaints do not appear to allege that Concentric made any false or misleading statements. The plaintiffs seek unspecified compensatory damages.

  While the ultimate outcome of such litigation is uncertain, the Company believes it has meritorious defenses to the claims and intends to conduct vigorous defenses. An unfavorable outcome in these matters could have a material adverse effect on the Company's financial condition. In addition, even if the ultimate outcomes are resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either of which could have a material adverse effect on the Company's results of operations. See "Business -- Legal Proceedings" and
Note 10 of Notes to Financial Statements.

RISK OF SYSTEM FAILURE

  As the Company expands its network and usage grows, increased stress will be placed upon network hardware and traffic management systems. While the Company's network has been designed with redundant backbone circuits to allow traffic re-routing, there can be no assurance that the Company will not experience failures relating to individual network points of presence ("POPs") or even catastrophic failure of the entire network. Moreover, the Company's operations are dependent upon its ability to protect its network infrastructure against damage from fire, earthquakes, floods, mudslides, power loss, telecommunications failures and similar events. A significant portion of the Company's computer equipment, including critical equipment dedicated to its Internet access services, is located at its facilities in Bay City, Michigan, and Cupertino, California. In addition, the Company's modems and routers that serve large areas of the United States are located in such cities. The Company's network operations center, which manages the entire network, is in St. Louis, Missouri. Despite precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problems at the Company's network operations center, at its hubs (sites at which the Company has located routers, switches and other computer equipment that make up the backbone of the Company's network infrastructure) or at a number of the Company's POPs has from time to time in the past caused, and in the future could cause, interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity in the time frame required by the Company as a result of a natural disaster or operational disruption or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

SYSTEM SECURITY RISKS

  Despite the implementation of network security measures, the core of the Company's network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers and subscribers. Furthermore, such inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability to the Company and also may deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures occasionally have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. The costs and resources required to eliminate computer viruses and alleviate other security problems may result in interruptions, delays or cessation of service to the Company's customers that could have a material adverse effect on the Company's business, financial condition and results of operations. See "--
 Management of Potential Growth and Expansion," "-- Dependence upon New and Enhanced Services,"""-- Risks of Technological Change and Evolving Industry Standards," "Use of Proceeds" and "Business -- Services."

DEPENDENCE UPON KEY PERSONNEL; NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL

  The Company's success depends to a significant degree upon the continued contributions of its executive management team, including Henry R. Nothhaft, the Company's President and Chief Executive Officer, and John K. Peters, the Company's Executive Vice President and General Manager, Network Services Division. The loss of the services of Messrs. Nothhaft or Peters could have a material adverse effect on the Company. The Company does not have employment agreements with any of its senior officers, including Messrs. Nothhaft or Peters. Nor does the Company carry key man life insurance on the life of any such persons. The Company's success will also depend upon the continued service of the other members of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time, and competition for qualified employees is intense. The Company's success also depends upon its ability to attract and retain additional highly qualified management, technical, sales and marketing and customer support personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategy is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect upon the Company's results of operations, development efforts and ability to complete the expansion of its network infrastructure. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Management of Potential Growth and Expansion," "--
 Dependence upon New and Enhanced Services," "-- Risks of Technological Change and Evolving Industry Standards" and "Business --Services."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  A key component of the Company's strategy is its planned expansion into international markets. In particular, the Company has entered into an agreement with TMI Telemedia International Ltd., a subsidiary of Telecom Italia SpA ("TMI"), to establish an international network based on Concentric's network technology and expertise and TMI's existing telecommunications infrastructure to deliver a range of compatible network services worldwide. If the companies are not able to successfully deploy Concentric's technology over TMI's infrastructure, or if Concentric is unsuccessful in transferring its knowledge to TMI employees, the Company's international strategy may be delayed and the Company's business, results of operation or financial condition could be materially adversely affected. To date, the Company has only limited experience in working with TMI to develop versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully market, sell and deliver its products in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences that could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  The Company currently anticipates that its available cash resources combined with the net proceeds of the offering, the Direct Placements and existing lease and credit facilities, and funds from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements for the next 12 months. However, there can be no assurance that such resources will be sufficient for its anticipated working capital and capital expenditure requirements. The Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies, or to develop new products or otherwise respond to unanticipated competitive pressures. The Company may also raise additional funds through public or private debt or equity financings if such financings become available on favorable terms. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. If additional funds are raised through the issuance of debt securities, such securities would have certain rights, preferences and privileges senior to holders of Common Stock and the terms of such debt could impose restrictions on the operations of the Company. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITIONS

  The Company may seek to acquire assets or businesses complementary to its operations, although no specific acquisitions are currently in negotiation. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's business, the inability of the Company's management to maximize the financial and strategic position of the Company by the incorporation of acquired technology or business into the Company's service offerings, the difficulty of maintaining uniform standards, controls, procedures and policies, the potential loss of key employees of acquired companies, and the impairment of relationships with employees and customers as a result of changes in management. No assurance can be given that any acquisition by the Company will or will not occur, that if an acquisition does occur it will not materially and adversely affect the Company or that any such acquisition will be successful in enhancing the Company's business.

  If the Company proceeds with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash, including proceeds of this offering, could be used to consummate the acquisitions. If the Company were to consummate one or more acquisitions in which the consideration consisted of stock, stockholders of the Company could suffer significant dilution of their interests in the Company. Many business acquisitions must be accounted for as a purchase for financial reporting purposes. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization of goodwill charges to the Company.

GOVERNMENT REGULATION

  Value-Added Network and Internet Service Providers. The Federal Communications Commission (the "FCC") currently does not regulate value-added network software or computer equipment related services that transport data or voice messages over telecommunication facilities. The Company provides value-added IP-based network services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. Operators of these types of value-added networks that provide access to regulated transmission facilities only as part of a data services package currently are excluded from regulations that applies to "telecommunications carrier" and as such the Company is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services.

  Currently, the FCC is reviewing its regulatory positions and could seek to impose common carrier regulation on the network transport and communications facilities aspects of an enhanced or information service package. Further, the FCC could conclude that the Company's protocol conversions, computer processing, and interaction with customer-supplied information are insufficient to afford the Company the benefits of the enhanced or information service classification, and thereby may seek to regulate some segments of the Company's activities as basic telecommunications services. While state public utility commissions generally have declined to regulate enhanced or information services, some states have continued to regulate particular aspects of enhanced services in limited circumstances, such as where they are provided by local exchange carriers ("LECs"). Moreover, the public service commissions of certain states continue to review potential regulation of such services. There can be no assurance that regulatory authorities of states within which Concentric makes its Internet access, Intranet and VPN services available will not seek to regulate aspects of these activities as telecommunications services. Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on the Company's business, results of operations and financial condition.

  Competitive Local Exchange Carriers. The Company is applying for certificates of authority to become a CLEC in selected states. To the extent the Company obtains such authorizations and commences CLEC operations, the telecommunications services provided by such operations will be subject to regulation by federal, state and local governmental agencies. At the federal level, the FCC has jurisdiction over interstate telecommunications services. State regulatory commissions exercise jurisdiction over intrastate services. Additionally, municipalities and other local government agencies may regulate limited aspects of the Company's business, such as use of rights-of-way. Typically start-up telecommunications carriers are not as heavily regulated as incumbent LECs. For example, under current regulations, the Company would not be subject to price cap or rate of return regulation by the FCC. However, the Telecommunications Act of 1996 (the "1996 Telecom Act") requires the FCC to establish a subsidy mechanism for universal telephone service to which the Company will be required to contribute based on its telecommunications revenues and requires all LECs, including CLECs, to make services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of local telecommunication traffic and provide dialing parity and telephone number portability, and ensure that their services are accessible to and usable by persons with disabilities. The 1996 Telecom Act retains for individual states the authority to impose their own regulations of local exchange services, including state universal service subsidy programs, so long as this regulation is not inconsistent with the requirements of the 1996 Telecom Act. The Company is unable to predict the final form of such regulation and its potential impact on the Company. In its provision of interstate, international and intrastate services as a CLEC, the Company generally will be subject to tariff filing requirements setting forth the terms, conditions and prices for services, prior to offering telecommunications services. At the state level, the Company will also be subject to state certification proceedings as a CLEC. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services consistent with the public interest. Under some state statutes changes in the ownership of the Company's outstanding voting securities also may trigger additional state public utility commission approval. For example, in certain jurisdictions an investor who acquires as little as ten percent or more of the Company's voting securities may have to obtain prior approval of the acquisition of such securities because such ownership might be deemed to constitute an indirect controlling interest in the CLEC. While uncommon, challenges to these tariffs and certificates by third parties could cause the Company to incur substantial legal and administrative expenses. Many states also have additional regulatory requirements such as minimum service quality reporting and customer service requirements and uniform LEC accounting requirements.

  Although the 1996 Telecom Act eliminates legal barriers to entry into the CLEC market, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company's ability to offer such services. With the passage of the 1996 Telecom Act and the anticipated increase in the level of competition faced by incumbent LECs, the FCC could grant incumbent LECs substantial pricing flexibility with regard to interstate access services. It is also anticipated that the prices incumbent LECs charge for access services will be substantially reduced as a result of the FCC's reform of the current access charge regime and the adoption of universal service rules. Similarly, a number of states have allowed incumbent LECs rate and tariff flexibility, particularly for services deemed subject to competition. Such price competition could significantly and adversely affect the Company's CLEC operations which could, in turn, adversely affect the Company's results of operations and financial condition to the extent its CLEC operations are a material portion of its business.

DEPENDENCE ON TECHNOLOGY; PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its technology, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company principally relies upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect its proprietary technology. It may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures have been, or will be, adequate to protect the Company's proprietary technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company operates a material portion of its business over the Internet, which is subject to a variety of risks. Such risks include but are not limited to the substantial uncertainties that exist regarding the system for assigning domain names and the status of private rules for resolution of disputes regarding rights to domain names. There can be no assurance that the Company will continue to be able to employ its current domain names in the future or that the loss of rights to one or more domain names will not have a material adverse effect on the Company's business and results of operations.

  Although the Company does not believe that it infringes the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is obligated under certain agreements to indemnify the other party in connection with infringement by the Company of the proprietary rights of third parties. In the event the Company is required to indemnify parties under these agreements, it could have a material adverse effect on the business, financial condition and results of operations of the Company. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses would be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK

  The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through the facilities of their networks is currently unsettled. Several lawsuits seeking a judgment of such liability are pending. In one case brought against an Internet service provider, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances Internet service providers could be held liable for copyright infringement. The case has not reached final judgment. Although no claims have been asserted against the Company to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act of 1996 prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting certain types of information and content, such as indecent or obscene communications. The indecency provision has been declared unconstitutional by the United States District Court for the Eastern District of Pennsylvania, which has issued a preliminary injunction against its enforcement. The United States Supreme Court has recently heard arguments with respect to the indecency provision and is expected to announce a decision during the current term of Court. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon the Company, Internet service providers or Web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. Further, the costs incurred in defending against any such claims and potential adverse outcomes of such claims could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it is currently unsettled whether the Telecommunications Act of 1996 prohibits and imposes liability for any services provided by the Company should the content of information transmitted be subject to the statute.

SUBSTANTIAL CONTROL BY OFFICERS AND DIRECTORS AND THEIR AFFILIATES

  Following the offering and the Direct Placements, the Company's officers and directors and their affiliates will beneficially own or control approximately 36.5% of the outstanding shares of Common Stock (35.3% if the over-allotment option is exercised in full). As a result, the Company's officers, directors and their affiliates will have the ability to significantly influence the election of the Company's Board of Directors and the outcome of corporate actions requiring stockholder approval. See "Principal Stockholders."

RESCISSION OFFERS

  From August 1993 through March 1995, the prior management of the Company sold convertible debentures and Common Stock for aggregate consideration of approximately $5.1 million. Through December 1996, all of the convertible debentures were subsequently converted into shares of Common Stock. The offer and sale of these securities were not made pursuant to a registration statement under the Securities Act, nor were the offer and sale registered or qualified under any state securities laws. Although the prior management of the Company believed at the time that such offers, sales and conversion were exempt from such registration or qualification, they may not have been exempt. As a result, certain purchasers of such securities may have the right under the Securities Act or such state securities laws to rescind their purchases, and thereby be entitled to return such securities to the Company and in return receive back from the Company the full consideration paid by such purchasers with the appropriate interest thereon. Additionally, options issued pursuant to the Company's 1995 Stock Incentive Plan to Employees and Consultants (the "1995 Plan") and non-plan options were issued to approximately 200 people in California for which the Company was unable to rely on an exemption. Additionally, smaller numbers of options were issued in other states, including Michigan, Virginia and Florida, for which the Company may not have had an available exemption under state laws. Such options are potentially subject to rescission and the Company intends to include them in any rescission offer. As of the date hereof, no claims for any such rescission have been asserted against the Company. However, the Company believes that once the Rescission Offer is made, a substantial number of offerees may accept the Rescission Offer. The effective price per share of Common Stock and Common Stock equivalents of such purchases ranged from $3.75 to $30.00, and the exercise price of the options was $3.75. The Company is filing a registration statement relating to a rescission offer with respect to such shares (the "Rescission Offer") and expects to conclude the Rescission Offer to all such holders approximately 30 days following the closing of this offering in an amount equal to approximately $5.1 million plus statutory interest of approximately $1.0 million (which would be an expense during the period in which the rescission was effected) with respect to the shares of Common Stock issued upon conversion of the convertible debentures and an amount equal to $556,000 with respect to the options issued under the 1995 Plan. If all such holders accept the Rescission Offer, the Company will be required to apply a portion of the proceeds of this placement towards such rescission. See "Use of Proceeds," "Shares Eligible for Future Sale; Registration Rights" and "Rescission Offers."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of Delaware law and the Company's Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of the Company. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the Stockholders, eliminate cumulative voting and impose various procedural and other requirements that could make it more difficult for Stockholders to effect certain corporate actions. Additionally, the Company's Certificate of Incorporation provides for these classes of directors, to be elected in a staggered basis. One class is elected each year with each class serving a three year term, enabling management to exercise significant control over the Company's affairs. Such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock or Preferred Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. See "Certain Transactions" and "Description of Capital Stock --Common Stock" and "-- Preferred Stock."

NO PRIOR PUBLIC MARKET; DETERMINATION OF PUBLIC OFFERING PRICE

  There has been no public market for the Company's Common Stock prior to the offering. Although application has been made to the Nasdaq National Market for listing of the Common Stock, there can be no assurance that an active trading market will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price for the Common Stock following the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Even if an active trading market does develop, the market price of the Common Stock following this offering may be highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow and announcements of new service offerings, technological innovations or price reductions by the Company, its competitors or providers of alternative services could cause the market price of the Common Stock to fluctuate substantially. In addition, from time to time the stock markets have experienced significant price and volume fluctuations that particularly have affected companies in the technology and telecommunications sectors and resulted in changes in the market price of the stocks of many companies that have been unrelated or disproportionate to the operating performance of those companies. Such broad market fluctuations, as well as a shortfall in revenue earnings compared to securities analysts' expectations, changes in analysts' recommendations or projections, and general economic and market conditions may adversely affect the market price of the Common Stock following this offering.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and make it more difficult for the Company to raise funds through equity offerings in the future. A substantial number of outstanding shares of Common Stock and other shares of Common Stock issuable upon exercise of outstanding stock options and warrants will become available for resale in the public market at prescribed times. Upon completion of the offering, in addition to the shares sold in the offering, approximately 137,673 shares, which are not subject to lock-up agreements, will be immediately eligible for resale in the public market without restriction under the Act. Approximately 7,199,460 shares of Common Stock held by existing stockholders are subject to one year lock-up agreements. Upon the expiration of the lock-up agreements, such shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rules 144(k), 144 and 701 under the Securities Act. UBS Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The holders of approximately 5,954,254 shares of Common Stock are entitled to certain registration rights with respect to such shares. In addition, the Company intends to register the shares of Common Stock reserved for issuance under the Company's 1995 Stock Incentive Option Plan, 1996 Stock Plan, 1997 Stock Plan and 1997 Employee Stock Purchase Plan following the date of this Prospectus. See "Shares Eligible for Future Sale" and "Description of Capital Stock --Registration Rights."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution, in the amount of $7.97 per share, in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

  Assuming an initial public offering price of $11.00 per share, the net proceeds from the sale of the shares of Common Stock offered hereby, after deducting the underwriting discount and estimated offering expenses are estimated to be approximately $29,940,000 (approximately $34,543,500 if the Underwriters' over-allotment is exercised in full) and the proceeds from the sale of Common Stock in the Direct Placements concurrently with the closing of this offering are estimated to be approximately $15,000,000.

  The Company currently plans to use $3.0 million of the net proceeds from this offering and the Direct Placements for capital expenditures associated with expanding the Company's network and data center operations. The balance of the proceeds will be used to fund operating losses and for working capital requirements or for other general corporate purposes. Additionally, the Company currently expects that a portion of the proceeds may also be used to fund the repurchase of shares of the Company tendered in connection with the Company's rescission offer in an amount up to $5.1 million plus approximately $1.0 million of statutory interest with respect to shares of Common Stock issued upon conversion of the convertible debentures and an amount up to $556,000 with respect to the options issued under the 1995 Plan. See "Rescission Offer." Proceeds from the offering also may be used for possible acquisitions of businesses or technology that expand, complement or are otherwise related to the Company's current services, although no specific acquisitions are currently in negotiation. Pending such uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                               DIRECT PLACEMENTS

  Certain strategic investors (collectively, the "Strategic Investors") have agreed to purchase from the Company, in a private placement that will occur concurrently with the closing of this offering (the "Direct Placements"), shares of Common Stock with an aggregate purchase price of approximately $15.0 million. Such purchasers will pay to the Company the per share amount equal to the Price to Public set forth on the cover page of this Prospectus. At an assumed offering price of $11.00, such purchasers would purchase an aggregate of 1,363,636 shares of Common Stock. The Strategic Investors have agreed with the Company and with the Underwriters that they will not sell or otherwise dispose of any Common Stock acquired in the Direct Placements until at least one year after the closing of this offering.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company derived from its financial statements as of March 31, 1997, (ii) such capitalization presented to reflect on a pro forma basis the conversion of Class B Common Stock and Preferred Stock into Common Stock, and (iii) such pro forma capitalization as adjusted to reflect the sale by the Company of (a) 3,000,000 shares of Common Stock pursuant to this offering at an assumed public offering price of $11.00 per share and the receipt by the Company of the estimated net proceeds therefrom, after deducting underwriting discounts and estimated offering expenses and (b) an assumed 1,363,636 shares of Common Stock in the Direct Placements at an assumed price of $11.00 per share. The capitalization information set forth in the table below is qualified by the more detailed Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Financial Statements and Notes.

                                                    MARCH 31, 1997
                                         --------------------------------------
                                                                   PRO FORMA
                                         ACTUAL(1)  PRO FORMA(1) AS ADJUSTED(2)
                                         ---------  ------------ --------------
                                                    (IN THOUSANDS)
Capital lease obligations, excluding
 current portion(3)..................... $  35,349   $  35,349     $  35,349
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value
   (7,333,333 shares authorized;
   5,007,018 shares issued and
   outstanding actual; 10,000,000 shares
   authorized, none outstanding pro
   forma and pro forma as adjusted).....    96,323         --            --
  Common Stock, $0.001 par value
   (13,343,333 shares authorized;
   1,395,788 shares issued and
   outstanding actual; 100,000,000
   shares authorized pro forma and pro
   forma as adjusted; 6,403,059 shares
   outstanding pro forma; 10,766,695
   shares outstanding pro forma as
   adjusted)............................     1,958      98,281       143,221
  Deferred compensation.................      (267)       (267)         (267)
  Accumulated deficit...................  (108,633)   (108,633)     (108,633)
                                         ---------   ---------     ---------
  Total stockholders' equity (deficit)..   (10,619)    (10,619)       34,321
                                         ---------   ---------     ---------
Total capitalization.................... $  24,730   $  24,730     $  69,670
                                         =========   =========     =========

--------
(1) Excludes 482,229 shares of Common Stock issued after March 31, 1997 and 2,915,621 shares issuable upon exercise of options and warrants outstanding at May 15, 1997 at a weighted average exercise price of $12.00 per share. In addition, the foregoing tables exclude the Common Stock subject to rescission. Therefore such shares are excluded from the number of shares outstanding and the purchase price thereof is excluded from total consideration paid for shares. See "Description of Capital Stock-- Warrants."
(2) Includes an assumed 1,363,636 shares to be issued to certain strategic investors concurrent with the closing of this offering (assuming a public offering price of $11.00 per share). See "Direct Placements."
(3) See Note 3 of Notes to Financial Statements.

                                   DILUTION

  The net tangible book value of the Company as of March 31, 1997 was $(12,322,000), or $(1.92) per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding after giving pro forma effect to the conversion into Common Stock of all Class B Common Stock and all outstanding Preferred Stock. After giving effect to the sale of 3,000,000 shares of Common Stock offered hereby and an assumed 1,363,636 shares offered in the Direct Placements at an assumed public offering price of $11.00 per share and the receipt by the Company of the estimated net proceeds therefrom, after deducting underwriting discounts and estimated offering expenses, the net tangible book value of the Company as of March 31, 1997 would have been $32,618,000, or $3.03 per share. This represents an immediate increase in net tangible book value of $4.95 per share to existing stockholders and an immediate dilution of $7.97 per share to new investors. The following table illustrates this per share dilution:

   Assumed public offering price per share......................         $11.00
                                                                         ------
     Net tangible book value per share before the offering and
      Direct Placements(1)...................................... $(1.92)
                                                                 ------
     Increase per share attributable to new investors in the
      offering..................................................   4.95
                                                                 ------
   Net tangible book value per share after the offering and
    Direct Placements...........................................           3.03
                                                                         ------
   Dilution per share to new investors..........................         $ 7.97
                                                                         ======

  The following table summarizes as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders, by investors participating in the Direct Placements and by the investors purchasing shares of Common Stock in this offering (before deducting underwriting discounts and estimated offering expenses):

                               SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                              ------------------ -------------------- PRICE PER
                                NUMBER   PERCENT    AMOUNT    PERCENT   SHARE
                              ---------- ------- ------------ ------- ---------
Existing stockholders(1).....  6,403,059   59.5% $ 98,281,000   67.2%  $15.35
Direct placements............  1,363,636   12.7    15,000,000   10.2    11.00
Investors in the offering....  3,000,000   27.8    33,000,000   22.6    11.00
                              ----------  -----  ------------  -----
  Total...................... 10,766,695  100.0% $146,281,000  100.0%
                              ==========  =====  ============  =====

--------
(1) Adjusted to give effect to the conversion of all outstanding shares of Class B Common Stock and Preferred Stock into Common Stock.

  The foregoing tables (i) do not give effect to the issuance of 482,229 shares of Common Stock after March 31, 1997, (ii) assume no exercise of the Underwriters' over-allotment option and (iii) exclude 2,915,621 shares that were issuable upon exercise of options and warrants outstanding at May 15, 1997 at a weighted average exercise price of $12.00 per share. See "Description of Capital Stock--Warrants." To the extent of such new issuances and to the extent that outstanding options and warrants are exercised in the future, there will be further dilution to new investors. In addition, the foregoing tables exclude the Common Stock subject to rescission. Therefore such shares are excluded from the number of shares outstanding, the purchase price thereof is treated as a liability in calculating net tangible value and such amount is deducted from total consideration paid for shares.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The selected financial data for the three years ended December 31, 1996 are derived from financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors and included elsewhere herein. The selected financial data for the period from May 1, 1991 (inception) through December 31, 1992 and for the year ended December 31, 1993 and for the three-month periods ended March 31, 1996 and March 31, 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          PERIOD FROM
                          MAY 1, 1991
                          (INCEPTION)                                              THREE MONTHS
                            THROUGH             YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                          DECEMBER 31, --- ------------------------------------  ------------------
                              1992          1993     1994      1995      1996      1996      1997
                          ------------     -------  -------  --------  --------  --------  --------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................     $ --          $    23  $   442  $  2,483  $ 15,648  $  1,533  $  9,154
Costs and operating
 expenses
 Cost of revenue........       --              130    2,891    16,168    47,945     7,256    15,744
 Network equipment
  write-off(1)..........       --              --       --        --      8,321       --        --
 Development............       --              349      534       837     2,449       340     1,025
 Marketing and sales....       --              131      639     3,899    16,609     3,120     4,936
 General and
  administrative........        28             634      611     2,866     3,445       736     1,060
                             -----     --- -------  -------  --------  --------  --------  --------
 Total costs and
  operating expenses....        28           1,244    4,675    23,770    78,769    11,452    22,765
                             -----     --- -------  -------  --------  --------  --------  --------
Loss from operations....       (28)         (1,221)  (4,233)  (21,287)  (63,121)   (9,919)  (13,611)
Net interest expense....       --               24       57       721     3,260       461     1,070
                             -----     --- -------  -------  --------  --------  --------  --------
Net loss................     $ (28)        $(1,245) $(4,290) $(22,008) $(66,381) $(10,380) $(14,681)
                             =====     === =======  =======  ========  ========  ========  ========
Pro forma net loss per
 share(2)...............                                               $ (13.84)           $  (2.24)
                                                                       ========            ========
Weighted average shares
 used in computing pro
 forma net loss per
 share(2)...............                                                  4,797               6,540
                                                                       ========            ========

                                       DECEMBER 31,
                          -----------------------------------------  MARCH 31,
                          1992    1993     1994     1995     1996      1997
                          -----  -------  -------  ------- --------  ---------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital
 (deficit)............... $ --   $  (603) $(1,046) $ 8,992 $(10,868) $(24,705)
Property and equipment,
 net.....................   --       675    1,303   16,289   47,927    53,227
Total assets.............   --       783    1,798   37,235   70,722    61,438
Long-term debt and
 capital lease
 obligations, less
 current portion.........   --       491      --    10,977   30,551    35,349
Convertible debentures...            760    1,648       70      --        --
Common stock subject to
 rescission..............   --       --     2,812    5,080    5,150     5,150
Common and preferred
 stock...................    28      101    1,360   37,334   97,065    98,281
Deferred compensation....   --       --       --       --      (188)     (267)
Stockholders' equity
 (deficit)...............   (28)  (1,172)  (4,203)   9,763    2,925   (10,619)

--------
(1) See Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2 of Notes to Financial Statements.
(2) The pro forma net loss per share computation gives retroactive effect to the conversion of outstanding Preferred Stock into Common Stock upon closing of the offering. See Note 1 of Notes to the Financial Statements for an explanation of the calculation of pro forma net loss per share.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with financial statements and related notes included elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Concentric was founded in 1991. From 1991 to mid-1993, the Company conducted development and network services planning activities and realized no revenues. Initially, the Company was focused on providing consumers with direct dial-up connectivity to bulletin board services. On-line gaming and entertainment services for consumers were commenced in July 1993 through the utilization of a third party network infrastructure. The Company commenced operation of its own network in late 1994.

  In May 1995, new management led by Henry R. Nothhaft redefined and broadened the Company's strategy to provide a range of Internet and tailored, value-added IP-based network services to consumers and businesses.

  The Company's revenue prior to 1996 has been primarily generated from providing Internet access to consumers. The Company's current focus is on developing and deploying VPNs and providing network access and Web hosting services for enterprise customers. Contracts with enterprise customers typically have a term ranging from one to three years. Enterprise-related revenue accounted for 53.9% and 35.0% of the Company's total revenue for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. The Company expects enterprise-related revenue to represent an increasing portion of total revenue in future periods. The foregoing expectation is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors including the Company's operating results, the results and timing of the Company's launch of new products and services, governmental or regulatory changes, the ability of the Company to meet product and project demands, the success of the Company's marketing efforts, competition and acquisitions of complementary businesses, technologies or products.

  The Company has incurred net losses and experienced negative cash flow from operations since inception and expects to continue to operate at a net loss and experience negative cash flow for the foreseeable future. The Company experienced net losses of approximately $4.3 million, $22.0 million and $66.4 million for the years ended December 31, 1994, 1995 and 1996, respectively and $14.7 million for the quarter ended March 31, 1997. At March 31, 1997, the Company had an accumulated deficit of approximately $108.6 million. There can be no assurance that the Company will be able to sustain revenue growth or to achieve profitability or positive cash flow on either a quarterly or an annual basis. While the Company has incurred substantial operating losses since inception, the Company's ability to utilize net operating loss carryforwards for income tax purposes to offset taxable income, if any, realized in future periods is severely limited. See Note 8 of Notes to Financial Statements.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

  Revenue. Revenue totaled approximately $9.2 million for the three months ended March 31, 1997, a $7.7 million increase over revenue of approximately $1.5 million for the three months ended March 31, 1996. Revenue derived from network services to enterprise customers totaled $4.9 million for the period, an increase of $4.7 million over the same period in 1996. Revenue derived from consumer services totaled $4.3 million, an increase of $3.0 million over first quarter 1996 revenue of $1.3 million derived from such services. The increased proportion of revenue derived from enterprise customers reflects the Company's current focus on developing and deploying products for this market as well as the lower average selling prices of the Company's offerings for consumer Internet access due to industry-wide adoption of flat monthly rates for unlimited Internet access in April 1996.

For the three months ended March 31, 1997, revenue from WebTV Networks, Inc. ("WNI") accounted for 32.7% of the Company's revenue. No other customer accounted for more than 10% of the Company's revenue during the period. The Company expects revenue from WNI to decrease both in absolute amounts and as a percentage of revenue.

  Cost of Revenue. Cost of revenue consists primarily of personnel costs to maintain and operate the Company's network, access charges from local exchange carriers, backbone and Internet access costs, depreciation of network equipment and amortization of related assets. Cost of revenue for the three month period ended March 31, 1997 was approximately $15.7 million, an increase of $8.4 million from cost of revenue of $7.3 million in the first quarter of 1996. This increase is attributable to the overall growth in the size of the network. As a percentage of revenue, such costs declined to 172.0% of revenue in the three months ended March 31, 1997 from 473.3% of revenue in the year earlier period, due to increased network utilization associated with the Company's revenue growth and lower per port costs of the Company's SuperPOP network architecture deployed in the second half of 1996. The Company expects its cost of revenue to continue to increase in dollar amount, while declining as a percentage of revenue as the Company expands its customer base.

  Development. Development expense consists primarily of personnel and equipment related expenses associated with the development of products and services of the Company. Development expense was approximately $1.0 million and $300,000 for the three months ended March 31, 1997 and 1996, respectively. This higher level of development expense reflects an overall increase in personnel to develop new product offerings and to manage the overall growth in the network. Development expense as a percentage of revenue declined to 11.2% for the three months ended March 31, 1997 from 22.2% in the year earlier period as a result of the Company's increased revenue. The Company expects its development spending to continue to increase in dollar amount, but to decline as a percentage of revenue.

  Marketing and Sales. Marketing and sales expense consists primarily of personnel expenses, including salary and commissions, costs of marketing programs and the cost of 800 number circuits utilized by the Company for customer support functions. Marketing and sales expense was approximately $4.9 million and $3.1 million for the three months ended March 31, 1997 and 1996, respectively. The $1.8 million increase in 1997 reflects a substantial investment in the customer support, marketing and sales organizations necessary to support the Company's expanded customer base. This increase also reflects a growth in subscriber acquisition costs, related to both increased direct marketing efforts as well as commissions paid to distribution partners. Additionally, the increase reflects the ramp-up of marketing efforts related to the introduction of enterprise products and services. Marketing and sales expense as a percentage of revenue declined to 53.9% for the three months ended March 31, 1997 from 203.5% in the year earlier period as a result of the Company's increased revenue. The Company expects marketing and sales expenditures to continue to increase in dollar amount, but to decline as a percentage of revenue.

  General and Administrative. General and administrative expense consists primarily of personnel expense and professional fees. General and administrative expense was approximately $1.1 million and $700,000 for the three months ended March 31, 1997 and 1996, respectively. This higher level of expense reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business. General and administrative expense as a percentage of revenue declined to 11.6% for the three months ended March 31, 1997 from 48.0% in the year earlier period as a result of the Company's increased revenue. The Company expects general and administrative expense to increase in dollar amount, reflecting its growth in operations and costs associated with being a publicly held entity, but to decline as a percentage of revenue.

  Net Interest Expense. Net interest expense was approximately $1.1 million and $500,000 for the first quarter of 1997 and 1996, respectively. The increase is primarily due to an increase of $31.6 million in principal amount of capitalized lease obligations from March 31, 1996 to March 31, 1997.

  Net Loss. The Company's net loss increased to approximately $14.7 million for the quarter ended March 31, 1997 as compared to approximately $10.4 million for the same quarter of 1996.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenue. Revenue totaled approximately $15.6 million for the year ended December 31, 1996, an increase of $13.1 million over 1995 revenue of approximately $2.5 million. Revenue derived from consumer services totaled $10.2 million in 1996, an increase of $7.7 million over 1995 revenue derived from such services. Revenue derived from the sale of network services for enterprise customers totaled $5.4 million in 1996 and were immaterial in amount in 1995. The average selling prices of the Company's offerings for consumer Internet access services decreased by approximately 33% beginning in April 1996 due to industry-wide adoption of flat monthly rates for unlimited Internet access.

  Cost of Revenue. Cost of revenue for the year ended December 31, 1996 was approximately $47.9 million, an increase of $31.7 million from 1995 cost of revenue of approximately $16.2 million. The largest component of this increase, approximately $15.0 million, was the cost of providing virtual local access ("VLA") service over 800 circuits. VLA service was an interim solution for providing nationwide coverage, while the Company's SuperPOP network architecture was being deployed. This deployment was substantially completed in December 1996. Costs associated with VLA service are expected to be immaterial in amount in 1997. The remainder of the increase in 1996 cost of revenue is primarily attributable to the overall growth in the size of the network.

  Network Equipment Write-off. In 1996, the Company took a charge of approximately $8.3 million related to the cost of certain network equipment. The Company decided not to deploy the equipment in the network because of concerns that the equipment would not provide the functionality and reliability required by the Company and concerns that the equipment provider would be unable to provide timely maintenance and support. See Note 2 of Notes to Financial Statements.

  Development. Development expense for the year ended December 31, 1996 was approximately $2.4 million, an increase of $1.6 million over 1995 expenditures of approximately $837,000. This higher level of development expense in 1996 primarily reflects an overall increase in personnel to develop new product offerings and to manage the overall growth in the network.

  Marketing and Sales. Marketing and sales expense for 1996 was approximately $16.6 million, an increase of $12.7 million over 1995 expenditures of approximately $3.9 million. This increase in marketing and sales expense reflects a substantial investment in the customer support, marketing and sales organizations required to support the Company's expanded customer base. This increase also reflects a growth in subscriber acquisition costs, related to both increased direct marketing efforts as well as commissions paid to distribution partners. Additionally, the increase reflects the ramp-up of marketing efforts related to the introduction of enterprise products and services.

  General and Administrative. General and administrative expense for 1996 was approximately $3.4 million, an increase of $500,000 over 1995 expenditures of approximately $2.9 million. This increase reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business.

  Net Interest Expense. Net interest expense for 1996 was approximately $3.3 million as compared to approximately $721,000 for 1995. The increase of $2.6 million is primarily due to an increase of $27.6 million in principal amount of the capitalized lease obligations from December 31, 1995 to December 31, 1996. This increase in interest expense was partially offset by greater interest income from higher average cash balances resulting from equity financings completed in late 1995 and in August 1996. See Notes 3 and 6 of Notes to Financial Statements.

  Net Loss. The Company's net loss increased to approximately $66.4 million in 1996 from approximately $22.0 million in 1995.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenue. Revenue totaled approximately $2.5 million for 1995, an increase of $2.1 million, over 1994 revenue of approximately $400,000. The Company's revenue in both of these years was derived entirely from the sale of Internet access services to consumers.

  Cost of Revenue. Cost of revenue for 1995 was approximately $16.2 million, an increase of $13.3 million over 1994 cost of revenue of approximately $2.9 million. The increase in cost of revenue from 1994 to 1995 reflected overall higher costs associated with deploying and managing the Company's own network infrastructure. Prior to late 1994, the Company had leased third party network facilities and thus had not incurred significant network deployment and maintenance expenses.

  Development. Development expense for 1995 was approximately $837,000, an increase of $303,000 over 1994 expenditures of approximately $534,000. This higher level of development expense primarily reflected an overall increase in personnel required to develop new products and support network growth.

  Marketing and Sales. Marketing and sales expense for 1995 was approximately $3.9 million, an increase of $3.3 million over 1994 expenditures of approximately $639,000. This higher level of spending in 1995 reflected the Company's new market focus on providing IP-based network services. In connection with this new focus, the Company incurred increased expenses related to direct subscriber acquisition, formation of a telesales group, development of strategic relationships and marketing communications. With the growth in subscribers, the Company added personnel to its customer support organization.

  General and Administrative. General and administrative expense for 1995 was $2.9 million, an increase of $2.3 million over 1994 expenditures of approximately $600,000. This increase generally reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business.

  Net Interest Expense. Net interest expense for 1995 was approximately $721,000 as compared with approximately $57,000 for 1994. This increase in net interest expense resulted from the Company's deployment of network equipment for its own network infrastructure beginning in late 1994 which equipment purchases were primarily financed under capital leases. Capital lease obligations at December 31, 1995 were $14.2 million, compared with no such obligations at December 31, 1994.

  Net Loss. The Company's net loss increased to approximately $22.0 million in 1995 from a net loss of $4.3 million in 1994.

QUARTERLY RESULTS OF OPERATIONS

  The Company's quarterly operating results can fluctuate from period-to-period depending upon factors such as the success of the Company's efforts to expand its subscriber and third party partnership base, changes in, and the timing of, expenses relating to development and sales and marketing and changes in pricing policies by the Company or its competitors. Management believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company may experience significant period-to-period fluctuations in operating results.

  The following tables set forth the statement of operations data for each of the nine quarters through March 31, 1997, as well as the percentage of the Company's revenue. This information has been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited information set forth below has been prepared on the same basis as the audited financial statements contained herein and includes all adjustments, consisting only of normal recurring adjustments, except for the write-off of network equipment in the three months ended December 31, 1996, necessary to present fairly the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                       THREE MONTHS ENDED
                          ---------------------------------------------------------------------------------------------
                                        1995                                      1996                           1997
                          --------------------------------------   -----------------------------------------   --------
                          MAR. 31   JUNE 30   SEP. 30   DEC. 31    MAR. 31    JUNE 30    SEP. 30    DEC. 31    MAR. 31
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
Revenue.................  $   413   $   632   $   691   $    747   $  1,533   $  2,489   $  4,193   $  7,433   $  9,154
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
Costs and operating
 expenses:
 Cost of revenue........    3,079     3,557     3,652      5,880      7,256     11,782     11,913     16,994     15,744
 Network equipment
  write-off.............      --        --        --         --         --         --         --       8,321        --
 Development............      126       186       239        286        340        571        692        846      1,025
 Marketing and sales....      302       474     1,260      1,863      3,120      3,868      4,045      5,576      4,936
 General and
  administrative........      129     1,124       396      1,217        736      1,036        727        946      1,060
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
 Total operating costs
  and expenses..........    3,636     5,341     5,547      9,246     11,452     17,257     17,377     32,683     22,765
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
Loss from operations....   (3,223)   (4,709)   (4,856)    (8,499)    (9,919)   (14,768)   (13,184)   (25,250)   (13,611)
Net interest expense....       10       262       209        240        461        652      1,289        858      1,070
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
Net loss................  $(3,233)  $(4,971)  $(5,065)  $ (8,739)  $(10,380)  $(15,420)  $(14,473)  $(26,108)  $(14,681)
                          =======   =======   =======   ========   ========   ========   ========   ========   ========
                                                       THREE MONTHS ENDED
                          ---------------------------------------------------------------------------------------------
                                        1995                                      1996                           1997
                          --------------------------------------   -----------------------------------------   --------
                          MAR. 31   JUNE 30   SEP. 30   DEC. 31    MAR. 31    JUNE 30    SEP. 30    DEC. 31    MAR. 31
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
Revenue.................    100.0%    100.0%    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
Costs and operating
 expenses:
 Cost of revenue........    745.6     562.8     528.5      787.1      473.3      473.4      284.1      228.6      172.0
 Network equipment
  write-off.............      --        --        --         --         --         --         --       112.0        --
 Development............     30.5      29.4      34.6       38.3       22.2       22.9       16.5       11.4       11.2
 Marketing and sales....     73.1      75.0     182.3      249.4      203.5      155.4       96.5       75.0       53.9
 General and
  administrative........     31.2     177.8      57.3      162.9       48.0       41.6       17.3       12.7       11.6
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
 Total operating costs
  and expenses..........    880.4     845.0     802.7    1,237.7      747.0      693.3      414.4      439.7      248.7
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
Loss from operations....   (780.4)   (745.0)   (702.7)  (1,137.7)    (647.0)    (593.3)    (314.4)    (339.7)    (148.7)
Net interest expense....      2.4      41.5      30.3       32.1       30.1       26.2       30.8       11.5       11.7
                          -------   -------   -------   --------   --------   --------   --------   --------   --------
Net loss................   (782.8)%  (786.5)%  (733.0)% (1,169.8)%   (677.1)%   (619.5)%   (345.2)%   (351.2)%   (160.4)%
                          =======   =======   =======   ========   ========   ========   ========   ========   ========

  The Company's quarterly operating results have fluctuated and will continue to fluctuate from period to period depending upon factors such as the timely deployment and implementation of expansion of the Concentric network and new network architectures, the incurrence of related capital costs, the receipt of new value-added network services and consumer services subscriptions and the introduction of new services by the Company and its competitors. Additional factors that may contribute to variability of operating results include: the payment of statutory interest related to the rescission offer; the pricing and mix of services offered by the Company; customer retention rate; market acceptance of new and enhanced versions of the Company's services; changes in pricing policies by the Company's competitors; the Company's ability to obtain sufficient supplies of sole- or limited-source components; user demand for network and Internet access services; balancing of network usage over a 24-hour period; and general access services.

  In view of the significant growth of the Company's operations, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance and that the Company may experience in the future significant period-to-period fluctuations in operating results. The Company expects to focus in the near term on building and increasing its revenue base, which will require it to significantly increase its expenses for personnel, marketing, network infrastructure and the development of new services, and may adversely impact short term operating results. As a result, there can be no assurance that the Company will be profitable on a quarterly basis in the future and the Company believes that it will incur losses in the near term.

LIQUIDITY AND CAPITAL RESOURCES

  To date, the Company has satisfied its cash requirements primarily through capitalized lease financings and the sale of capital stock. The Company's principal uses of cash are to fund working capital requirements and capital expenditures and to service its capital lease financing obligations. Net cash used in operating activities for the three months ended March 31, 1997 and 1996 was approximately $11.1 million and $8.4 million, respectively. Net cash used in investing activities for the three months ended March 31, 1997 and 1996 was approximately $2.5 million and $500,000, respectively. For the three months ended March 31, 1997 and 1996, cash of approximately $1.2 million and $800,000, respectively, was used in financing activities. Cash used in the first quarter of 1997 is net of $1.1 million cash received from a current investor for rights to purchase warrants, which warrants were subsequently issued.

  Net cash used in operating activities for the years ended December 31, 1996, 1995 and 1994 was approximately $42.1 million, $15.8 million and $2.6 million, respectively. Net cash used in investing activities was approximately $7.3 million, $1.2 million and $1.0 million for 1996, 1995 and 1994, respectively. Net cash flow provided by financing activities was approximately $48.1 million, $36.0 million and $3.7 million for 1996, 1995 and 1994, respectively. Cash provided by financing activities in 1996 includes approximately $53.5 million net proceeds from the issuance of Series D Preferred Stock, while 1995 reflects net proceeds from the issuance of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, totaling approximately $34.8 million.

  The Company used approximately $6.9 million, $1.4 million and $791,000 of cash to purchase capital equipment and leasehold improvements in 1996, 1995 and 1994, respectively, and approximately $2.6 million in the three months ended March 31, 1997. To date, the Company primarily has used capital lease arrangements to finance capital equipment purchases and the principal amount of such lease financing obligations totaled $47.6 million at March 31, 1997. The Company currently has financing availability under the following equipment lease facilities: (i) a master lease agreement with no minimum or maximum for the lease financing of equipment sold and/or manufactured by Racal; (ii) a master lease agreement of up to a maximum of $3.3 million in the aggregate for lease financing of telecommunications and computer equipment which was fully utilized at March 31, 1997; and (iii) a master lease agreement of up to a maximum of $2.0 million in the aggregate for lease financing of telecommunications and computer equipment, of which approximately $1.7 million had been utilized at March 31, 1997. In addition, the Company is contemplating entering into negotiations for a lease financing facility to finance its telecommunications and computer equipment requirements for the remainder of 1997. See Note 3 of Notes to Financial Statements.

  The Company has already made significant capital investments in its network, data centers, development equipment and other capital assets totaling approximately $39.1 million, $17.2 million and $800,000 in 1996, 1995 and 1994, respectively. The Company expects to make additional investments in capital equipment to expand and enhance its network, with approximately $8.0 million of anticipated purchases of capital equipment throughout the remainder of 1997, of which the Company plans to finance approximately $5.0 million through capital lease arrangements. The foregoing expectation with respect to additional capital investments is a forward-looking statement that involves risks and uncertainties and the actual amount of capital investment could vary materially as a result of a number of factors, including those described in "Risk Factors--Future Capital Needs; Uncertainty of Additional

Financing." In addition, the Company may be obligated to repurchase shares tendered in connection with the Company's rescission offer for a maximum liability of approximately $5.1 million plus statutory interest of approximately $1.0 million with respect to shares issued on conversion of the convertible debentures and an amount of $556,000 with respect to options issued under the 1995 Plan. See Note 5 of Notes to Financial Statements and "Risk Factors--Rescission Offers."

  Since the Company expects to incur operating losses in the foreseeable future, the Company will rely on the following to meet its near term capital requirements: (i) the contemplated lease financing discussed above; and (ii) the net proceeds from this offering and the Direct Placements. The Company believes that such financing will be sufficient to meet its anticipated cash needs for working capital and for the acquisition of capital equipment at least for the next 12 months. However, there can be no assurance that the Company will not require additional financing within this time frame. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require the Company to relinquish its rights to certain of its technologies. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing."

IMPACT OF ADOPTION OF NEW ACCOUNTING STANDARDS

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"), which established a fair-value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. In January 1996, the Company adopted the disclosure requirements of FAS 123. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of the disclosure requirements of FAS 123 did not have a material impact on the Company's financial condition or results of operations.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), which adjusts the calculation of earnings per share under generally accepted accounting principles. FAS 128 is effective for the Company's fiscal year ending December 31, 1997. See Note 1 of Notes to Financial Statements for the effect of FAS 128 on the Company's pro forma net loss per share presentation.

                                   BUSINESS

  Concentric provides tailored, value-added Internet Protocol ("IP") based network services for businesses and consumers. To provide these services, the Company utilizes its low/fixed latency, high-throughput network, employing its advanced network architecture and the Internet. Concentric's service offerings for enterprises include virtual private networks ("VPN's"), dedicated access facilities and Web hosting services. These services enable enterprises to take advantage of standard Internet tools such as browsers and high-performance servers for customized data communications within an enterprise and between an enterprise and its suppliers, partners and customers. These services combine the cost advantages, nationwide access and standard protocols of public networks with the customization, high performance, reliability and security of private networks. Among the current enterprise customers are Acer America Corporation, Inc., Intuit, Inc., Total Entertainment Network, WebTV Networks, Inc. and Ziff-Davis Publishing Co. Concentric's revenue from enterprise customers accounted for 53.9% and 35.0% of the Company's revenue for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. Concentric's service offerings for consumers and small office/home office customers include local Internet dial-up access, Web hosting services and online multiplayer gaming.

INDUSTRY BACKGROUND

 Development of Private Networks

  Historically, the data communications services offered by public carriers had limited security features, were expensive and did not adequately ensure accurate and reliable transmission. As a result, many corporations established and maintained their own private wide-area networks ("WANs") to provide network-based services, such as transaction processing, to their customers and to coordinate operations between employees, suppliers and business partners. Such private WANs were frequently customized to specific applications, business practices and user communities. As a result, these private WANs had the capability of providing organizations and users with tailored performance and features, security, reliability and private-label branding.

  The demand for WANs has grown as a result of today's competitive business environment. Factors stimulating the higher demand include the need to provide broader and more responsive customer service, to operate faster and more effectively between operating units, suppliers and other business partners, and the need to take advantage of new business opportunities for network-based offerings in a timely fashion. In addition, as businesses become more global in nature, the ability to access business information across the enterprise has become a competitive necessity.

  Despite the attractive capabilities of private networks, limitations of many private WANs have impeded or reduced the effectiveness of their use. These networks, which traditionally have required the use of leased telephone lines with bandwidth dedicated solely to this purpose and the purchase of vendor-specific networking equipment, are inherently expensive to set up, operate and maintain. Private WANs often require the development and maintenance of proprietary software and lack cost-effective access. These aspects of developing, deploying and maintaining such private WANs have conflicted with the increased focus of many businesses on their core competencies, which has prompted the outsourcing of many noncore functions. The Company believes that many businesses have viewed as unacceptable the costs of maintaining a private WAN infrastructure and the risks of investing in new technologies in the absence of a single technological standard.

 Emergence of the Internet

  The emergence of the Internet and the widespread adoption of IP as a data transmission standard in the 1990s, combined with deregulation of the telecommunications industry and advances in telecommunications technology have significantly increased the attractiveness of providing data communication applications and services over public networks. At the same time, growth in client/server computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing group of people who are accustomed to using networked computers for a variety of purposes, including e-mail, electronic file transfers, online computing and electronic financial transactions. These trends have led businesses increasingly to explore opportunities to provide IP-based applications and services within their organization, and to customers and business partners outside the enterprise.

 Need for IP-Based Private Networks

  The ubiquitous nature and relatively low cost of the Internet have resulted in its widespread usage for certain applications, most notably Web access and e-mail. However, usage of the Internet for mission-critical business applications has been impeded by the limited security and unreliable performance inherent in the structure and management of the Internet. Additionally, emerging applications such as IP-based voice and video applications, multiplayer gaming and certain multimedia applications require a network that has high performance characteristics, including low and/or fixed latency (response time) and high throughput, as well as the ability to customize features for specific user requirements. On the Internet, latency is frequently relatively high and variable, making it suboptimal for these emerging applications. Although private networks are capable of offering lower and more stable latency levels, providers of these emerging applications also desire a network that will offer their customers full access to the Internet. As a result, these businesses and applications providers require a network that combines the best features of the Internet, such as openness, ease of access and low cost made possible by the IP standard, with the advantages of a private network, such as high security, low/fixed latency and customized features.

  Industry analysts expect the market size for both value-added IP data networking services and Internet access to grow rapidly as businesses and consumers increase their use of the Internet, intranets and privately managed IP networks. The total market for these services is projected to grow from $1.2 billion in 1996 to approximately $22.7 billion in the year 2000, with approximately $10.4 billion in the enterprise market segment and $12.3 billion in the consumer market segment.

THE CONCENTRIC SOLUTION

  Concentric provides tailored, value-added IP-based network services for businesses and consumers. To provide these services, the Company employs a low/fixed latency, high-throughput network based on its advanced, geographically dispersed ATM and frame relay backbone and the Internet. Concentric allows enterprises to create virtual private networks providing tailored network access, content and services to enterprise-defined end users with higher reliability and more security than is available over the Internet. Concentric's VPN solutions also provide the ease of access and flexibility of public networks at a lower cost than private WANs without sacrificing reliability or security.

  The Concentric network employs an advanced, geographically dispersed ATM and frame relay backbone, SuperPOPs in 19 major metropolitan areas and 150 secondary and tertiary POPs in other cities, allowing dial-up network access in the U.S. and Canada. In addition, the Company can provide analog dial-up, frame relay, fractional T-1, T-1 and DS3 access to the network. The Concentric network is engineered and managed to provide superior quality of service, balancing several key performance criteria. The Company provides guaranteed levels of service for dedicated access facilities to enterprise customers, and targets performance benchmarks for connection success rates, latency levels and throughput for all of its service offerings. Concentric also believes that a major advantage of its network architecture is its ability to perform adaptive call processing ("ACP"), which is designed to enable the tuning of network parameters and traffic routing to meeting the latency, throughput, security, and reliability requirements of a specific customer or application on a call-by-call basis. Concentric is currently deploying the ACP technology in its network and is planning to commercially introduce ACP capabilities during the second half of 1997.

  In addition to strong network performance capabilities, the Company believes that several factors distinguish its ability to provide value-added network services. These factors include: (i) excellent service quality; (ii) rapid development time and flexibility in meeting custom applications requirements;
(iii) responsive customer support and effective account management, available 24 hours per day, seven days per week through the Company's 142 customer service personnel; and (iv) the Company's technical expertise in devising cost-effective network solutions for customers.

BUSINESS STRATEGY

  The Company's objective is to become the leading supplier of value-added, IP-based network services worldwide. In order to achieve this goal, the Company is implementing a business strategy focused on the following key principles:

  Rapidly Provide Cost-Effective, Tailored Network Solutions. The Company intends to capitalize on its expertise in developing tailored VPNs to establish a leadership position in rapidly developing, deploying and maintaining a range of value-added network services to meet the specific needs of its customers. The Company utilizes a set of software and hardware technology modules as "building blocks" to offer a variety of tailored network services on an IP-based network architecture with minimal additional investment in engineering and rapid time to market for businesses and consumers. These building blocks include modules for client and system software, dedicated and remote network connectivity, tracking and billing, Web hosting, customer support and security.

  Optimize Network Utilization. Given the fixed cost nature of Concentric's network infrastructure, the Company strives to increase total network utilization and to optimize this utilization by targeting both daytime business and evening-intensive consumer users to balance the network's usage throughout a 24-hour period. Accordingly, while the Company's current strategic focus is on providing value-added IP-based communications services to enterprises, the Company intends to continue partnering with multichannel distributors to acquire and maintain a base of consumer subscribers who access the Concentric network predominantly during non-business hours.

  Employ Leveraged Marketing Through Strategic Partners. The Company actively seeks to form alliances with certain software developers, gaming companies, and telecommunications service and equipment suppliers that have substantially greater marketing, distribution and sales resources than does the Company and that have a large installed customer base. These alliances facilitate the cost-effective acquisition of consumer and business customers and increase Concentric's network utilization. These marketing relationships are developed and enhanced through the bundling of Concentric's IP-based network services with the products and services offered by the strategic partners. These relationships may involve customized browsers, registration services and specialized pricing, revenue sharing and billing programs. To date, Concentric has established such strategic relationships with a number of companies, including Acer America Corporation, Bay Networks, Inc., Intuit, Inc., Microsoft Corporation, Netscape, OzEmail, PictureTel Corporation ("PictureTel"), Racal-Datacom, Inc., Total Entertainment Network, Inc. ("TEN"), Telecom Italia and WebTV Networks, Inc. ("WNI"). See "--Key Customer Applications" and "Sales and Marketing."

  Offer Next Generation Network Services. The Company is continuing to expand the value-added network services that it makes available to its customers. Towards this end, the Company is in early stage trials with providers of video conferencing and IP-based telephony services that require the low/fixed latency characteristics afforded by the Concentric network. Additionally, the Company is applying for licenses to become a Competitive Local Exchange Carrier ("CLEC") in selected states. The Company believes that successful implementation of its CLEC strategy will enable the Company to reduce its local access charges, as well as to expand its range of services.

  Deploy Network Services Internationally. The Company believes that its enterprise customers increasingly will require their network solutions providers to offer network services on a global basis. Pursuant to an agreement with TMI Telemedia International, Ltd., a subsidiary of Telecom Italia SpA ("TMI"), entered into in August 1996, the Company is working to establish an international network based on Concentric's network technology and expertise and TMI's existing telecommunications infrastructure to deliver a range of compatible network services worldwide. TMI currently has a telecommunications network deployed in over 40 countries worldwide. While the Company does not expect to generate significant revenue from deployment of an international network until at least 1998, the Company believes that the ability to deliver network solutions globally will be a key competitive factor in its industry.

SERVICES

  Concentric provides tailored, value-added IP-based network services for businesses and consumers. To provide these services, the Company employs a low/fixed latency high-throughput network based on an advanced, geographically dispersed ATM and frame relay backbone and the Internet.

 Enterprise Solutions

  For businesses, the Company has developed a set of enterprise services including VPNs, dedicated and remote access services and Web hosting services.

  VPNs. Concentric's VPN solutions enable its customers to deploy tailored, IP-based mission-critical business applications for internal enterprise, business-to-business and business-to-customer data communications on the Concentric network while also affording high-speed access to the Internet. Concentric offers its customers a secure network on which to communicate and access information between an organization's geographically dispersed locations; collaborate with external groups or individuals, including customers, suppliers, and other business partners and use the Web to access information on the Internet and communicate with other Web users. The Company's VPN solutions allow the enterprise customer to tailor the type of access, services and information that various users of the VPN are afforded according to the specific needs of the enterprise.

  The Company's VPN building blocks include modules for client and system software, network connectivity (high-speed dedicated access lines, remote access services and dial-up accounts), tracking and billing, Web hosting (intranet, Web, e-mail, news or other servers), customer support and security. VPN customers may choose to use one or more of the elements individually or in tandem with existing or third-party components to create a customized networking solution that is generally superior in terms of price, performance and time to market to the option of building and maintaining a private network. Key benefits include rapid implementation time, lower operating and maintenance costs, minimal capital investment, higher quality of service overall and 24-hour network and customer support.

  For example, starting in October 1995 the Company created and now maintains the VPN used by Intuit customers using a customized version of the Netscape Navigator browser bundled with Quicken for Windows, Quickbooks, ProTax and TurboTax. The bundled software allows a Quicken customer to click on an icon that launches Netscape, and takes the user directly to Quicken Financial Network Website. On the Web page Quicken customers will find useful financial advice, information from Intuit's bank and financial institution partners, answers to commonly asked technical questions and tips on how to tap the full potential of Intuit's financial products. See "--Key Customer Applications."

  Pricing options for enterprise solutions are a combination of standard prices and standard charges for integration of the Company's VPN building blocks into a comprehensive package. VPN services are priced by combining elements such as dedicated access facilities and Web hosting with customer support, software and other Concentric building blocks. The pricing is standard for each service, but may be combined as a package with quantity discounts.

  Dedicated Access Facilities. In April 1997, the Company began offering dedicated access facilities ("DAFs") as a stand-alone product targeted at businesses that desire single or multipoint high-speed, dial-up and/or dedicated connections to distributed locations such as regional offices, warehouses, manufacturing facilities and/or to the Internet. DAF products are primarily targeted at providing intranet connectivity amongst distributed enterprise locations with the additional benefit of Internet access if desired by the customer. The Company provides a full range of connectivity options, allowing the customer to order the appropriate amount of bandwidth to meet its networking requirements. In addition, Concentric offers its DAF customers a guarantee on the quality of service and performance of these facilities. Furthermore, Concentric believes it is the only network service provider to bill customers based on average usage levels rather than peak usage levels.

  Concentric also performs around-the-clock monitoring of network performance and enables its customers to monitor their network as well through the Company's proprietary ConcentricView software. ConcentricView is a distributed Web-based network management tool that enables a customer to monitor usage on a call-by-call basis and performance of that portion of the Concentric network bandwidth supporting the customer's applications. The Company believes it is the only network services provider to offer this service.

  Concentric has four offerings in its dedicated access product line:
FullChannel T-1, FullChannel T-1 Protected, FlexChannel and LECFrame Relay.

                            FULLCHANNEL T-1 PRICING

     ONE-TIME FEE               AVERAGE USAGE LEVEL                         MONTHLY FEE(1)
     ------------               -------------------                         --------------
      $3,000.00                        0-64Kbps                               $1,095.00
      $3,000.00                      64-128Kbps                               $1,595.00
      $3,000.00                     128-256Kbps                               $2,095.00
      $3,000.00                     256-384Kbps                               $2,395.00
      $3,000.00                       384Kbps +                               $2,695.00
------------------------------------------------------------------------------------------

                       FULLCHANNEL T-1 PROTECTED PRICING

     ONE-TIME FEE               AVERAGE USAGE LEVEL                         MONTHLY FEE(1)
     ------------               -------------------                         --------------
      $3,000.00                      384Kbps +                                $2,095.00
------------------------------------------------------------------------------------------

                              FLEXCHANNEL PRICING

     ONE-TIME FEE            FRACTIONAL T-1 BANDWIDTH                   MONTHLY FEE(1)
     ------------            ------------------------                   --------------
      $3,000.00                      128Kbps                              $  895.00
      $3,000.00                      256Kbps                              $1,295.00
      $3,000.00                      384Kbps                              $1,595.00
      $3,000.00                      512Kbps                              $1,895.00
--------------------------------------------------------------------------------------

                           LECFRAME RELAY PRICING(2)

     ONE-TIME FEE          FRAME RELAY               CIR(3)                MONTHLY FEE(1)
     ------------          -----------               -------               --------------
      $2,000.00               56Kbps                  32Kbps                 $  395.00
      $2,000.00              128Kbps                  64Kbps                 $  795.00
      $2,000.00              256Kbps                 128Kbps                 $  995.00
      $2,000.00              512Kbps                 256Kbps                 $1,095.00

(1) Monthly billing based on average usage.
(2) Offer varies by region.
(3) Committed Information Rate.

  FullChannel T-1 pricing is based on average utilization pricing. The customer's usage is measured at five-minute intervals throughout the month, and the average of all of those measurements is used to determine the customer's bill at the end of the month. This is the appropriate choice for those customers who have fluctuating and/or uncertain bandwidth consumption patterns.

  FullChannel T-1 Protected gives a customer a fixed price for a full 1.5 megabits of bandwidth. This is an economical choice for those customers who recognize in advance that their bandwidth throughput requirements will equal T-1 levels.

  FlexChannel gives a customer the opportunity to purchase a fractional portion of a T-1 for a fixed monthly fee. This is the appropriate choice for the customers who know that their bandwidth requirements are going to be consistently less than a full T-1.

  LECFrame Relay is based on various LECs' Frame Relay facilities. Although Concentric does not offer service level guarantees over LECFrame Relay, Concentric does guarantee the committed information rate ("CIR"). This offering gives a lower cost, lower performance network service for those customers for whom performance is less imperative.

  Web Hosting Services. The Company's Web hosting services were introduced in March 1997, and are targeted at businesses that are implementing high-performance intranet, Web, e-mail, gaming, chat or other types of servers. Concentric offers a wide range of hosting solutions structured to meet the needs of small businesses to very large enterprises. By outsourcing its Web hosting requirements to Concentric, an enterprise can reduce costs while increasing reliability and performance of its servers.

  Web hosting consists of providing and/or managing the necessary equipment to allow companies to operate Web sites. The components of Web hosting are the server; a workstation or PC that runs the Website; the facility to host the server; high speed Internet access for hosted servers; server and power backup to ensure 24 hour functionality; and maintenance to ensure ongoing operation of the server. Concentric also bundles Web hosting software and network services to provide businesses with complete Internet presence solutions.

                              WEB HOSTING PRICING

        CONCENTRIC NETWORK                                        SMALL
      SHARED HOSTING SERVICES                               ENTERPRISE HOSTING
      -----------------------                               ------------------
          Internet Access                                          Yes
              Address                                         Virtual Domain
          Email Accounts                                            10
         Web site storage                                         30 MB
        Monthly Throughput                                       1000 MB
            Set-up Fee                                           $100.00
           Monthly Price                                          $59.95

                      DEDICATED CO-LOCATED SERVER PRICING

         INTERNET CONNECTION                                     MONTHLY PRICE
         -------------------                                     -------------
      1 Mbps Priority Bandwidth                                    $1,500.00
      2 Mbps Priority Bandwidth                                    $2,500.00
      4 Mbps Priority Bandwidth                                    $4,500.00
      Dedicated 10 Mbps Ethernet                                   $5,000.00
              Setup Fee                                            $1,000.00

  Remote Access Service. The Company's remote access services ("RAS"), will be marketed as Concentric RemoteLink, and are scheduled for commercial release in mid-1997. RemoteLink services are targeted at businesses that have employees in remote locations. RemoteLink will enable an enterprise's salespeople and other mobile employees, telecommuters and business partners to dial into an enterprise's corporate network resources and use them just as if they were connected locally, thus increasing their potential productivity and allowing for information to be available on a real-time basis across the enterprise. Concentric's RemoteLink is designed to be highly customizable and will have the ability to interface with existing Company network infrastructure. Currently RemoteLink is in beta testing with Bay Networks, Inc. Additionally, RemoteLink is being designed to support multiple layers of security including privacy encryption, local and remote firewalls and network access security.

  The Company believes that RemoteLink will help businesses significantly reduce the high costs of telecommunications charges and user support associated with building, deploying and maintaining their own remote access WAN, typically based on remote access servers or modem pools, 800 circuits and router links to the Internet. In addition, the enterprise will see utilization of Concentric's high-performance network, combined with T1 or fractional T1 links to the enterprise LAN, offering more reliable and faster access. Concentric RemoteLink will offer support for remote users 24 hours a day, seven days a week. See "Risk Factors--Dependence on New and Enhanced Services."

 Consumer Services

  Concentric provides its individual and small office/home office ("SOHO") customers with a broad range of Internet access options and Web hosting e-mail, chat, File Transfer Protocol ("FTP"), Gopher and online shareware services. Users can choose from 800-number, telnet and direct dial services. Concentric offers the Netscape Navigator or Microsoft Internet Explorer browser to its users when they sign up for dial-up or 800-number service.

                            INTERNET ACCESS PRICING

  PLAN                      MONTHLY FEE                ADDITIONAL TIME
  ----                      -----------                ---------------
  Starter Plan                $ 7.95          $1.95/hr after 5 hrs
  Standard Plan               $19.95          No charges for additional time.
                                              Unlimited active access for one
                                              monthly fee.
  800-number Plan             $10.00          $5/hr after 2 hrs
  Inbound Internet Plan       $10.00          No charges for additional time.
                                              Unlimited active access for one
                                              monthly fee.

                              WEB HOSTING PRICING

        CONCENTRIC NETWORK
      SHARED HOSTING SERVICES                              HOME OFFICE HOSTING
      -----------------------                              -------------------
          Internet Access                                          Yes
              Address                                           Subdomain
          Email Accounts                                            5
         Web site storage                                         5 MB
        Monthly Throughput                                       300 MB
            Set-up Fee                                           $50.00
           Monthly Price                                         $29.95

  Concentric also offers a variety of shell accounts, including PPP, SLIP and UNIX, as access solutions to users who do not require a graphical user interface. Shell accounts also enable users who already have Internet access to set up extra mailboxes or post their own Website. Shell account services currently are priced at $10.00 per month.

  The Company also offers DAFs to its SOHO and individual customers. These customers use these facilities to connect their Web servers to the Concentric network (and hence to the Internet) or to offer dedicated connection to an internal SOHO local area network.

  The Company also offers consumers value-added services, including a collection of online multiplayer games and premium products targeted to vertical segments such as the SOHO and family market. This includes the upselling of discounted products and services in such areas as education, retail products, telephony, and travel services with such partners as Infonautics, Amazon.com, Inc., QuadraCom, LLC and PrimePower, Inc. Such arrangements not only provide a profitable monthly revenue stream but also increase customer retention. Additional value-added products/services being reviewed by the Company for potential introduction include premium service levels, critical file disk back-up/recovery, hard drive maintenance software, virus protection, and long distance and faxing services.

  Gaming Gateway. Concentric is developing its Gaming Gateway as a broad offering of online multiplayer games, affording consumers access to a number of the major online gaming networks with the convenience of a single billing account, login identification and password. The Gaming Gateway will be offered to the public via the Internet and will be made available at an attractive price to Concentric dial-up access customers in mid-1997.

  The Gaming Gateway offers a unified packaged solution not available in the marketplace. With a focus on ease of use and advanced functionality tying in all the major online gaming networks in one package, consumers will be presented with the best combined value on one service. Gaming Gateway customers will also be offered a free CD-ROM with additional value added offerings including free content, gaming software and free time online. A strategic partnership with Unified Gamers Online, LLC provides the Gaming Gateway with gaming oriented editorial, game experts which will manage tournaments and other gamer-oriented activities like chats and message boards all of which will be free to gamers.

CUSTOMERS

  The following is a representative list of the Company's customers during the last 12 months.

  Acer America Corporation               Netscape Communications Corporation
  Ameritech Services, Inc.               SCP Communications
  Bay Networks, Inc.                     SMC Communications LLC
  Books That Work                        Surfers Unlimited LLC
  Electronic Data Systems Corporation    Toshiba America Information Systems
  ENGAGE Games Online, Inc.              Total Entertainment Network
  Hewlett-Packard Company                WebTV Networks, Inc.
  Infonautics Corporation                You Bet! On-Line Entertainment
  Intuit, Inc.                           Ziff-Davis Publishing Co.
  Netlink, LTD

  During the year ended December 31, 1996 and the three months ended March 31, 1997, revenue from WebTV accounted for 10.1% and 32.7%, respectively, of the Company's revenue. See "Risk Factors--Customer Concentration."

KEY CUSTOMER APPLICATIONS

  The Company aggressively pursues business alliances with a variety of companies. Through these partners, the Company seeks to expand its enterprise and consumer customer base and increase the 24 hour utilization of the Concentric network. The following is a summary of selected strategic relationships:

    Intuit. Intuit Inc. ("Intuit"), a financial software and Web-based services company, is a market leader in personal and small business financial software. Intuit's mission is to change for the better how people and small businesses manage their financial lives, and to change for the better how financial providers reach, sell, and serve their customers and prospects. Intuit views its Websites as a key channel for communicating with its customers, and as a vehicle to provide personal finance, investment and tax related financial information. Concentric and Intuit partnered in October 1995 to launch the integrated Internet access to the Quicken Financial Network and the Internet. The Internet access capability included both a virtual private network service designed to provide Intuit customers subsidized access to select Intuit Web sites and the ability to upgrade to full access to the Internet. Intuit has bundled tailored versions of the Netscape Navigator browser in its fiscal year 1996 and 1997 releases of Quicken, TurboTax, ProTax and Quickbooks. Concentric designed and implemented tailored registration and network access software to provide Intuit customers with seamless, subsidized access to select Intuit Web sites. Concentric provides an easy, Web-based upgrade process for customers desiring full Internet access and e-mail services. Customers are billed for network time through Concentric's billing systems. In addition, Concentric provides private-labeled customer service to Intuit customers with full network access on a twenty-four hour a day, seven day a week basis.

    WebTV Networks Inc. WebTV Networks Inc. ("WNI") provides the world's first high-quality Internet solution for television. In the fall of 1996, WNI's licensees, Sony Electronics, Inc. and Philips Electronics introduced a plug-and-play set-top box that enables Internet browsing from a television. As part of the WNI service, Concentric and WNI jointly designed and implemented a national virtual private dial-up network solution to connect WebTV Network(TM) users to the Internet, utilizing Concentric's network. The WebTV(TM) Internet terminal, combined with the virtual private network, allows anyone to browse the Internet from the comfort of their living room.

    You Bet! On-Line Entertainment. You Bet! On-Line Entertainment ("You Bet!") is a technology company that facilitates live events and is focused on content development, network deployment, and event management via a cross-platform environment. You Bet! is a service organization providing horse players instant access to live racing, information, and wagering worldwide via a private, secure online environment. The Company's initial service, the You Bet! Racing Network is focused on the emerging market for home wagering on domestic horse racing. The application, which runs on the Concentric network, involves the synchronization of audio, video and data feeds that are accumulated at a single point. The multicast application is supported by a secure front-end processor and maintained at the Concentric data centers. A closed community group has access to the multicast information, which consists of live races, track calls, live odds, past performance, secured wagering from a pari-mutuel escrow account and handicap information. Concentric believes it was chosen as the network provider by You Bet! because of its expertise in developing back-end systems and its ability to deploy and manage a virtual private network. Concentric will collect hourly usage fees from You Bet!

    Total Entertainment Network. Total Entertainment Network ("TEN") operates a popular Internet-based game network that enables consumers to play PC multi-player titles from packaged software marketed in major computer retail outlets. In addition to the games, TEN offers a number of community arenas that include chat areas, player profiles, rankings, contest, tournaments and editorial content. Concentric believes it was chosen as the preferred provider for network services because of its ability to deliver a reliable, high performance, low/fixed latency network that is essential for the advanced features of top-performing action multi-player games. TEN utilizes Concentric's advanced ATM backbone and distributed data centers to connect game players dialing into the Concentric Network with a series of TEN game servers co-located at Concentric's data centers. Concentric collects an hourly fee from TEN for network usage.

    PictureTel Corporation. PictureTel Corporation ("PictureTel"), a leading provider of video conferencing products, and Concentric have signed a Letter of Agreement which specifies both parties' intent to negotiate final agreements concerning a business relationship regarding plans to enable PictureTel desktop and room video conferencing systems to communicate over the Concentric network. Both Concentric and PictureTel currently have trial systems installed and operating over the Concentric network. Preliminary results demonstrate that the low/fixed latency and high throughput of the Concentric network delivers superior quality for both desktop and room video conferencing over IP-routed networks.

THE CONCENTRIC NETWORK

  The Concentric network employs an advanced, geographically dispersed ATM and frame relay backbone, 19 SuperPOPs in many major metropolitan areas plus a total of 150 secondary and tertiary POPs in other cities, allowing local dial-up access to the network to users in the U.S. and Canada. In addition, the Company can provide analog dial-up, frame relay, fractional T-1, T-1 and DS3 access to the network. The Concentric network currently supports 28.8 Kbps (V.34) modems and is evaluating plans to upgrade to 56.6 Kbps modem access. The Concentric network is managed via a centralized network control center in St. Louis, Missouri. Two data centers (located in Bay City, Michigan and Cupertino, California) house the servers that support logon/authentication, billing, e-mail, Internet access, Web services and other network services.

  The Concentric SuperPOPs are designed to support both dial-up and dedicated access services within a broad geographic region. Typically, a SuperPOP will utilize one or more CLECs and LECs to aggregate dial traffic within a 50-200 mile radius of the SuperPOP and terminate it at the SuperPOP. This strategy allows Concentric to offer users local call coverage within the SuperPOP region without having to deploy individual POPs in each local calling area. All the calls are terminated at the modem equipment at the regional SuperPOP. This results in broader call coverage, lower costs due to the typically lower rates from CLECs and economies of scale from larger modem installations, lower maintenance costs, and easier capacity upgrades since equipment is located in a single location within a region.

  DAFs from customer locations in a region are terminated in the SuperPOP as well. Typically, Fractional T-1, T-1, and T-3 circuits are terminated directly into SuperPOP router equipment (via CSU/DSUs). Frame access is terminated via aggregated LEC Frame Access circuit(s). Both dial and dedicated traffic is then aggregated by the routers/switches in the SuperPOP and directed to the Concentric ATM backbone via one or more T-3 ATM links.

  Traditional network designs allocate dedicated network resources to specific classes of applications. For example, separate network resources (or networks) might be dedicated to transaction processing applications versus Internet applications. Concentric believes that a major advantage of its network architecture is the ability of the network to support adaptive call processing ("ACP"). ACP is designed to allow a common set of network resources to be used for different applications on a call-by-call basis. Performance and functionality for the user is improved, because each end-user receives the needed services on a customized basis instead of relying on a "one-size-fits-all" network approach. Furthermore, the Company believes that ACP will reduce costs by making it possible to optimize network usage on a call-by-call basis to provide only the services actually needed. Using software implemented by Bay Networks, Inc. in accordance with Concentric specifications, ACP is designed to enable the tuning of network parameters and traffic routing to meet the level of latency, throughput, security/privacy, and reliability requirements of a specific customer or application on a call-by-call basis. The initial release of ACP will utilize the phone number dialed by the subscriber to determine the configuration parameters and protocol support required by the access modems and communications servers. Concentric is currently deploying the software technology in its network and is planning to commercially introduce the initial ACP capabilities during the second half of 1997.

  Some applications, such as Web browsing and file transfer require high throughput, but can tolerate moderate and variable latency, while others, such as mission-critical business applications, multiplayer gaming and voice and video conferencing, require low/fixed latency. Still others, such as transaction processing, require fast connect/disconnect times, may require high levels of security and are indifferent to latency levels. Traditional static network access technologies and backbone architectures cannot cost-effectively manage these varied requirements in a single network. The Concentric network has been designed to be able to solve this problem by incorporating software intelligence in both its access and backbone technologies to adapt the network's connection setup and data transfer properties to the nature of the user's application requirements on a call-by-call or service-by-service basis.

  The Concentric network also offers its customers the security, reliability and management features that companies require in their own private networks. Varying layers of security and encryption are supported and tailored to specific customer requirements. The network design includes a standard security layer and is compatible with most types of custom security applications. Further, security is provided at both the edge of the network and internally based on embedded firewall and encryption techniques. The Concentric network features co-location of network access and switching equipment in "hardened" facilities, direct connections to carrier facilities, a resilient ATM/frame relay backbone, dual data processing centers, and redundancy within data centers to substantially enhance its uptime performance.

  Network managers, customer service, and technical support staff require near real-time access to information about the performance and quality of their networks. In traditional private networks, this information is provided by network management, trouble reporting/tracking, and management information systems. Customers usually sacrifice a great deal of control and have access to less information when using a public network instead of a private network. It has been difficult for public network providers to provide their major customers with information regarding network performance that relates to that customer's usage without either compromising other customers' proprietary information or compromising the integrity of the network itself. Concentric has developed a set of non-intrusive software tools and reporting mechanisms, distributed to DAF enterprise customers as ConcentricView. ConcentricView allows a customer's network manager to monitor network performance and quality and to adequately support inquiries for help from their users. Web browsers and file transfer tools are used to provide access to much of this information. In some cases, custom integration of Concentric's network management and trouble tracking/reporting systems will be provided to customers.

SALES AND MARKETING

  The Company focuses on marketing its services to two distinct market segments: enterprise and consumer. By attracting enterprise customers who use the network primarily during the daytime, and consumer customers who use the network primarily at night, the Company is able to more fully utilize its network infrastructure by having some customers online during the day and the others, using the same modem pools, online during the evening. The
Company has developed a multi-tiered sales strategy consisting of leveraged third party distribution channels, inbound and outbound telesales, value-added resellers and direct sales.

  Leveraged Third Party Distribution. The Company has positioned itself as a key network services provider for companies that bundle network access in their products or services. For example, the Company's network service is bundled with Intuit's Quicken, TurboTax and Quickbooks products, Microsoft Office 97 and with WebTV and Sega Saturn Internet access devices. Additionally, the Company is one of the Internet services providers listed on the Netscape Navigator and Microsoft Internet Explorer browser registration servers.

  Telesales. The Company uses an inbound telesales group to answer calls from potential consumers/subscribers and to sign up customers. Inbound telesales representatives also proactively upsell premium products and services. The Company also uses an outbound telesales group to sell DAFs and high-end hosting products to small and medium-sized businesses. Both the inbound and outbound telesales groups forward leads to the direct sales force when appropriate.

  Value-Added Resellers. The Company has also begun to establish sales channels through value-added resellers. These resellers are companies that sell equipment or other components for full-service network solutions to medium and large businesses. Value-added resellers such as Racal-Datacom, Inc., which employs more than 500 field sales, sales-support and field engineering people, are compensated for selling Concentric's enterprise service offerings in conjunction with their other products. These relationships enable the VARs to provide more comprehensive solutions to their customers while affording the Company the benefit of the VAR's large sales force without incurring the costs of maintaining a large sales force of its own.

  Direct Sales Force. For large and complex enterprise solutions and to acquire, support and retain distribution channel partners, the Company employs 11 direct sales people located in Cupertino and Orange County, California, Dallas, Texas, and the New York metropolitan area to provide national direct sales coverage. The Company's direct sales force is supported by inside sales/account managers and systems engineers.

  Concentric markets its enterprise services to information service ("IS") professionals. In addition, the Company uses print advertising in targeted industry publications to build awareness and acquire leads for its VARs and its direct sales team. The Company is also planning to launch in the second half of 1997 a large direct response effort (direct mail/outbound telemarketing) targeting enterprise IS managers and senior management of multilocation companies, and companies with large numbers of mobile and telecommuting employees.

  In the consumer market, the Company focuses on direct mail to targeted audiences; establishment of customer referral programs; and co-marketing such as packaging literature with MasterCard mailers and Intuit software. In addition, the Company has implemented on-line programs, such as a Website "home" where they can learn how to use the service, how to use the Internet, and how to find information quickly, designed to increase customer retention. The Company is also implementing programs to sell additional products and services to its consumer customers. Additionally, the Company is generating advertising revenue on its growing Website traffic in direct ad banner placements as well as in shared revenue relationships with content partners such as Excite, Inc., Lycos, Inc., and Classifieds2000, Inc.

  The Company employs public relations personnel in-house and works with an outside public relations agency to provide broad coverage in network computer and vertical industry publications. The Company participates in industry trade shows based on the size and vertical makeup of the trade show audience. Planned shows in 1997 include E3, NetWorld + InterOp and Fall Internet World. The Company also participates in trade shows with its strategic marketing partners such as Racal-Datacom to promote the sale of Concentric products and services.

  As of March 31, 1997, the Company employed 63 persons in sales and marketing. The Company is in the process of expanding its sales and marketing staff. The Company's sales operations are conducted from its principal office in Cupertino, California and by its field sales personnel in Orange County, California, Dallas, Texas and the New York metropolitan area.

CUSTOMER SUPPORT

  Concentric believes that a high level of customer support is critical to attracting and retaining its enterprise and consumer customers. The Company maintains a customer support call center at its Saginaw, Michigan, facility. Concentric offers several levels of customer support all of which are available 24 hours per day, seven days per week. The basic level of customer support includes support for customers on installing and using their software, customer communications and customer training. Premier level service programs guarantee an exceptional performance standard, offer supplemental support training, and provide monthly reports on operations. Private label support gives businesses a premier level of support provided by their own customer service team who answer calls with that customer's company name. Customer support is provided by e-mail, telephone, Website and online chat.

  As of March 31, 1997, the Company employed 142 persons in customer support. In addition, the Company outsources supplemental customer support to Concentric customers and their end-users.

COMPETITION

  The market for tailored value-added network services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability, low latency and security of network infrastructure; technical expertise and functionality, performance and quality of services; customization; ease of access to and navigation of the Internet; the pricing policies of its competitors; the variety of services; the timing of introductions of new services by the Company and its competitors; customer support; the Company's ability to support industry standards; and industry and general economic trends.

  The Company's current and prospective competitors generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T, MCI, Sprint, Inc., WorldCom, RBOCs and various cable companies; (ii) online services providers, such as America Online, CompuServe, Microsoft's MSN, and Prodigy; (iii) ISPs, such as BBN, NETCOM, PSI, and other national and regional providers; (iv) nonprofit or education Internet connectivity providers; and (v) Web server farms such as Internet Direct and Exodus. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can the Company. In addition, various organizations, including certain of those identified above, have entered into or are forming joint ventures or consortiums to provide services similar to those of the Company.

  The Company believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies will enter the value added network services markets, resulting in even greater competition for the Company. Certain of such telecommunications companies and online services providers are currently offering or have announced plans to offer Internet or online services or to expand their Internet access services. Certain companies, including America Online, BBN and PSI, have also obtained or expanded their Internet access products and services as a result of acquisitions. Such acquisitions may permit the Company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. In addition, the ability of some of the Company's competitors to bundle other services and products with VPN and consumer network services could place the Company at a competitive disadvantage. Certain companies are also exploring the possibility of providing high-speed data services using alternative delivery methods such as over the cable television infrastructure, through direct broadcast satellite technology and by wireless cable.

  The Company is applying for licenses to become a CLEC in selected states. To the extent the Company obtains such licenses and commences CLEC operations, it will compete with the incumbent LEC and additional CLECS providing telecommunications services in these markets. For all new entrants, including the Company, the market for local exchange services is extremely competitive. Local telecommunications services offered by the Company will compete principally with services offered by the incumbent LEC serving that area. Incumbent LECs, such as the RBOCs, currently dominate their local telephone markets. Such companies have financial, managerial and technical resources that substantially exceed those of the Company and have long-standing relationships with their customers. While the 1996 Telecom Act provides increased business opportunities to CLECs, it also allows incumbent LECs increased pricing flexibility for their services. Increased price competition from incumbent LECs could have a material adverse effect on the Company's CLEC operations and, in turn, on the Company's results of operations and financial condition to the extent its CLEC operations are a material portion of its business. Furthermore, upon the satisfaction of certain regulatory conditions, the RBOCs currently are expected to be able to offer long distance services in their home markets in addition to local service, which would afford their local customers "one-stop shopping" for telecommunications services. The Company also expects to face increased competition in the provision of local exchange services from other CLECs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, AT&T, MCI, Sprint, WorldCom and other long distance carriers who may choose to enter the local exchange market by resale of incumbent LEC facilities.

  As a result of increased competition in the industry and vertical and horizontal integration in the industry, the Company could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of the Company's services. For example, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on the Company. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. In addition, the Company believes that the Internet access and online services businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition in these industries and, potentially, the virtual private networks industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully. See "Risk Factors--Competition," "--Risks of Growth and Expansion" and "--Future Capital Needs; Uncertainty of Additional Financing" and "Business--Competition."

GOVERNMENT REGULATION

  Value-Added Network and Internet Service Providers. The FCC currently does not regulate value-added network software or computer equipment related services that transport data or voice messages over telecommunication facilities. The Company provides value-added IP-based network services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. Operators of these types of value-added networks that provide access to regulated transmission facilities only as part of a data services package are currently excluded from regulations that applies to "telecommunications carrier" and as such the Company is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services.

  Currently, the FCC is reviewing its regulatory positions and could seek to impose common carrier regulation on the network transport and communications facilities aspects of an enhanced or information service package. Further, the FCC could conclude that the Company's protocol conversions, computer processing, and interaction with customer-supplied information are insufficient to afford the Company the benefits of the enhanced or information service classification, and thereby may seek to regulate some segments of the Company's activities as basic telecommunications services. While state public utility commissions generally have declined to regulate enhanced or information services, some states have continued to regulate particular aspects of enhanced services in limited circumstances, such as where they are provided by LECs. Moreover, the public service commissions of certain states continue to review potential regulation of such services. There can be no assurance that regulatory authorities of states within which Concentric makes its Internet access, Intranet and VPN services available will not seek to regulate aspects of these activities as telecommunications services. Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on the Company's business, results of operations and financial condition.

  Competitive Local Exchange Carriers. The Company is applying for certificates of authority to become a CLEC in selected states. To the extent the Company obtains such authorizations and commences CLEC operations, the telecommunications services provided by such operations will be subject to regulation by federal, state and local governmental agencies. At the federal level, the FCC has jurisdiction over interstate telecommunications services. State regulatory commissions exercise jurisdiction over intrastate services. Additionally, municipalities and other local government agencies may regulate limited aspects of the Company's business, such as use of rights-of-way. Typically start-up telecommunications carriers are not as heavily regulated as incumbent LECs. For example, under current regulations, the Company would not be subject to price cap or rate of return regulation by the FCC. However, the Telecommunications Act of 1996 (the "1996 Telecom Act") requires the FCC to establish a subsidy mechanism for universal telephone service to which the Company will be required to contribute based on its telecommunications revenues and requires all LECs, including CLECs, to make services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of local telecommunication traffic and provide dialing parity and telephone number portability, and ensure that their services are accessible to and usable by persons with disabilities. The 1996 Telecom Act retains for individual states the authority to impose their own regulations of local exchange services, including state universal service subsidy programs, so long as this regulation is not inconsistent with the requirements of the 1996 Telecom Act. The Company is unable to predict the final form of such regulation and its potential impact on the Company. In its provision of interstate, international and intrastate services as a CLEC, the Company generally will be subject to tariff filing requirements setting forth the terms, conditions and prices for services, prior to offering telecommunications services. At the state level, the Company will also be subject to state certification proceedings as a CLEC. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services consistent with the public interest. Under some state statutes changes in the ownership of the Company's outstanding voting securities also may trigger additional state public utility commission approval. For example, in certain jurisdictions an investor who acquires as little as ten percent or more of the Company's voting securities may have to obtain prior approval of the acquisition of such securities because such ownership might be deemed to constitute an indirect controlling interest in the CLEC. While uncommon, challenges to these tariffs and certificates by third parties could cause the Company to incur substantial legal and administrative expenses. Many states also have additional regulatory requirements such as minimum service quality reporting and customer service requirements and uniform LEC accounting requirements.

  Although the 1996 Telecom Act eliminates legal barriers to entry into the CLEC market, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company's ability to offer such services. With the passage of the 1996 Telecom Act and the anticipated increase in the level of competition faced by incumbent LECs, the FCC could grant incumbent LECs substantial pricing flexibility with regard to interstate access services. It is also anticipated that the prices incumbent LECs charge for access services will be substantially reduced as a result of the FCC's reform of the current access charge regime and the adoption of universal service rules. Similarly, a number of states have allowed incumbent LECs rate and tariff flexibility, particularly for services deemed subject to competition. Such price competition could significantly and adversely affect the Company's CLEC operations which could, in turn, adversely affect the Company's results of operations and financial condition to the extent its CLEC operations are a material portion of its business.

PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its technology, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company principally relies upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect its proprietary technology. It may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures have been, or will be, adequate to protect the Company's proprietary technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

  Although the Company does not believe that it infringes the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. In addition, participants in the Company's industry also rely upon trade secret law. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is obligated under certain agreements to indemnify the other party in connection with infringement by the Company of the proprietary rights of third parties. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of March 31, 1997, Concentric had 280 employees and 48 independent contractors, including 63 persons in sales and marketing, 91 persons in network operations and development, 142 in customer support and 32 in finance and administrative functions. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract, and retain such personnel in the future. None of the Company's employees is represented by a labor union, and management believes its employee relations are good.

PROPERTIES

  The Company's executive offices are located in Cupertino, California, under a lease that expires in April 1998. The Company also leases network operations and customer support facilities in Bay City, Michigan, and Saginaw, Michigan, respectively, under leases expiring in December 1997 and December 2001, respectively. The Saginaw lease obligates the Company to pay up to $1.25 million to restore the building in the event of any damage or destruction to it during the lease term, without any rent abatement for loss of use. The Company believes that its existing facilities are adequate for its current needs.

LEGAL PROCEEDINGS

  On April 22, 1997, a complaint was filed in the Los Angeles County, California Superior Court against the Company and other unnamed defendants by Sattel Communications LLC ("Sattel"). The complaint alleges claims for breach of contract, breach of the covenant of good faith and fair dealing, unfair business practices, fraud and negligent misrepresentation. Sattel claims that the Company is in breach of an agreement to pay for up to $4.3 million of DSS Switches from Sattel for use in the Company's network. The Complaint also seeks unspecified consequential and punitive damages. On April 29, 1997, Sattel served the Company with an Application for Writ of Attachment, seeking to secure a lien on the Company's assets up to an amount of $3.6 million. Prior to this offering and the Direct Placements, Sattel holds approximately 1.7% of the Company's Common Stock. At a hearing on June 17, 1997, the court indicated its intention to grant the writ of attachment, but deferred issuing a final ruling until another hearing can be held on June 25, 1997. If the Court grants the writ, the Company intends to post a bond in the amount of the writ, thereby precluding Sattel from executing on the writ. No trial date has been set in the matter.

  In late April and early May, 1997, three putative securities class action complaints were filed in the United States District Court, Central District by certain stockholders of Diana Corporation ("Diana"), the parent corporation of Sattel, alleging securities fraud related to plaintiffs' purchase of shares of Diana Common Stock in reliance upon allegedly misleading statements made by defendants, Diana, Sattel and certain of their respective affiliates, officers and directors. Concentric was named as a defendant in the complaint in connection with certain statements made by Diana and officers of Diana related to Concentric's purchase of network switching equipment from Diana's Sattel subsidiary. The complaints do not appear to allege that Concentric made any false or misleading statements. The plaintiffs seek unspecified compensatory damages.


  While the ultimate outcome of such litigation is uncertain, the Company believes it has meritorious defenses to the claims and intends to conduct vigorous defenses. An unfavorable outcome in these matters could have a material adverse effect on the Company's financial condition. In addition, even if the ultimate outcomes are resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either or which could have a material adverse effect on the Company's results of operations. See "Risk Factors--Legal Proceedings."

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND SENIOR MANAGEMENT

  The following table sets forth certain information as of March 31, 1997, with respect to the executive officers and directors of the Company, as well as certain members of its senior management.

      NAME                         AGE                  POSITION
  ------------------------------------------------------------------------------
   Henry R. Nothhaft..............  52 President, Chief Executive Officer and
                                       Director
   John K. Peters.................  49 Executive Vice President and General
                                       Manager, Network Services Division
   Michael F. Anthofer............  45 Senior Vice President and Chief Financial
                                       Officer
   William Etheredge..............  50 Senior Vice President of Sales
   George D. Carr.................  52 Vice President of Field Sales
   Eileen A. Curtis...............  48 Vice President of Customer Relations
   Scott G. Eagle.................  38 Vice President of Marketing
   Donald C. Schutt...............  51 Vice President of Michigan Operations
   Warren A. Smith................  46 Vice President of Software Engineering
   James L. Isaacs................  37 Vice President of Product Management
   Vinod Khosla...................  42 Director
   Terence M. O'Toole.............  38 Director
   Randy A. Maslow................  42 Director
   Franco Regis...................  41 Director
   L. Rod Manning.................  48 Director
   Gary E. Rieschel...............  41 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Henry R. Nothhaft joined the Company as President and Chief Executive Officer in May 1995 and became a Director of the Company in August 1995. From 1989 to August 1994, Mr. Nothhaft was President, Chief Executive Officer and a Director of David Systems, Inc. ("David Systems"), a networking company. From 1983 to 1989, Mr. Nothhaft held various positions with DSC Communications Corporation ("DSC"), including Senior Vice President of Marketing, President of the Digital Switch Corporation subsidiary, President of the Business Network Systems Group and a Corporate Director of DSC. From 1979 to 1983, Mr. Nothhaft was Vice President of Domestic Marketing and Vice President of Sales for GTE Telenet Communications Corporation (now Sprint). Mr. Nothhaft has an M.B.A. in Information Systems Technology from George Washington University and a B.S. degree from the U.S. Naval Academy.

  John K. Peters joined the Company in May 1995 as an independent consultant. Mr. Peters was named Executive Vice President and General Manager, Network Services Division of the Company in June 1995. From 1993 to August 1995, Mr. Peters served as President of Venture Development Consulting, a consulting firm specializing in new communications, information services and software businesses. From 1988 to 1993, Mr. Peters was Vice President and Chief Operating Officer of Pacific Bell Information Services, Inc. Prior to that, Mr. Peters spent three years as Vice President of Application Services for Telestream Corporation. In 1981, Mr. Peters co-founded Integrated Office Systems, Inc., a communications and information systems company. From 1976 to 1980, Mr. Peters was Vice President of Advanced Network Services for GTE Telenet Communications Corporation. Mr. Peters has an M.B.A. from Stanford Graduate School of Business and a B.S. degree in Statistics from Stanford University.

  Michael F. Anthofer joined the Company in January 1996 as Vice President and Chief Financial Officer and became a Senior Vice President in November 1996. From January 1991 to December 1995, Mr. Anthofer served as an Executive Vice President and Chief Financial Officer of Shared Resource Exchange, Inc., a privately held digital switching platform and PBX supplier. Prior to 1991, Mr. Anthofer held various executive positions, including Vice President, Corporate Business Planning, Vice President, Business Network Group and Vice President, Network Products Group, at DSC. Mr. Anthofer has an M.B.A. and a B.S. degree from the University of California, Berkeley.

  William C. Etheredge joined the Company in March 1997 as the Senior Vice President of Sales. From May 1991 to March 1997, Mr. Etheredge served first as Vice President of Sales and Marketing and then as Vice President of Sales for Meridian Data, Inc., a provider of networked CD-ROM database creation and retrieval software and network servers. From July 1990 to May 1991, he served as Vice President of Strategic Accounts for Maxtor Corporation. From June 1985 to June 1990, he served first as Vice President US Sales and Marketing and then Vice President Western Region for Memorex-Telex Corporation. Mr. Etheredge has an M.B.A. degree from Bowling Green University and a B.A. degree from Westminster College.

  George D. Carr joined the Company in June 1995 as an independent consultant. In September 1995 Mr. Carr became Vice President of Sales. From June 1993 to June 1995, Mr. Carr was Vice President of Sales and Marketing of David Systems/ChipCom. From June 1989 to June 1993, Mr. Carr was VP of Operations and International Sales of David Systems. From December 1983 to June 1989, Mr. Carr was VP of Operations and Service of David Systems. Mr. Carr has a B.A. degree from Loyola Marymount.

  Eileen A. Curtis joined the Company in November 1994 as an independent consultant. She became Customer Relations Manager in January 1995, Director of Customer Relations in September 1995 and Vice President, Customer Relations in November 1996. From August 1987 to July 1993, Ms. Curtis was employed by Cox Communications Saginaw, Inc. and served in various positions including Marketing and Public Relations Manager, Administrative Manager and Customer Service Manager. Ms. Curtis has a B.S. degree from Central Michigan University.

  Scott G. Eagle joined the Company in March 1996 as Vice President of Marketing. From November 1993 to February 1996, Mr. Eagle was the Vice President, Strategic Marketing Development for MFS Intelenet, Inc., a start-up division of MFS Communications Company, Inc. From February 1989 to November 1993, Mr. Eagle was the Vice President of Marketing for the Woodbridge Group, a marketer of consumer package goods. Prior to February 1989, Mr. Eagle served in various marketing management positions with The Procter & Gamble Company. Mr. Eagle has a B.S. degree from the University of Pennsylvania, Wharton School of Business.

  Donald C. Schutt joined the Company in February 1994 as Vice President of Sales and Marketing and was appointed Chief Operations Officer later that year. Mr. Schutt was named Vice President and General Manager, Bay City Operations in August 1995. His title was changed to Vice President of Michigan Operations in March 1996. From 1964 to 1985, Mr. Schutt held various management positions with General Motors, after which Mr. Schutt served until 1989 as Vice President for Sales and Marketing for Gentex Corporation. From 1989 to 1993, Mr. Schutt was President and Chief Executive Officer of AMPM, Inc., a full-service advertising agency, and retains a 54 percent interest in such entity. Mr. Schutt has a B.S. degree in Marketing from Ferris University.

  Warren A. Smith joined the Company in April 1996 as Vice President, Software Engineering. From October 1992 to April 1996, Mr. Smith was the Director of Engineering at NetManage, Inc., a software company. From July 1987 to July 1992, Mr. Smith was the Director of Distributed Computing Technology for Sun Microsystems, Inc. From March 1983 to July 1987, Mr. Smith was the Western Regional Manager of SEI Information Technology an engineering consulting firm. Mr. Smith has a B.S. degree from California State University, Sacramento.

  James L. Isaacs joined the Company in October 1995 as the Director of Product Management. In March 1997, he became Vice President of Product Management. From July 1988 to October 1995, Mr. Isaacs held various positions at Apple Computer, including Group Manager Product Marketing, Apple On Line Services Division and Business Development Manager of Apple On Line Services Division. Mr. Isaacs has an M.B.A. degree from the University of California, Berkeley and an A.B. degree from Stanford University.

  Vinod Khosla has been a Director of the Company since April 1995. Mr. Khosla has been a General Partner with the venture capital firm of Kleiner Perkins Caufield & Byers from February 1986 to the present. Mr. Khosla was a co-founder of Daisy Systems and the founding Chief Executive Officer of Sun Microsystems, Inc. Mr. Khosla also serves on the boards of Excite, Inc., PictureTel, The 3DO Company, and Spectrum Holobyte. He has a B.S.E. from the Indian Institute of Technology in New Delhi, an M.S.E. from Carnegie Mellon University, and an M.B.A. from the Stanford Graduate School of Business.

  Terence M. O'Toole has been a Director of the Company since April 1995. Mr. O'Toole is a Managing Director at Goldman, Sachs & Co. Mr. O'Toole joined Goldman, Sachs & Co. in 1983, became a general partner in 1992 and a Managing Director in 1996. Mr. O'Toole serves on the boards of directors of AMF Group, Inc., Insilco Corporation, and Western Wireless Corporation. He has a B.S. degree from Villanova University and an M.B.A. from the Stanford University Graduate School of Business.

  Randy A. Maslow joined the Company in March 1994 as an independent consultant and subsequently served as Vice President for Business Development from September 1994 through February 1996. He has been a director of the Company since January 1995. Since February 1996, Mr. Maslow has been Managing Director of Electric Ventures, Inc., a venture finance firm in the interactive services industry. Prior to joining Concentric, Mr. Maslow was a co-founder and managing partner of the RAM Group, a venture finance and business development consulting firm in the online services and electronic publishing industries. From 1982 through 1989, Mr. Maslow was a corporate attorney in private practice. Mr. Maslow has a B.A. degree from Cornell University and a J.D. from Rutgers Law School.

  Franco Regis has been a Director of the Company since October 1996. Since 1994, Mr. Regis has been a Director of Business Development and Strategic Planning at Telecom Italia, SpA, the telephone operating company of Italy. From 1992 to 1994, Mr. Regis was a Director of Budget and Control for the business division of Telecom Italia. Mr. Regis has an engineering degree from the Rome State University.

  L. Rod Manning has been a Director of the Company since May 1997. Since March 1997, he has been President and General Counsel of the Racal Corporation, which holds 100% of the stock of Racal-DataCom, Inc, a telecommunications equipment provider and systems integrator. Prior to such time, Mr. Manning acted as Deputy General Counsel of the Racal Corporation.

  Gary E. Rieschel has been a Director of the Company since October 1996. Mr. Rieschel is a Senior Vice President at SOFTBANK Holdings, having joined that company in January 1996. Mr. Rieschel was Vice President for N-Cube Corporation from August 1994 through December 1995. He was Sales Director at Cisco Systems, Inc. from July 1993 through October 1994. Prior to this, Mr. Rieschel was a General Manager and Sales Director at Sequent Computer for over nine years. Mr. Rieschel has an M.B.A. from Harvard Graduate School of Business and a B.A. in biology from Reed College.

  Members of the Board of Directors are elected each year at the Company's annual meeting of stockholders, and serve until the following annual meeting of stockholders and until their respective successors have been elected and qualified.

 Voting Agreements

  Pursuant to a Stockholder Agreement entered into in connection with the Company's sale of Series A Preferred Stock, as amended and restated in connection with the issuance of Series B Preferred Stock and Series B warrants, each of Kleiner Perkins Caufield & Byers VII, KPCB VII Founders Fund and KPCB Information Sciences Zaibatsu Fund II (collectively, the "Kleiner Entities"), Mr. Collins-Rector, Mr. Chad Shackley, Intuit and GS Capital Partners, L.P. ("GSCP") has agreed to vote all its capital stock, except for any Series B Preferred Stock, to elect as directors the Chief Executive Officer of the Company and two other individuals designated by GSCP and the Kleiner Entities. This voting obligation terminates as to each such stockholder upon the earlier of (i) such stockholder no longer beneficially owning any shares of Stock, as defined in such Stockholder Agreement, and (ii) the closing of a public offering resulting in at least $15 million in gross proceeds to the Company and reflecting a corporation valuation of at least $50 million. In addition, GSCP and the Kleiner Entities have delivered irrevocable proxies to Intuit to vote their Series B Preferred shares for an Intuit director designee in the event that Intuit fully exercises its warrants to purchase Series B shares. The latter proxies terminate upon the earliest of
(a) Intuit's ceasing to hold at least half of its Series B shares, (b) the conversion of all Series B Preferred Stock into Common Stock, and (c) the closing of a public offering resulting in at least $15 million in gross proceeds to the Company and reflecting a corporation valuation of at least $50 million.

  Pursuant to a Shareholder Agreement entered into in connection with the Company's sale of Series D Preferred Stock, each of Racal, TMI and SOFTBANK has agreed, until the earlier of (i) the date on which the number of outstanding Series D Preferred shares falls below certain specified minimums and (ii) the occurrence of a qualified public offering of the Company's Common Stock, to vote the shares of Common Stock and Preferred Stock controlled by them to elect as Directors that number of Series D Directors provided for in the Amended and Restated Articles of Incorporation, to be designated in accordance with the respective holdings of the three parties. Currently, each of Racal, TMI and SOFTBANK is entitled to designate one director, and each of the three agrees to vote all shares of Common Stock and Preferred Stock controlled by it to elect the designees of the other two parties.

  Each of the foregoing voting arrangements will terminate upon completion of the offering.

  Pursuant to a Governance Agreement entered into among GSCP, the Kleiner Entities, Intuit, Mr. Collins-Rector, Mr. Shackley and the Company (the "Government Agreement"), Mr. Collins-Rector and Mr. Shackley are jointly enabled to designate one member of the Company's Board of Directors. The Governance Agreement also obligates the Company to use reasonable efforts to maintain such designee on the Board of Directors until the earlier to occur of
(i) one year after the closing of the Company's initial public offering, (ii) the expiration or full release of Mr. Collins-Rector and Mr. Shackley from any lock-up restrictions granted to the underwriters in connection with such initial public offering, or (iii) the sale of all or substantially all of the assets of the Company or the merger, acquisition or other reorganization of the Company in which more than 50% of the voting power of the Company is disposed of. Initially, such designee is Robert W. Doede.

 Director Compensation

  Directors are reimbursed for certain reasonable expenses incurred in attending Board or committee meetings. Officers of the Company are elected annually by the Board of Directors and serve at its discretion. The Company has entered into indemnification agreements with each member of the Board of Directors and certain of its officers providing for the indemnification of such person to the fullest extent authorized, permitted or allowed by law.

 Compensation Committee

  The Company's Board of Directors currently has a Compensation Committee that reviews and approves the compensation and benefits to be provided to the officers, directors, employees, and consultants of the Company, administers the Company's 1993 Incentive Stock Option Plan, 1995 Stock Incentive Plan for Employees and Consultants, and Amended and Restated 1996 Stock Plan, and will administer the 1997 Stock Plan and 1997 Employee Stock Purchase Plan, which are to take effect upon closing of the Company's initial public offering.

 Audit Committee

  The Company's Board of Directors currently has an Audit Committee that monitors the corporate financial reporting and the internal and external audits of the Company, reviews and approves material accounting policy changes, monitors internal accounting controls, to recommend engagement of independent auditors, reviews related-party transactions and performs other duties as prescribed by the Board of Directors.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth in summary form the compensation earned by the Company's Chief Executive Officer, and the four most highly compensated executive officers (the "Named Officers") during 1996.

                                                                      LONG-TERM
                                      ANNUAL COMPENSATION            COMPENSATION
                             --------------------------------------- ------------
                                                                      SECURITIES   ALL OTHER
                                                      OTHER ANNUAL    UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  SALARY ($) BONUS ($)   COMPENSATION ($) OPTIONS (#)     ($)(3)
---------------------------  ---------- ---------   ---------------- ------------ ------------
Henry R. Nothhaft.......      184,808       --              --             --        3,105
 President and Chief
 Executive Officer
John K. Peters..........      184,273       --              --             --        3,076
 Executive Vice
 President and General
 Manager, Network
 Services Division
Michael F. Anthofer.....      136,336    20,000         155,212(2)      43,333       1,545
 Senior Vice President
 and Chief Financial
 Officer
George D. Carr..........      105,000    25,897(1)          --           6,667       1,761
 Vice President of Field
 Sales
Scott G. Eagle..........      114,337       --           82,396(2)      30,000       1,347
 Vice President of
 Marketing

--------
(1) Reflects sales commissions.
(2) Reflects relocation expense payments.
(3) Reflects Company contributions to an employee 401(k) plan and term life insurance premiums paid by the Company.






                                                                                     POTENTIAL
                                                                                     REALIZABLE
                                                                                      VALUE AT
                                            INDIVIDUAL GRANTS                      ASSUMED ANNUAL
                         --------------------------------------------------------- RATES OF STOCK
                                     PERCENT OF              MARKET                    PRICE
                         NUMBER OF     TOTAL                PRICE OF                APPRECIATION
                         SECURITIES   OPTIONS              SECURITIES               FOR OPTIONS
                         UNDERLYING  GRANTED TO EXERCISE   UNDERLYING                 TERM(2)
                          OPTIONS    EMPLOYEES    PRICE    OPTIONS ON   EXPIRATION --------------
   NAME                  GRANTED(1)   IN 1996   PER SHARE DATE OF GRANT    DATE    5%($)  10%($)
   ----                  ----------  ---------- --------- ------------- ---------- ------ -------
Henry R. Nothhaft.......      --        --          --          --             --     --      --
John K. Peters..........      --        --          --          --             --     --      --
Michael F. Anthofer.....   33,333(1)    5.9%      $3.75                  1/11/2006 78,611 199,216
                           10,000(2)    1.8       $3.75       $4.80     12/31/2006 40,687  87,000
George D. Carr..........    3,333(1)    0.6       $3.75                  2/21/2006  7,861  19,922
                            3,333(2)    0.6       $3.75       $4.80     12/31/2006 13,561  28,997
Scott G. Eagle..........   30,000(1)    5.3       $3.75                  2/21/2006 70,750 179,296

  Option Grants During 1996. The following table sets forth for each of the Named Officers certain information concerning stock options granted during 1996.

--------
(1) Options vest with respect to 25% of the shares on the first anniversary date of grant and the remaining 75% vests monthly over the succeeding three years.
(2) Potential Realizable Value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

  Aggregate Option Exercises in 1996 and Year-End Option Values. The following table sets forth for each of the Named Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of December 31, 1996. No Named Officer exercised options during 1996.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                              OPTIONS AT 12/31/96(#)        12/31/96($)(1)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
Henry R. Nothhaft...........   73,210       76,124       76,871       79,930
John K. Peters..............   59,832       67,101       62,824       70,456
Michael F. Anthofer.........     --         43,333          --        45,500
George D. Carr..............    2,917       13,750        3,063       14,438
Scott G. Eagle..............     --         30,000          --        31,500

--------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1996 ($4.80 per share) and the exercise price of the Named Officer's option.

EMPLOYEE STOCK PLANS

  1995 Stock Incentive Plan for Employees and Consultants. The Company's 1995 Stock Incentive Plan for Employees and Consultants (the "1995 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and consultants of nonstatutory stock options, stock appreciation rights ("SARs") and restricted stock awards ("RSAs"). No SARs or RSAs have been granted under the 1995 Plan. The 1995 Plan was approved by the Board of Directors in September 1995 and Stockholders in September 1995, and an amendment decreasing the number of shares thereunder from 840,000 to 762,600 was approved by the Board of Directors in February 1996. The 1995 Plan was terminated effective October 4, 1996, and no further grants are being made thereunder except to the extent that an exchange of options under the Company's 1993 Incentive Stock Option Plan for options under the 1995 Plan, which exchange was begun in October 1995, is continuing and has not yet been completed. A total of 762,600 shares of Common Stock are reserved for issuance pursuant to the 1995 Plan. As of May 15, 1997, options to purchase 344,952 shares of Common Stock at a weighted exercise price of $5.55 per share were outstanding.

  The 1995 Plan is administered by a committee of the Board of Directors, which committee is required, once the Company's Common Stock becomes publicly traded, to be constituted to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and applicable laws. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1995 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Incentive stock options granted under the 1995 Plan must generally be exercised within three months of the end of an optionee's status as an employee or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term, which may not exceed ten years. The exercise price of all options granted under the 1995 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any option must equal at least 110% of the fair market value on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1995 Plan may not exceed 10 years.

  The 1995 Plan provides that in the event of a recapitalization, stock split, stock dividend, combination or reclassification or other increase or decrease in the number of issued shares of Common Stock without consideration, the number of shares subject to each outstanding stock option, as well as the exercise price are appropriately adjusted as determined by the Committee.

  Amended and Restated 1996 Stock Plan. The Company's Amended and Restated 1996 Stock Plan (the "Restated 1996 Plan") provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("Rights"). The 1996 Plan was initially approved by the Board of Directors effective as of December 1996. It was amended and restated in May 1997 and will be presented to the Stockholders for their approval at the 1997 annual meeting. Unless terminated sooner, the Restated 1996 Plan will terminate automatically in December 2006. A total of 793,333 shares of Common Stock are currently reserved for issuance pursuant to the Restated 1996 Plan. As of May 15, 1997, options to purchase 595,580 shares of Common Stock at a weighted average exercise price of $6.75 per share were outstanding, and 2,966,295 shares of Common Stock remained available for future grant under the Restated 1996 Stock Plan.

  The Restated 1996 Plan may be administered by a committee of the Board of Directors constituted to comply with applicable laws (the "Committee") or by the Board itself. The Board or Committee (the "Administrator") has the power to determine the terms of the options or Rights granted, including the exercise price, the number of shares subject to each option or Right, the exercisability thereof, or any vesting acceleration or waiver of forfeiture conditions. The Administrator may determine the form of payment upon exercise, including cash, check, promissory note, other shares, cashless exercise or a combination of the foregoing. The Board has the authority to amend, suspend or terminate the Restated 1996 Plan, provided that no such action may impair the rights of any optionee or Right holder without that person's consent.

  Options and Rights granted under the Restated 1996 Plan are not generally transferable by the optionee or Right holder other than by will or the laws of descent and distribution, and each option and Right is exercisable during the lifetime of the optionee or Right holder only by such optionee or Right holder. The form of option agreement currently in use provides that options generally must be exercised within 90 days of the end of optionee's status as an employee, director or consultant of the Company. Under the Plan, options must be exercised within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of Rights, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator but in no case more slowly than 20% per year over five years. Generally, options vest 25% after one year and 1/36 per month thereafter. The exercise price of all incentive stock options granted under the Restated 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and Rights must at least be equal to 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The term of an incentive stock option granted to such a 10% Stockholder must not exceed five years. The term of other options granted under the Restated 1996 Plan may not exceed ten years.

  The Restated 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or Right exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee or Right holder that the option or Right shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or Right will terminate upon the expiration of such period. The forms of option agreement and restricted stock purchase agreement currently in use provide for a 180-day lockup of the optionee's or Right holder's shares in the event of the Company's initial public offering. The option exercise notice and the restricted stock purchase agreement also grant the Company a right of first refusal (prior to the initial public offering) on the sale or transfer of any shares purchased pursuant to an option or Right, other than transfers by gift, operation of law or certain family transfers.

  1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("Rights"). The 1997 Plan will be presented to the Board of Directors and to the stockholders in June 1997. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. A total of 1,500,000 shares of Common Stock are currently reserved for issuance pursuant to the 1997 Plan.

  The 1997 Plan may be administered by a committee of the Board of Directors (the "Committee") or by the Board itself. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Committee shall consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Board or Committee (the "Administrator") has the power to determine the terms of the options or Rights granted, including the exercise price, the number of shares subject to each option or Right, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Plan.

  Options and Rights granted under the 1997 Plan are not generally transferable by the optionee or Right holder, and each option and Right is exercisable during the lifetime of the optionee or Right holder only by such optionee or Right holder. Options granted under the 1997 Plan must generally be exercised within three months of the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten-year term. In the case of Rights, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and Rights granted under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of other incentive stock options granted under the 1997 Plan may not exceed ten years.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or Right exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee or Right holder that the option or Right shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or Right will terminate upon the expiration of such period.

  1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") will be presented to the Board of Directors and to the stockholders in June 1997. A total of 500,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, consists of 24-month offering periods beginning on the first trading day, respectively, except for the first such offering period, which commences on the first trading day on or after the closing of the Company's initial public offering and ends on the last trading day. Each offering period contains four six-month purchase periods. To the extent permitted by applicable laws, regulations and stock exchange rules, if the fair market value of the Common Stock on any exercise date in an offering period is lower than it was on the enrollment date of such offering period, then all participants in that offering period will be automatically withdrawn from such offering period after exercise and re-enrolled in the immediately following offering period. The 1997 Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. The 1997 Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 10% of an employee's compensation (excluding overtime, shift premium, and other bonuses and incentive compensation), up to a maximum of $25,000 for all offering periods ending within the same calendar year. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the current purchase period. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option shall be assumed or an equivalent option shall be substituted for it, or the Board of Directors or its committee shall shorten the purchase and offering periods then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The 1997 Purchase Plan will terminate in 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1997 Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the current members of the Compensation Committee is an executive officer of the Company.

                             CERTAIN TRANSACTIONS

PREFERRED STOCK ISSUANCES

  The Company has sold shares of its Preferred Stock in private financings from April 1995 through April 1997 as follows (all share amounts set forth in this "Certain Transactions" section reflect the one-for-15 reverse stock split of the Company's Common Stock and Preferred Stock which will occur prior to the closing of the offering but do not reflect the conversion of outstanding shares of Preferred Stock into shares of Common Stock that will occur automatically immediately prior to the closing of the offering): 909,364 shares of Series A Preferred Stock at an effective price of $11.00 per share; 433,638 shares of Series B Preferred Stock at an effective price of $11.00 per share; 1,031,146 shares of Series C Preferred Stock at an effective price of $27.30 per share; and 2,933,252 shares of Series D Preferred Stock at an effective price of $20.40 per share.

  DIRECTORS, EXECUTIVE    SHARES OF SHARES OF SHARES OF                  SHARES OF
      OFFICERS AND         COMMON   SERIES A  SERIES B  SHARES OF SERIES SERIES D
    5% STOCKHOLDERS         STOCK   PREFERRED PREFERRED   C PREFERRED    PREFERRED WARRANTS
  --------------------    --------- --------- --------- ---------------- --------- --------
The Goldman Sachs Group,
 L.P.(1)................   167,249   454,682   216,819      136,964         14,706  57,595
Kleiner Perkins Caufield
 & Byers entities(2)....   167,249   454,682   216,819          --          14,706  57,595
TMI Telemedia
 International,
 Ltd.(3)................       --        --        --           --       1,184,642 325,786
SOFTBANK Holdings(4)....       --        --        --           --         980,393     --
Racal Data Group(5).....       --        --        --           --         490,197 491,631
Henry R. Nothhaft(6)....       --        --        --           --             --    4,902
John Peters(7)..........       --        --        --           --             --    2,451

--------
(1) Consists of securities held of record by GS Capital Partners, L.P. See "Principal Stockholders." Includes 90,938 shares of Common Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share, 33,344 shares of Series B Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share, and 14,706 shares of Series D Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $12.24 per share. GS Capital Partners L.P. exercised such warrants at a discounted exercise price in consideration of its early exercise. Terence M. O'Toole, a Director of the Company, is a Managing Director of Goldman, Sachs & Co., the investment manager for GS Capital Partners, L.P. See "Principal Stockholders."
(2) Vinod Khosla, a director of the Company, is a general partner of KPCB VII Associates, the general partner of Kleiner Perkins Caufield & Byers VII and KPCB VII Information Sciences Zaibatsu Fund II. Includes 90,938 shares of Common Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share 33,344 shares of Series B Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share, and 14,706 shares of Series D Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $12.24 per share. The Kleiner Entities exercised such warrants at a discounted exercise price in consideration of their early exercise.
(3) Franco Regis, a director of the Company, is Director of Business Development and Strategic Planning of Telecom Italia, SpA, the parent of TMI Telemedia International, Ltd. Includes 204,248 shares of Series D Preferred issued upon exercise of a warrant in April 1997 at an exercise price of $12.24 per share. TMI exercised such warrants at a discounted exercise price in consideration of its early exercise.
(4) Gary Reischel, a director of the Company, is Senior Vice President of SOFTBANK Holdings, Inc.
(5) L. Rod Manning, a director of the Company, is the President and General Counsel of The Racal Corporation, the parent of Racal Datacom, Inc.
(6) Henry R. Nothhaft is the President of the Company. Represents 4,902 shares of Series D Preferred Stock issuable upon exercise of a warrant at an exercise price of $20.40 per share. The warrant was granted to Mr. Nothhaft in July 1996 in consideration of a bridge loan in the amount of $100,000. The principal and interest on such bridge loan was repaid in full.
(7) John Peters is the Executive Vice President and General Manager Network Operations of the Company. Represents 2,451 shares of Series D Preferred Stock issuable upon exercise of a warrant at an exercise price of $20.40 per share. The warrant was granted to Mr. Peters in July 1996 in consideration of a bridge loan in the amount of $50,000. The principal and interest on such bridge loan was repaid in full.

  The Preferred Stock described above will convert into Common Stock upon the closing of this Offering. Holders of the Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. In addition, GSCP, the Kleiner Entities and Marc Collins-Rector are entitled to certain registration rights with respect to shares of Common Stock held by them, and employees of Critical Technologies, Inc. have certain piggyback registration rights with respect to shares issuable upon exercise of certain options issued to them. See "Description of Capital Stock--Registration Rights."

SERIES A AGREEMENT

  The Preferred Stock and Warrant Purchase Agreement, dated April 20, 1995, as amended (the "Series A Agreement") by which the Registrant sold Series A Preferred Stock and warrants to purchase Common Stock to GSCP, Kleiner Perkins Caufield & Byers VII and KPCB VII Founders Fund for an aggregate consideration of approximately $10.0 million, provides that as long as GSCP and its affiliates beneficially own five percent or more of the outstanding Common Stock of the Registrant, Goldman, Sachs & Co. or any of its affiliates have the right to perform all investment banking services for the Registrant on customary terms consistent with an arms'-length transaction. The Series A Agreement, further obligates the Registrant to complete by June 30, 1997, a rescission offer with respect to all Common Stock and Common Stock equivalents issued prior to April 20, 1995, and to indemnify the GSCP and the Kleiner Entities against "rescission losses," in excess of the estimated amount of rescission losses described in the Series A Agreement.

BRIDGE LOANS

  In connection with the alliance between Intuit and the Company, GSCP and the Kleiner Entities made bridge loans totaling $2 million to the Company on October 16, 1995, which were rolled over into bridge loans totaling $4 million on November 6, 1995. On November 29, 1995, GSCP made a further bridge loan of $3 million. In consideration of these loans, GSCP and the Kleiner Entities received warrants to purchase 181,876 shares of Series B Preferred Stock at an exercise price of $11.00 per share. Effective as of December 20, 1995, GSCP and the Kleiner Entities converted the principal and interest due under their $2 million promissory notes into a total of 366,947 shares of Series B Preferred Stock at a price of $11.00 per share. In addition, effective as of January 1996, GSCP converted the entire amount of principal and interest on its $3 million bridge note into 123,297 Series C Shares as an exercise price of $6.60 per share.

  On July 31, 1996, the Company closed bridge loans from GSCP and KPCB for $300,000 each, evidenced by convertible promissory notes dated July 29, 1996. The Company issued GSCP and KPCB each a warrant dated July 31, 1996, to purchase 14,706 shares of Series D Preferred Stock at an exercise price of $20.40 per share. The loans were repaid on August 21, 1996. On April 4, 1997, the Company and GSCP and KPCB entered warrant amendment agreements reducing the exercise price of the warrants to $12.24 per share, and the warrants were exercised.

  On July 31, 1996, the Company closed bridge loans from Henry Nothhaft, the Company's President, Chief Executive Officer and a director, and John Peters, the Company's Executive Vice President and President, Network Services Division, for $100,000 and $50,000, respectively. The loans were evidenced by promissory notes dated July 29, 1996. The Company issued Mr. Nothhaft and Mr. Peters warrants dated July 31, 1996, to purchase 4,902 shares and 2,451 shares, respectively, of Series D Preferred Stock at an exercise price of $20.40 per share. The loans were repaid on August 21, 1996.

COMMISSIONS

  The Company paid commissions totaling $350,000 to Goldman, Sachs & Co. in August 1996 in connection with the sale of shares of Series D Preferred Stock. Terence M. O'Toole, a Director of the Company, is a Managing Director of Goldman, Sachs & Co.

WARRANT EXERCISES

  Effective as of April 4, 1997, the Company entered into warrant amendment agreements with TMI, GSCP, and the Kleiner Entities to reduce the exercise price of certain of their warrants in return for the immediate exercise of such warrants. The exercise price of warrants for 124,282 shares of Class A Common Stock and 66,688 shares of Series B Preferred Stock held by GSCP and the Kleiner Entities was reduced from $11.00 to $6.60 per share. The exercise price of warrants for 233,660 shares of Series D Preferred Stock held by GSCP, KPCB and TMI was reduced from $20.40 per share to $12.24 per share. Also, in connection with the reduction of the exercise price of the GSCP and Kleiner Entities' Common Stock warrants, the exercise price of Intuit's $1.5 million warrant was similarly reduced to $6.60 per share, and the expiration date was extended to December 31, 2000.

RACAL AND TRANSACTION

  Pursuant to a master lease agreement between the Company and Racal-Datacom, Inc. ("Racal"), effective March 31, 1995, the Company has installed networking equipment under lease financing. The terms of the leases under the master agreement are 48 months or 60 months, depending on the equipment. In 1996, the Company paid Racal approximately $8.3 million in lease payments and related charges. As of December 31, 1996, the current portion of the Company's capital lease obligations to Racal totaled $10.2 million, and the noncurrent portion totaled $29.2 million. As security for the lease financing, Racal has a security interest in all leased equipment.

AMPM, INC. TRANSACTIONS

  Donald C. Schutt, Vice President of Michigan Operations, for the Company, is a majority stockholder of AMPM, Inc., an advertising agency. The Company incurred marketing fees payable to AMPM, Inc. totaling $2.5 million in 1996. The Company believes that the fees charged by AMPM for such services are competitive with those of similar advertising agencies.

EMPLOYMENT AND TERMINATION AGREEMENTS

  In February 1996, the Company entered into a termination of services and indemnification agreement with Marc Collins-Rector and Chad Shackley (the "Founders"). Pursuant to such agreement Mr. Collins-Rector agreed to resign from the Board of Directors of the Company and the Founders agreed to resign as Company employees and to enter into lock-up agreements in the event of the Company's initial public offering. If asked to do so by the Founders, the Company agreed it will file a registration statement on Form S-8 or Form S-3 by certain deadlines after it becomes eligible to do so, with respect to certain shares issuable upon exercise of the Founders' options.

  Also in February 1996, the Company entered into an agreement with Randy Maslow wherein Mr. Maslow agreed to serve as an advisor to the Board of Directors through October 31, 1996. Pursuant to such agreement, Mr. Maslow agreed to resign from the Board upon the effectiveness of an initial public offering. If asked to do so by Mr. Maslow, the Company agreed it will file a registration statement on Form S-8 or Form S-3 as soon as practicable after it becomes eligible to do so, with respect to certain shares issuable upon exercise of Mr. Maslow's options.

OPTIONS OF MANAGEMENT AND DIRECTORS

  In August 1996, the Board of Directors amended the vesting provisions of options to purchase 14,000 shares issued to Henry Nothhaft, President, Chief Executive Officer and a director of the Company, on October 31, 1995, and an option to purchase 11,900 shares issued to John Peters, Executive Vice President and General Manager, Network Services Division, on October 31, 1995, so the options would fully vest as of the closing date of the sale of at least $29 million of Series D Preferred Stock of the Company, which occurred on August 21, 1996.

  In August 1996, the Company exchanged four options previously issued to Randy Maslow, a director of the Company, for new options exercisable for an aggregate of 46,673 shares of Class A Common Stock at $3.75 per share. The four-year vesting schedule accelerates so that all shares vest immediately in the event of an initial public offering or a change of control. The options may be exercised through their expiration date regardless of when Mr. Maslow ceases being an employee or consultant. Mr. Maslow's employment with the Company ended on October 31, 1996.

  In May 1997, the Company amended the terms of options to purchase 53,341 shares of Common Stock previously issued to Donald C. Schutt, an executive officer of the Company, at an average exercise price of $20.34. The exercise price was decreased to $3.75 per share and conditions precedent to vesting of such options was removed.

  In May 1997, the Company amended options to purchase 26,666 shares of Common Stock previously issued to Marc Collins-Rector, a founder and 5% shareholder of the Company's Common Stock, to remove vesting conditions.

  All future transactions among the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock on a fully diluted basis as of March 31, 1997, and as adjusted to reflect the sale of the 3,000,000 shares of Common Stock offered hereby and an assumed 1,363,636 shares to be sold in the Direct Placements, by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each director and Named Officer of the Company; and (iii) all directors and executive officers of the Company as a group. For purposes of the following table, Common Stock issuable upon exercise of all outstanding options and warrants (including unvested option and warrants) are considered outstanding. In addition, Common Stock issuable upon conversion of all outstanding Preferred Stock and upon conversion of all Preferred Stock issuable upon exercise of outstanding warrants are considered outstanding. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                       SHARES    PERCENT BENEFICIALLY OWNED(1)
                                    BENEFICIALLY ------------------------------
       NAMES AND ADDRESSES             OWNED     BEFORE OFFERING AFTER OFFERING
       -------------------          ------------ --------------- --------------
TMI Telemedia International,
 Ltd.(2)..........................   1,510,428        19.7%           12.6%
 Viale del Campo Boario, 56D
 00153 Rome, Italy
The Goldman Sachs Group, L.P.(3)..   1,048,011        14.2             8.9
 85 Broad Street
 New York, NY 10004
Racal-Datacom, Inc.(4)............     981,828        12.5             8.1
 1601 North Harrison Parkway
 Sunrise, FL 333233-2899
Yoshitaka Kitao SOFTBANK Holdings,
 Inc. ............................     980,393        13.4             8.4
 10 Langley Road, Suite 403
 Newton Center, MA 02159
Kleiner Perkins Caufield & Byers
 Entities(5)......................     911,051        12.3             7.7
 2750 Sand Hill Road
 Menlo Park, CA 94025
Marc Collins-Rector(6)............     649,507         8.8             5.5
 2000 Benedict Canyon
 Beverly Hills, CA 90210
Henry R. Nothhaft(7)..............     100,667         1.4               *
John K. Peters(8).................      81,455         1.1               *
Michael F. Anthofer(9)............      13,195          *                *
Scott G. Eagle(10)................      11,250          *                *
George D. Carr(11)................       5,834          *                *
Franco Regis(12)..................   1,510,428        19.7            12.6
Terence M. O'Toole(13)............         --          --              --
L. Rod Manning(14)................     981,828        12.5             8.1
Gary E. Rieschel(15)..............     980,393        13.4             8.4
Vinod Khosla(16)..................     911,051        12.3             7.3
Randy Maslow(17)..................      46,674          *                *
All current executive officers and
 directors as a group
 (16 persons)(18).................   4,712,065        55.2%           36.5%

-------
   * Less than 1%.
 (1) Applicable percentage ownership after this offering reflects the issuance of 3,000,000 shares in the offering and an assumed 1,363,636 shares in the Direct Placements. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable by August 31, 1997, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

 (2) Includes warrants to purchase 325,786 shares of stock.
 (3) Consists of securities held of record by GS Capital Partners, L.P., an investment partnership, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner or investment manager. GS Group disclaims beneficial ownership of the shares owned by GS Capital Partners, L.P. to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. GS Capital Partners, L.P. shares voting and investment power with certain of its affiliates. Includes warrants to purchase 57,595 shares of stock.
 (4) Includes warrants to purchase 491,631 shares of stock.
 (5) Includes shares held by Kleiner Perkins Caufield & Byers VII, KPCB Information Sciences Zaibatsu Fund, KCPB Information Sciences Zaibatsu Fund II and KCPB VII Founders Fund (collectively, the "KCPB Entities"). Also includes warrants to purchase 57,595 shares held by the KCPB Entities.
 (6) Includes 80,007 shares of Common Stock issuable upon exercise of outstanding stock options.
 (7) Includes 100,667 shares of Common Stock issuable upon exercise of outstanding stock options and warrants.
 (8) Includes 81,455 shares of Common Stock issuable upon exercise of outstanding stock options and (ii) warrants.
 (9) Includes 13,195 shares of Common Stock issuable upon exercise of outstanding stock options.
(10) Includes 11,250 shares of Common Stock issuable upon exercise of outstanding stock options.
(11) Includes 5,834 shares of Common Stock issuable upon exercise of outstanding stock options.
(12) Includes 1,510,428 shares held by TMI Telemedia International, Ltd. Mr. Regis is the Director of Business Development and Strategic Planning of Telecom Italia, S.p.A., the parent of TMI Telemedia International, Ltd. See note (2). Mr. Regis disclaims beneficial ownership of such shares.
(13) Excludes 1,048,011 shares which may be deemed to be beneficially owned by the Goldman Sachs Group, L.P. See note (3). Mr. Terence M. O'Toole, a director of the Company, serves on the Board of Directors as a representative of GS Capital Partners, L.P., pursuant to a contractual arrangement. Mr. O'Toole is a Managing Director of Goldman, Sachs & Co., the investment manager for GS Capital Partners, L.P. Mr. O'Toole disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(14) Includes 981,828 shares held by Racal Datacom, Inc. See note (4). Mr. Manning is the President and General Counsel of The Racal Corporation, the parent of Racal-Datacom, Inc. Mr. Manning disclaims beneficial ownership of such shares.
(15) Represents 980,393 shares held by Yoshitaka Kitao SOFTBANK Ventures, Inc. See note (5). Mr. Rieschel is a Senior Vice President at SOFTBANK Holdings, Inc. Mr. Rieschel disclaims beneficial ownership of such shares.
(16) Represents shares beneficially owned by the KCPB Entities. Mr. Khosla is an affiliate of such entities. Mr. Khosla disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(17) Includes 46,674 shares of Common Stock issuable upon exercise of outstanding stock options.
(18) Includes shares of Common Stock issuable upon exercise of outstanding options and warrants, and shares beneficially owned by entities associated with Messrs. Regis, Manning, Rieschel and Khosla, as to which they disclaim beneficial ownership. See Notes (7)-(17).

                         DESCRIPTION OF CAPITAL STOCK

  Upon the completion of the offering and the Direct Placements, the outstanding Common Stock of the Company will consist of 11,700,769 shares, $0.001 par value. At March 31, 1997, there were 6,854,904 shares of Common Stock outstanding held of record by approximately 340 stockholders.

  The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

  The Amended and Restate Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  A total of 100,000,000 shares of Common Stock of the Company will be authorized upon the closing of the offering. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. See "Dividend Policies." The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

  The Common Stock has no preemptive, redemption or subscription rights. The outstanding shares of Common Stock are, and the shares offered by the Company will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

  Effective upon the closing of the offering, the Board of Directors has the authority, without further action by the Stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the Stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

  As of April 30, 1997, the following warrants were outstanding:

    (i) Warrants to purchase 44,935 shares of Common Stock at an exercise price of $3.75 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on September 1, 1998.

    (ii) Warrants to purchase 5,000 shares of Common Stock exercisable through February 15, 2000, at an exercise price equal to the lowest of (a) $30 per share, (b) the lowest price per share of which the Company may sell shares of its Common Stock (or securities convertible into or exchangeable for shares of its Common Stock) on or after February 15, 1995, and (c) the lowest price at which the holder of a warrant, option or other Company security entitling the holder to purchase shares of the Company's Common Stock may purchase such shares on or after February 15, 1995 (currently $3.75).

    (iii) Warrants to purchase 17,453 shares of Common Stock at an exercise price of $10.82 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on July 20, 1998.

    (iv) Warrants to purchase 115,188 shares of Series B Preferred Stock at an exercise price of $11.00 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on December 11, 1998.

    (v) Warrants to purchase 227,273 shares of Series B Preferred Stock at an exercise price of Series B Preferred Stock at an exercise price of $6.60 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on December 31, 2000.

    (vi) Warrants to purchase 128,205 shares of Series B Preferred Stock at an exercise price of $27.30 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on December 31, 2000.

    (vii) Warrants to purchase 36,765 shares of Series D Preferred Stock at an exercise price of $20.40 per share (subject to adjustment for stock splits, stock dividends and the like), which expires on June 6, 1999. Warrants to purchase 34,314 shares of Series D Preferred Stock at an exercise price of $20.40 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on July 31, 1999. Warrant to purchase 149,108 shares of Series D Preferred Stock at an exercise price of $20.40 per share (subject to adjustment for stock splits, stock dividends and the like), which expires on August 21, 1999. Warrants to purchase 441,695 shares of Series D at an exercise price of $20.40 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on October 31, 1999. Warrant to purchase 176,678 shares of Series D Preferred Stock at an exercise price of $20.40 per share (subject to adjustment for stock splits, stock dividends and the like), which expires on March 5, 2000.

REGISTRATION RIGHTS

  Pursuant to the agreement between the Company and holders of approximately 5,954,254 shares of Common Stock the "Holders"), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security Holders exercising registration rights, such Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, Holders of the Registrable Securities are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following an offering of the Company's securities, including the offering made hereby.

  Additionally, pursuant to an agreement with Critical Technologies Inc. ("CTI"), certain employees of CTI who have been granted options to purchase an aggregate of up to 900,000 shares of the Company's Common Stock are entitled to certain piggyback registration rights with respect to such shares. Such rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

 Limitation of Director and Officer Liability

  The Company's Certificate of Incorporation and Bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Company's Certificate of Incorporation provides that directors of the Company may not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper personal benefit. However, such limitation does not limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by Delaware law.

 Classified Board of Directors

  Upon completion of this offering, the Company's Certificate of Incorporation will provide that, so long as the Board of Directors consists of more than two directors, the Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, one-third of the Company's Board of Directors will be elected each year.

 No Stockholder Action by Written Consent

  Upon completion of this offering, the Company's Certificate of Incorporation will provide that the stockholders can take action only at a duly called annual or special meeting of Stockholders. Stockholders of the Company will not be able to take action by written consent in lieu of a meeting. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

  ChaseMellon has been appointed as the transfer agent and registrar for the Company's Common Stock. Its telephone number for such purposes is (212)553-9730.

                               RESCISSION OFFERS

  The Company intends to commence approximately 30 days after the effectiveness of the Offering made hereby, a rescission offer (the "Rescission Offer") pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Act") and pursuant to the state securities laws of the States of Florida, Illinois, Missouri, Ohio and Wisconsin, covering convertible debentures and Common Stock sold to investors which may have been sold in violation of the registration requirements of the federal and state securities laws, which represent an aggregate of 73,089 shares through December 31, 1996 (the "Rescission Stock"). Because of the frequency and number of sales, including the number of persons who received offers and who purchased shares, the private placement exemption under the Act may not have been available for the Company's prior sales of the Rescission Stock. The Company will offer to rescind such prior sales by repurchasing the Rescission Stock at the price per share paid therefor (a range of $3.75 per share to $30.00 per share) plus interest thereon at the statutory rate as the case may be from the date of purchase by the purchaser to the expiration of the Rescission Offer. The Rescission Offer will expire approximately 30 days after the effectiveness of the registration statement with respect to the Rescission Stock. Under such Rescission Offer, the Company would be required to make an aggregate payment of approximately $5.1 million plus the aggregate amount of interest thereon as described above, if all offerees accept the offer. Offerees who do not accept the Rescission Offer will, for purposes of applicable federal and state securities laws, be deemed to hold registered shares under the Act which will be freely tradeable in the public market as of the effective date of the registration statement with respect to the Rescission Stock. The Act does not expressly provide that a Rescission Offer will terminate a purchaser's right to rescind a sale of stock which was not registered under the Act as required. Accordingly, should the Rescission Offer be rejected by any of all offerees, the Company may continue to be contingently liable under the Act for the purchase price of Rescission Stock up to an aggregate amount of approximately $5.1 million plus statutory interest of approximately $1.0 million.

  In addition, options issued pursuant to the Company's 1995 Stock Incentive Plan for Employees and Consultants (the "1995 Plan") and nonplan options for the purchase of Common Stock were issued to approximately 150 to 200 people in California in 1995 and 1996 for which the Company was unable to rely on the exemption provided by Section 25102(f) of the California Corporations Code. In March 1996, the Company was denied a permit for these issuances by the California Commissioner of Corporations as a result of the Company's having had two classes of Common Stock with differing voting rights. In addition, a smaller number of options were issued to optionees in other states, including Michigan, Missouri, Virginia and Florida, for which the Company may not have had available an exemption from qualification. Also, the November 17, 1995, grant of options for the purchase of 900,000 shares of Common Stock to employees of Critical Technologies Incorporated was not qualified and may not have had an exemption available under the blue sky laws of California. The aforementioned options are potentially subject to rescission, and the Company intends to include them in its planned Rescission Offer discussed above. Under such Rescission Offer, the Company will be required to make an aggregate payment of approximately $556,000.

  As of the date hereof, management is not aware of any claims for rescission against the Company. While the Company will offer to rescind the securities sales, there are no assurances that the Company will not otherwise be subject to possible penalties or fines relating to these issuances. The Company believes the Rescission Offers will provide it with additional meritorious defenses to any such future claims. See "Risk Factors--Rescission Offers," "Shares Eligible for Future Sale" and Note 5 of Notes to the Financial Statements.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have approximately 11,700,769 shares of Common Stock outstanding, after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock immediately prior to the closing of this offering and assuming (i) no exercise of the Underwriters' over-allotment option, and (ii) no exercise of outstanding options or warrants. Effective upon the consummation of this offering, assuming no exercise of outstanding options or warrants, the Company will have outstanding options and warrants to purchase an aggregate of approximately 2,915,621 shares of Common Stock.

  Of the Common Stock outstanding upon completion of this offering, the 3,000,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act and the Regulations promulgated thereunder (an "Affiliate"). The remaining 8,700,769 shares of Common Stock held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. Any shares of Common Stock issued upon the exercise of options or warrants held by any of such persons will constitute restricted securities. Approximately 137,673 of the outstanding shares of Common Stock which are restricted securities will be eligible for sale in the public market as of the date of this Prospectus (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. The remaining 8,563,096 shares of Common Stock held by existing stockholders are subject to lock-up agreements with the Representatives and may not be sold or otherwise transferred until 360 days after the Effective Date without the consent of such underwriter except for transfers pursuant to gifts or certain partnership distributions and similar transfers in which the transferee enters into a substantially similar lock-up agreement. Upon the expiration of the lock-up agreements, all of such locked-up shares will become eligible for sale 360 days after the Effective Date subject to the provisions of Rules 144(k), 144 or 701. UBS Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned restricted securities for a period of at least one year from the later of the date such restricted securities were acquired from the Company or the date they were acquired from an Affiliate, is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 117,000 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the number and notice of sale and the availability of current public information about the Company.

  Further, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately after the Effective Date without regard to the volume and manner of sale limitations described above. Any employee, director or consultant to the Company who purchased his or her shares pursuant to a written compensation plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-Affiliates to sell their Rule 701 shares beginning 90 days after the Effective Date without having to comply with the volume limitations and other restrictions of Rule 144 and permits Affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. As of May 15, 1997, there were outstanding options to purchase approximately 1,539,007 shares which under certain circumstances would be available for sale pursuant to Rule 701, subject to the lock-up agreements.

  In addition, the Company intends to register shares of Common Stock reserved for issuance pursuant to its 1993 Incentive Stock Option Plan, 1995 Stock Incentive Plan for Employees and Consultants, Amended and Restated 1996 Stock Plan, 1997 Stock Plan and 1997 Employee Stock Purchase Plan following the closing of this offering. Shares issued under the Executive Stock Option Plan, Director Stock Plan and Employee Stock Purchase Plan (other than shares issued to the Affiliates) after the effective date of a registration statement covering such shares generally may be sold immediately in the public market, subject to vesting requirements and the lock-up agreements described above. See "Management--Employee Stock Plans."

  Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market, or the availability of shares for sale, may adversely affect the market price of the Common Stock and the ability of the Company to raise funds through equity offerings in the future.

  The holders of approximately 5.3 million shares are entitled to certain registration rights with respect to their shares. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC, Wheat, First Securities, Inc. and Unterberg Harris are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                    TOTAL NUMBER
   UNDERWRITERS                                                      OF SHARES
   ------------                                                     ------------
   UBS Securities LLC..............................................
   Wheat, First Securities, Inc. ..................................
   Unterberg Harris................................................
                                                                     ---------
     Total.........................................................  3,000,000
                                                                     =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus, and to certain dealers
at such price less a commission not in excess of $   per share. The
Underwriters may allow and such dealers may reallow a concession not in excess
of $   per share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

  The Representatives have further advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Certain of the Company's current investors have agreed to grant the
Representatives an option to sell up to [   ] shares of Common Stock to such
current investors at a purchase price equal to the initial public offering price set forth on the cover of this Prospectus (the "Put"). Upon exercise of the Put, the current investors have agreed to purchase from the
Representatives all of the shares put back to them up to [   ] shares of
Common Stock. The Representatives may exercise the Put, in whole or in part, for a period of 30 days following the offering.

  The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions.

To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  All officers, directors and significant stockholders of the Company who beneficially own or have dispositive power over substantially all of the shares of Common Stock outstanding prior to this offering, have agreed that they will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, grant any option to sell or otherwise dispose of shares of Common Stock or securities convertible, or exchangeable for, Common Stock, or warrants or other rights to purchase shares of Common Stock, whether now owned or hereafter acquired, for a period of 360 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of lead managing underwriter, offer, sell or otherwise dispose of any shares of Common Stock, for a period of 360 days after the date of this Prospectus, except that the Company may grant additional options and issue stock under its stock option plans and stock purchase plans or issue shares of Common Stock upon the exercise of outstanding stock options.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereof.

  Concurrently with the closing of the offering, certain strategic investors have agreed to purchase directly from the Company shares of Common Stock having an aggregate purchase price of approximately $15.0 million. All of such shares will be purchased at the Price to Public set forth on the cover page of this Prospectus. See "Direct Placements."

  Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market and economic conditions, are certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present stage of the Company's development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial offering price.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by

Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof, including any exhibit thereto, may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing financial statements certified by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                               GLOSSARY OF TERMS

56 Kbps....................  Equivalent to a single high-speed telephone service line; capable of transmitting one voice call or 56 Kbps of data. Currently in widespread use by medium and large businesses primarily for entry level high-speed data and very low-speed video applications.

ATM........................  Asynchronous Transfer Mode. A low latency, fixed delay information transfer standard for routing traffic. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.

Backbone...................  A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth..................  The number of bits of information that can move through a communications medium in given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in Kbps and Mbps. Bandwidth from public networks is typically available to business and residential end-users in increments from 56 Kbps to T-3.

CIR........................  Committed Information Rate.--The rate, usually expressed as a particular quantitative amount of Kbps of Mbps of bandwidth, at which data is guaranteed to be transmitted through a dedicated lease line network connection.

CLEC.......................  Competitive local exchange carrier. A telecommunications company that provides an alternative to a LEC for local transport of private line and special access telecommunications services.

E-mail.....................  An application that allows a user to send or receive text messages to or from any other user with an Internet address, commonly termed an E-mail address.

Firewall...................  A system placed between networks that filters data passing through it and removes unauthorized traffic, thereby enhancing the security of the network.

Frame relay................  A variable delay information transfer standard for relaying traffic. Frame relay can be an economical means to backhaul traffic to an ATM network.

FTP........................  File Transfer Protocol. A protocol that allows file transfer between a host and a remote computer.

Internet...................  A global collection of interconnected computer networks which use TCP/IP, a common
                             communications protocol.

ISDN.......................  Integrated Services Digital Network. An
                             information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 Kbps.

Kbps.......................  Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

LAN........................
                             Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Leased line................
                             Telecommunications line dedicated to a particular customer along a predetermined route.

LEC........................  Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges.

Mbps.......................  Megabits per second. A transmitting digital information over an analog telephone line.

Modem......................  A device for transmitting digital information over an analog telephone line.

NAP........................  Network Access Point. A location at which ISPs exchange each other's traffic.

Online services............  Commercial information services that offer a computer user access to a specified slate of information, entertainment and communications menus on what appears to be a single system.

Peering....................  The commercial practice under which nationwide
                             ISPs exchange each other's traffic without the payment of settlement charges.

POPs.......................  Points-of-presence. Geographic areas within which the Company provides local access. For purposes of this Memorandum, POPs include both physical points of presence as well as VLA.

Router.....................  A system placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

Server.....................  Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. In addition, such term means the computer on which server software runs.

SuperPOP...................  A SuperPOP is a Concentric POP that is directly connected to the Concentric ATM backbone.
                             SuperPOPs typically support dial access from the region surrounding the SuperPOP (typically within 200 miles of the SuperPOP) using the services of a CLEC. SuperPOPs also support dedicated access connections to customer locations using Local Exchange Carrier and/or Competitive Access Provider facilities to connect the customer to the Concentric SuperPOP.

TCP/IP.....................  Transmission Control Protocol/Internet Protocol.
                             A suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

T-1........................  A data communications circuit capable of transmitting data at 1.5 Mbps.

T-3........................  A data communications circuit capable of transmitting data at 45 Mbps.

UNIX.......................
                             A computer operating system frequently found on workstations and PCs and noted for its portability and communications functionality.

VLA........................
                             Virtual local access call numbers which allow a subscriber in a location outside the calling area of a physical POP to place a local call to a phone number without incurring long distance or message unit charges.

VPN........................  Virtual Private Network. A network capable of providing the tailored services of a private network (i.e., low latency, high throughput, security and customization) while maintaining the benefits of a public network (i.e., ubiquity and economies of scale).

World Wide Web or Web......  A system that supports easy access to documents that have been linked across the Internet. The documents contain links to each other, hence the term "Web." Users do not have to know the locations of particular documents and work through a user friendly interface.

Website....................
                             A server connected to the Internet from which Internet users can obtain information.

                         CONCENTRIC NETWORK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Balance Sheets...........................................................  F-3
Statements of Operations.................................................  F-4
Statements of Common Stock Subject to Rescission and Stockholders' Equity
 (Deficit)...............................................................  F-5
Statements of Cash Flows.................................................  F-6
Notes to Financial Statements............................................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  The Board of Directors Concentric Network Corporation

  We have audited the accompanying balance sheets of Concentric Network Corporation as of December 31, 1995 and 1996, and the related statements of operations, common stock subject to rescission and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 14, 1997, except for Note 10 as to which the date is May 14, 1997, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 1, has obtained written representations from certain shareholders as to their intent and ability to fund the operations of the Company through at least December 31, 1997. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concentric Network Corporation at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Jose, California

March 14, 1997, except for Note 1--"The Company" and Note 10, as to which the date is June , 1997

-------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of the reincorporation of the Company under the laws of the State of Delaware and the restatement of capital accounts described in Note 10 to the financial statements.

                                          /s/ Ernst & Young LLP

San Jose, California

June 23, 1997

                         CONCENTRIC NETWORK CORPORATION

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  PRO FORMA
                                                                STOCKHOLDERS'
                                 DECEMBER 31,                  EQUITY (DEFICIT)
                               ------------------   MARCH 31,    AT MARCH 31,
                                 1995      1996       1997           1997
                               --------  --------  ----------- ----------------
                                                   (UNAUDITED)   (UNAUDITED)
           ASSETS
Current assets:
 Cash and cash equivalents...  $ 19,054  $ 17,657   $   2,841
 Accounts receivable, net of
  allowances including $80 in
  1996 and $303 in 1997 to a
  related party..............       116     1,849       2,323
 Prepaid expenses and other
  current assets.............     1,167     1,722       1,689
                               --------  --------   ---------
Total current assets.........    20,337    21,228       6,853
Property and equipment:
 Computer and telecommunica-
  tions equipment............    17,622    55,091      60,927
 Software....................       256       583         789
 Furniture and fixtures and
  leasehold improvements.....       833     2,130       2,612
                               --------  --------   ---------
                                 18,711    57,804      64,328
 Accumulated depreciation and
  amortization...............     2,422     9,877      11,101
                               --------  --------   ---------
                                 16,289    47,927      53,227
Other assets.................       609     1,567       1,358
                               --------  --------   ---------
Total assets.................  $ 37,235  $ 70,722   $  61,438
                               ========  ========   =========
LIABILITIES AND STOCKHOLDERS'
       EQUITY (DEFICIT)
Current liabilities:
 Accounts payable............  $  4,159  $ 16,723   $  15,619
 Accrued compensation and
  other employee benefits....       230       714         571
 Other current liabilities...       617     2,163       1,882
 Current portion of capital
  lease obligations, includ-
  ing $2,758 in 1995,$10,180
  in 1996, and $10,772 in
  1997 to a related party....     3,198    11,258      12,304
 Note payable to related par-
  ty.........................     3,000       --          --
 Deferred revenue............       141     1,238       1,182
                               --------  --------   ---------
Total current liabilities....    11,345    32,096      31,558
Capital lease obligations,
 including $10,210 in 1995,
 $29,167 in 1996, and $33,034
 in 1997 to a related party,
 net of current portion......    10,977    30,551      35,349
Convertible debentures.......        70       --          --
Commitments and contingencies
Class A common stock subject
 to rescission, $0.001 par
 value:
 Issued and outstanding
  shares--445 in 1995, 455 in
  1996 and 1997..............     5,080     5,150       5,150
Stockholders' equity (defi-
 cit):
 Preferred stock, $0.001 par
  value; issuable in series:
 Authorized shares--4,667 in
  1995 and 7,333 in 1996 and
  1997
 Issued and outstanding
  shares--2,170 in 1995,
  5,007 in 1996 and 1997;
  none outstanding pro
  forma--unaudited (liquida-
  tion preference of $89,798
  at March 31, 1997).........    35,695    95,215      96,323     $     --
 Common stock, $0.001 par
  value; issuable in clas-
  ses:
 Authorized shares--6,677 in
  1995, 13,343 in 1996 and
  1997
 Issued and outstanding
  shares--1,388 in 1995,
  1,393 in 1996 and 1,396 in
  1997; 6,403 shares issued
  and outstanding
  pro forma--unaudited.......     1,639     1,850       1,958        98,281
Accumulated deficit..........   (27,571)  (93,952)   (108,633)     (108,633)
Deferred compensation........       --       (188)       (267)         (267)
                               --------  --------   ---------     ---------
Total stockholders' equity
 (deficit)...................     9,763     2,925     (10,619)    $ (10,619)
                               --------  --------   ---------     =========
Total liabilities and stock-
 holders' equity (deficit)...  $ 37,235  $ 70,722   $  61,438
                               ========  ========   =========

                            See accompanying notes.

                         CONCENTRIC NETWORK CORPORATION

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE-MONTH
                              YEARS ENDED DECEMBER 31,        PERIODS ENDED
                              ---------------------------  --------------------
                                                           MARCH 31,  MARCH 31,
                               1994      1995      1996      1996       1997
                              -------  --------  --------  ---------  ---------
                                                               (UNAUDITED)
Revenue.....................  $   442  $  2,483  $ 15,648  $  1,533   $  9,154
Costs and expenses:
  Cost of revenue...........    2,891    16,168    47,945     7,256     15,744
  Network equipment write-
   off......................      --        --      8,321       --         --
  Development...............      534       837     2,449       340      1,025
  Marketing and sales,
   including $95, $920,
   $2,448, $792, and $494 to
   a related party for the
   years ended December 31,
   1994, 1995, and 1996, and
   the three-month periods
   ended March 31, 1996 and
   1997, respectively.......      639     3,899    16,609     3,120      4,936
  General and
   administrative...........      611     2,866     3,445       736      1,060
                              -------  --------  --------  --------   --------
Total costs and expenses....    4,675    23,770    78,769    11,452     22,765
                              -------  --------  --------  --------   --------
Loss from operations........   (4,233)  (21,287)  (63,121)   (9,919)   (13,611)
Interest income.............      (19)     (137)     (614)     (192)      (129)
Interest expense, including
 $0, $797, $3,065, $506, and
 $1,061 to a related party
 for the years ended
 December 31, 1994, 1995,
 and 1996, and the three-
 month periods ended March
 31, 1996 and 1997,
 respectively...............       76       858     3,874       653      1,199
                              -------  --------  --------  --------   --------
Net loss....................  $(4,290) $(22,008) $(66,381) $(10,380)  $(14,681)
                              =======  ========  ========  ========   ========
Pro forma net loss per
 share......................                     $ (13.84)            $  (2.24)
                                                 ========             ========
Shares used in computing pro
 forma net loss per share...                        4,797                6,540
                                                 ========             ========


                            See accompanying notes.

                         CONCENTRIC NETWORK CORPORATION

   STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                                 (IN THOUSANDS)

                                                    COMMON STOCK           STOCKHOLDERS' EQUITY (DEFICIT)               TOTAL
                                                     SUBJECT TO   ---------------------------------------------------  STOCK-
                                                     RESCISSION   PREFERRED STOCK  COMMON STOCK    ACCUMU-   DEFERRED HOLDERS'
                                                    ------------- ---------------- --------------   LATED    COMPEN-   EQUITY
                                                    SHARES AMOUNT SHARES   AMOUNT  SHARES  AMOUNT  DEFICIT    SATION  (DEFICIT)
                                                    ------ ------ ------- -------- ------  ------ ---------  -------- ---------
Balance at December 31, 1993.................        --    $  --     --   $    --  1,339   $  101 $  (1,273)  $ --    $ (1,172)
 Issuance of Class A common stock............          7      200    --        --      5       19       --      --          19
 Issuance of stock for services..............        --       --     --        --      8       93       --      --          93
 Stock exchanged for long-term debt..........        --       --     --        --     31      348       --      --         348
 Contribution of shares in connection with
  note settlement............................        --       --     --        --    (66)     --        --      --         --
 Stock options granted for debt and
  services...................................        --       --     --        --    --       800       --      --         800
 Conversion of debentures to common stock....        241    2,612    --        --    --       --        --      --         --
 Net loss....................................        --       --     --        --    --       --     (4,290)    --      (4,290)
                                                     ---   ------ ------  -------- -----   ------ ---------   -----   --------
Balance at December 31, 1994.................        248    2,812    --        --  1,317    1,361    (5,563)    --      (4,202)
 Issuance of Series A preferred stock and
  common stock (net of issuance costs).......        --       --     909    10,147    62      117       --      --      10,264
 Issuance of Series C preferred stock (net of
  issuance costs)............................        --       --     894    20,691   --       --        --      --      20,691
 Conversion of note to Series B preferred
  stock......................................        --       --     367     4,035   --       --        --      --       4,035
 Warrants issued to purchase Series B
  preferred stock............................        --       --     --        822   --       --        --      --         822
 Issuance of Class A common stock............         23      690    --        --    --         1       --      --           1
 Issuance of Class A common stock for
  services...................................        --       --     --        --      2       19       --      --          19
 Conversion of officer's note payable for
  Class B common stock.......................        --       --     --        --      7       80       --      --          80
 Warrants issued to purchase Class A common
  stock......................................        --       --     --        --    --        61       --      --          61
 Conversion of debentures to Class A common
  stock......................................        174    1,578    --        --    --       --        --      --         --
 Net loss....................................        --       --     --        --    --       --    (22,008)    --     (22,008)
                                                     ---   ------ ------  -------- -----   ------ ---------   -----   --------
Balance at December 31, 1995.................        445    5,080  2,170    35,695 1,388    1,639   (27,571)    --       9,763
 Issuance of Class A common stock............        --       --     --        --    --         1       --      --           1
 Conversion of debentures to Class A common
  stock......................................         10       70    --        --    --       --        --      --         --
 Exercise of options.........................        --       --     --        --      5       22       --      --          22
 Conversion of note to Series C preferred
  stock (net of issuance costs)..............        --       --     137     2,960   --       --        --      --       2,960
 Issuance of Series D preferred stock (net of
  issuance costs)............................        --       --   2,451    48,533   --       --        --      --      48,533
 Conversion of note to Series D preferred
  stock......................................        --       --     249     5,072   --       --        --      --       5,072
 Warrants issued to purchase Series D
  preferred stock............................        --       --     --      2,955   --       --        --      --       2,955
 Deferred compensation resulting from grant
  of options.................................        --       --     --        --    --       188       --     (188)       --
 Net loss....................................        --       --     --        --    --       --    (66,381)    --     (66,381)
                                                     ---   ------ ------  -------- -----   ------ ---------   -----   --------
Balance at December 31, 1996.................        455    5,150  5,007    95,215 1,393    1,850   (93,952)   (188)     2,925
 Issuance of Class A common stock
  (unaudited)................................        --       --     --        --      3       11       --      --          11
 Warrants issued to purchase Series D
  preferred stock (net of issuance costs)
  (unaudited)................................        --       --     --      1,108   --       --        --      --       1,108
 Deferred compensation resulting from grant
  of options (unaudited).....................        --       --     --        --    --        97       --      (97)       --
 Amortization of deferred compensation
  (unaudited)................................        --       --     --        --    --       --        --       18         18
 Net loss (unaudited)........................        --       --     --        --    --       --    (14,681)    --     (14,681)
                                                     ---   ------ ------  -------- -----   ------ ---------   -----   --------
Balance at March 31, 1997 (unaudited)........        455   $5,150  5,007  $ 96,323 1,396   $1,958 $(108,633)  $(267)  $(10,619)
--------------------------------------------------
                                                     ===   ====== ======  ======== =====   ====== =========   =====   ========

                            See accompanying notes.

                         CONCENTRIC NETWORK CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 THREE-MONTH
                                YEARS ENDED DECEMBER 31,        PERIODS ENDED
                                ---------------------------  --------------------
                                                             MARCH 31,  MARCH 31,
                                 1994      1995      1996      1996       1997
                                -------  --------  --------  ---------  ---------
                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................  $(4,290) $(22,008) $(66,381) $(10,380)  $(14,681)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and
   amortization...............      169     2,196     7,528     1,261      3,629
  Amortization of deferred
   interest and marketing and
   sales related to issuance
   of warrants................      --        --      1,942        65        209
  Amortization of deferred
   compensation...............      --        --        --        --          18
  Loss on disposal of
   equipment..................      --         29       --        --         --
  Network equipment write-
   off........................      --        --      8,321       --         --
  Compensation related to
   stock sales and option
   grants.....................      400       864       --        --         --
  Stock issued for services...       93        19       --        --         --
  Changes in current assets
   and liabilities:
   Prepaid expenses and other
    current assets............      (48)     (818)      (57)     (114)        33
   Accounts receivable........      (81)      (14)   (1,734)     (301)      (474)
   Accounts payable...........    1,081     3,051     5,129       (75)       624
   Accrued compensation and
    other employee benefits...       57       173       484        32       (143)
   Deferred revenue...........      --        141     1,097       715        (57)
   Other current liabilities..      (20)      539     1,546       373       (282)
                                -------  --------  --------  --------   --------
Net cash used in operating
 activities...................   (2,639)  (15,828)  (42,125)   (8,424)   (11,124)
INVESTING ACTIVITIES
Additions of property and
 equipment....................     (791)   (1,427)   (6,889)     (514)    (2,495)
Increase in refundable
 deposits.....................      --        --       (442)      --         --
(Increase) decrease in note
 receivable...................     (255)      255       --        --         --
                                -------  --------  --------  --------   --------
Net cash used in investing
 activities...................   (1,046)   (1,172)   (7,331)     (514)    (2,495)
FINANCING ACTIVITIES
Proceeds from notes payable...      298     7,000     6,300       --         --
Repayment of lease obligations
 to a related party...........      --     (1,609)   (4,561)     (492)    (1,972)
Repayment of lease
 obligations..................      --        --       (886)      (88)      (344)
Repayment of notes payable....     (324)     (218)   (1,300)      --         --
Proceeds from sales of
 convertible debentures.......    3,500       --        --        --         --
Proceeds from issuances of
 stock and warrants...........      219    30,818    48,506      (211)     1,119
                                -------  --------  --------  --------   --------
Net cash provided by (used in)
 financing activities.........    3,693    35,991    48,059      (791)    (1,197)
                                -------  --------  --------  --------   --------
Increase (decrease) in cash
 and cash equivalents.........        8    18,991    (1,397)   (9,729)   (14,816)
Cash and cash equivalents at
 beginning of period..........       55        63    19,054    19,054     17,657
                                -------  --------  --------  --------   --------
Cash and cash equivalents at
 end of period................  $    63  $ 19,054  $ 17,657  $  9,325   $  2,841
                                =======  ========  ========  ========   ========

                            See accompanying notes.

                         CONCENTRIC NETWORK CORPORATION

                                 (IN THOUSANDS)

                                      YEARS ENDED DECEMBER      THREE-MONTH
                                              31,              PERIODS ENDED
                                     ---------------------- -------------------
                                                            MARCH 31, MARCH 31,
                                      1994   1995    1996     1996      1997
                                     ------ ------- ------- --------- ---------
                                                                (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
Stock options issued to settle note
 payable...........................  $  400 $   --  $   --   $  --     $  --
Stock exchanged for notes payable,
 including accrued interest........  $  348 $ 4,115 $ 8,082  $3,010    $  --
Capital lease obligations incurred
 with a related party..............  $  --  $14,578 $30,945  $2,485    $6,435
Capital lease obligations
 incurred..........................  $  --  $ 1,207 $ 2,136  $  --     $  --
Reduction of accounts payable
 through capital lease obligations
 incurred..........................  $  --  $   --  $   --   $  --     $1,726
Convertible debentures exchanged
 for stock.........................  $2,612 $ 1,578 $    70  $  --     $  --
Issuance of warrants...............  $  --  $   883 $ 2,955  $  --     $  --
Purchase of property and equipment
 through accounts payable..........  $  --  $   --  $ 6,344  $  --     $  --
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
Interest paid......................  $    9 $   850 $ 2,807  $  401    $1,156


                            See accompanying notes.

                        CONCENTRIC NETWORK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Concentric Network Corporation (the Company or Concentric) was incorporated in the state of Florida in April 1991. Concentric provides tailored, value-added Internet Protocol (IP) based network services for businesses and consumers. To provide these services, the Company utilizes its low/fixed latency, high-throughput network, employing its advanced network architecture and the Internet. Concentric's service offerings for enterprises include virtual private networks (VPNs), dedicated access facilities (DAFs) and Web hosting services. These services enable enterprises to take advantage of standard Internet tools such as browsers and high-performance servers for customized data communications within an enterprise and between an enterprise and its suppliers, partners and customers. These services combine the cost advantages, nationwide access and standard protocols of public networks with the customization, high performance, reliability and security of private networks. Concentric's service offerings for consumers and small office/home office customers include local Internet dial-up access, Web hosting services and online multiplayer gaming.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has incurred cumulative net losses of approximately $108,633,000 and has negative working capital as of March 31, 1997. Management expects the Company to incur additional losses and recognizes the need for an infusion of cash during the fiscal year 1997. The Company is actively pursuing various alternatives to secure additional financing and believes that sufficient funding will be available to achieve its planned business objectives (see Note 10). The Company has obtained written representations from certain shareholders as to their intent and ability to fund operations through at least December 31, 1997.

 Interim Results

  The accompanying balance sheet as of March 31, 1997 and the statements of operations and cash flows for the three months ended March 31, 1996 and 1997 and the statement of common stock subject to rescission and stockholders' equity (deficit) for the three months ended March 31, 1997 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of interim periods. The data disclosed in these notes to the financial statements for these periods is also unaudited.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash and cash equivalents are carried at cost which approximates market value. There were no short-term investments at December 31, 1995 and 1996 or March 31, 1997.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets as follows: computer and telecommunications equipment: three to five years; purchased software: three to five years; furniture and fixtures: eight to ten years; and leasehold improvements: the shorter of the remaining term of the related leases or the estimated economic useful lives of the improvements. Equipment under capital leases is amortized over the related lease term (see Note 3).

 Revenue and Customer Receivables

  Revenue is recognized over the period in which services are provided, generally monthly. Payments received in advance of services being provided are included in deferred revenues. Substantially all end-user subscribers pay for services with major credit cards for which the Company receives daily remittances from the credit card carriers.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)


 Concentration of Credit Risk

  The Company typically offers its enterprise customers credit terms. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have historically been insignificant.

 Cost of Revenue

  Cost of revenue includes the cost of operating the Company's network, including telecommunications charges, personnel costs, equipment depreciation and amortization, and related overhead.

 Development

  Development expenditures primarily include personnel and related overhead expenses incurred to design, create, and test product offerings and associated client and server tools. These expenditures are charged to operations as incurred. The Company does not currently develop software that is sold, licensed, or otherwise marketed. Substantially all software development efforts by the Company are in connection with the development of its network.

 Marketing and Sales

  Marketing and sales expense consists primarily of personnel expenses, including salary and commissions, costs of marketing programs and the cost of 800 number circuits utilized by the Company for customer support functions.

 Advertising Costs

  The Company expenses the costs of advertising as incurred except for direct-response advertising costs meeting certain specific criteria. To date, no direct-response advertising costs have been capitalized.

 Income Taxes

  The Company accounts for income taxes using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes".

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Net Loss Per Share (Historical)

  Except as noted below, net loss per share is computed using the weighted average number of shares of common stock outstanding excluding common stock subject to rescission. Common stock equivalent shares from convertible preferred stock and from stock options and warrants are not included as the effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the initial public offering price during the twelve-month period prior to the offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the estimated public offering price in calculating equivalent shares).

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)


  Per share information calculated on the above noted basis is as follows (in thousands, except for per share amounts):

                                                               THREE-MONTH
                                   YEARS ENDED                PERIODS ENDED
                                  DECEMBER 31,                  MARCH 31,
                          -------------------------------  --------------------
                            1994       1995       1996       1996       1997
                          ---------  ---------  ---------  ---------  ---------
Net loss per share......  $   (2.94) $  (14.99) $  (43.41) $   (6.80) $   (9.58)
                          =========  =========  =========  =========  =========
Shares used in computing
 net loss per share.....  1,460,261  1,467,656  1,529,300  1,527,280  1,533,147
                          =========  =========  =========  =========  =========

 Pro Forma Net Loss Per Share and Unaudited Pro Forma Stockholders' Equity (Deficit)

  Pro forma net loss per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from convertible preferred shares that will automatically convert to common shares upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated by the prospectus is consummated, all of the convertible preferred stock outstanding as of the effective date of the offering will automatically be converted into an aggregate of 6,885,288 shares of common stock based on the number of shares of convertible preferred stock outstanding at May 15, 1997. Unaudited pro forma stockholders' equity (deficit) at March 31, 1997, as adjusted for the conversion of preferred stock is disclosed on the balance sheet.

 Stock-Based Compensation

  The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

 Effect of New Accounting Standard

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of FAS 128 on the calculation of primary and fully diluted earnings per share is not expected to be material.

 Customer Concentrations

  The Company currently derives a substantial portion of its total revenue from a single customer. For the year ended December 31, 1996 and the three months ended March 31, 1997, revenue from WebTV Networks, Inc. represented approximately 10.1% and 32.7%, respectively, of the Company's total revenue.

2. NETWORK EQUIPMENT WRITE-OFF

  In December 1996, the Company wrote off approximately $8,321,000 representing the net book value and future commitments for certain network equipment purchased from Sattel Communications LLC (Sattel), an approximately 1.7% stockholder of the Company prior the offering and the Direct Placements. The Company decided not to deploy the equipment in the network because of concerns that the equipment would not provide the functionality and

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

reliability required by the Company and concerns that the equipment provider would be unable to provide timely maintenance and support. Included in accounts payable in the accompanying balance sheet at December 31, 1996 and March 31, 1997 was $7,517,000 and $5,791,000, respectively, related to this equipment.

3. COMMITMENTS

 Operating Leases

  The Company has an agreement with a third party through which such third party makes available the premises at which the Company's POP sites throughout the United States are located. POP sites are locations where certain telecommunications switching and related equipment are installed. This agreement expires in October 1999, and the amount of the payments is based, among other things, on the number of POP sites maintained by the Company, subject to certain minimums. Expenses of approximately $232,000, $1,155,000, $1,622,000, $356,000, and $372,000 were incurred during the years ended December 31, 1994, 1995, and 1996, and the three-month periods ended March 31, 1996 and 1997, respectively, for these facilities. Additionally, the Company has agreements with three telecommunications companies to locate POP sites and certain of such equipment at their facilities. The expiration dates associated with these agreements range from December 1998 to January 2000. Expenses incurred on these leases was $0 during 1996 and $162,000 for the three-month period ended March 31, 1997.

  The Company leases space for offices and a data center in Bay City, Michigan. The lease expires in December 1997. Rent expense associated with the facility was approximately $36,000, $36,000, $42,000, $9,000, and $11,000 in
the years ended December 31, 1994, 1995, and 1996, and the three-month periods ended March 31, 1996 and 1997, respectively. In March 1996, the Company entered into a lease agreement for office space in Saginaw, Michigan, primarily for its customer support organization. This lease expires in December 2001. Rent expense associated with the Saginaw facility was approximately $129,000 in 1996 and $54,000 for the three-month period ended March 31, 1997. The Company maintains its corporate headquarters in Cupertino, California where it leases its facility under an operating lease that expires in April 1998. Lease expense associated with this facility was approximately $100,000, $267,000, $61,000, and $200,000 in the years ended December 31, 1995 and 1996, and the three-month periods ended March 31, 1996 and 1997, respectively.

  Rent expense under all operating leases of the Company totaled approximately $268,000, $1,291,000, $2,060,000, $426,000, and $799,000 in the years ended
December 31, 1994, 1995 and 1996 and the three-month periods ended March 31, 1996 and 1997, respectively.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

  Future minimum lease commitments for all noncancelable operating leases at December 31, 1996 are as follows (in thousands):

       1997.............................................................. $2,283
       1998..............................................................    985
       1999..............................................................    779
       2000..............................................................    217
       2001..............................................................    217
                                                                          ------
       Total............................................................. $4,481
                                                                          ======

 Capital Leases

  In August 1994, the Company entered into a master lease agreement under which a related party began installing networking equipment at the Company's POP sites and data center. This agreement became effective upon installation and acceptance by the Company on March 31, 1995. The lease provides for monthly payments for terms of 48 or 60 months, depending upon the type of equipment. The Company has continued to install equipment under the terms of this agreement, resulting in a monthly payment of approximately $896,000 and $1,228,000 at December 31, 1996 and March 31, 1997, respectively.

  In September 1995, the Company entered into a master lease agreement with a third party for an equipment lease line against which the Company has leased approximately $3,342,000 as of March 31, 1997. The term of the lease is 36 months and provides for monthly payments of approximately $114,000 as of March 31, 1997. The Company has granted to the third party a security interest in all equipment leased under this agreement.

  Assets capitalized under capital leases totaled approximately $15,785,000, $48,856,000, and $52,885,000 at December 31, 1995 and 1996, and March 31,
1997, respectively, and are included in computer and telecommunications equipment. Accumulated amortization for assets capitalized under capital leases totaled approximately $1,787,000, $8,306,000, and $9,055,000 at
December 31, 1995 and 1996, and March 31, 1997 respectively. Amortization of leased assets is included in depreciation and amortization expense. Future minimum lease payments under capital lease obligations at December 31, 1996 are as follows (in thousands):

       1997............................................................ $15,732
       1998............................................................  15,105
       1999............................................................  11,321
       2000............................................................   6,069
       Thereafter......................................................   3,393
                                                                        -------
       Total minimum lease payments....................................  51,620
       Less amount representing interest...............................   9,811
                                                                        -------
       Present value of net minimum lease payments.....................  41,809
       Less current portion of capital leases..........................  11,258
                                                                        -------
       Long-term portion of capital leases............................. $30,551
                                                                        =======

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

 Other

  The Company has a noncancelable service agreement with AT&T for the utilization of its frame relay telecommunications network. The agreement provides for minimum payments to AT&T of approximately $300,000 per month over its three-year term, expiring in June 1999.

  The Company has a noncancelable service agreement with MCI for the utilization of its ATM telecommunications network. The agreement provides for minimum payments to MCI of approximately $1,200,000 per year over its term, expiring three years after the end of an initial ramp up period but no later than June 2000. The Company also has a noncancelable telecommunications service agreement with MCI for other services, including dedicated access and 800 service, that provides for minimum payments of approximately $8,500,000 over the term of the agreement, expiring in June, 1998. The Company had incurred expenses of approximately $3,700,000, $0, and $3,994,000 for the year ended December 31, 1996 and the three-month periods ended March 31, 1996 and 1997, respectively, related to these other services.

  The Company has remaining minimum prepaid royalty commitments to a vendor for distribution of licenses of the vendor's software totaling approximately $1,016,000 due in installments through 1997. Prepaid royalties related to this agreement were $300,000 at December 31, 1996 and $225,000 at March 31, 1997.

  In November 1995, the Company entered into a two-year service agreement under which a third party provides substantially all of the network analysis and deployment and maintenance of POP sites. This agreement has subsequently been extended to October 31, 1999. The Company will reimburse the third party for its employee compensation and direct costs for services provided. At the end of the agreement, the third party is obligated to transfer to the Company those personnel, resources, and facilities used to support the Company's network analysis, POP site deployment, and maintenance. The Company, in turn, will pay the third party $675,000 to relocate the remainder of the third party's business to new facilities. Additionally, as part of the agreement, the Company granted 60,000 options for its Class A common stock to employees of such third party at an exercise price of $3.75. At March 31, 1997, all of these options were vested.

4. CONVERTIBLE DEBENTURES AND NOTES

  At December 31, 1995, convertible debentures in the amount of $70,000, representing 9,802 shares of common stock, were outstanding. The conversion of these debentures into shares of Class A common stock subject to rescission was completed in March 1996.

  In 1995, the Company issued convertible notes totaling $7,000,000 to shareholders of which $4,000,000, plus accrued interest, was converted into Series B convertible preferred stock in December 1995. The remaining $3,000,000 outstanding at December 31, 1995 was converted into Series C convertible preferred stock in February 1996.

5. COMMON STOCK SUBJECT TO RESCISSION

  In August 1993, the Company commenced sales of convertible debentures and certain additional shares of its common stock. Through March 31, 1995, sales of convertible debentures aggregated $4,260,000, and issuance of common stock aggregated $890,200. The sale of common stock and sale of and/or conversion of debentures into common stock was not made pursuant to a registration statement filed under the Securities Act of 1933 (the Act) or any filings pursuant to the laws of any of the states in which such sales occurred (State Blue Sky
Laws). Although at the time the Company believed the sale and conversion, if applicable, of these securities was exempt from the provisions of the Act and applicable State Blue Sky Laws, it appears that the appropriate exemptions may not

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

have been. As a result,the Company is conducting a Recission Offer and purchasers of these securities will be entitled to a return of the consideration paid for their stock or debentures. As such, these shares have been classified as common stock subject to rescission in the accompanying financial statements. Additionally, options issued pursuant to the Company's 1995 Stock Incentive Plan to Employees and Consultants (the 1995 Plan) and non-plan options were issued in various states for which the Company may not have had an available exemption under state laws. Such options are potentially subject to rescission and the Company intends to include them in the rescission offer. As of March 31, 1997, there have been no claims asserted against the Company. While the Company will offer to rescind the shares and options, there can be no assurances that the Company will not otherwise be subject to possible statutory interest totaling approximately $1,000,000 related to the issuance of this stock and an amount equal to $556,000 with respect to options issued under the 1995 Plan.

6. STOCKHOLDERS' EQUITY

  On August 5, 1996, the Company amended its Articles of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock to 13,333,333 and 7,333,333, respectively. Of the 7,333,333 authorized shares of preferred stock, 1,000,000, 866,667, 933,333, and 4,533,333 are designated as Series A, B, C, and D, respectively.

 Preferred Stock

  Preferred stock at December 31, 1996 is as follows:

                                        SHARES
                                      ISSUED AND   PAR               LIQUIDATION
                           AUTHORIZED OUTSTANDING VALUE    AMOUNT    PREFERENCE
                           ---------- ----------- ------ ----------- -----------
Series A convertible...... 1,000,000     909,359  $0.001 $10,146,987 $10,000,000
Series B convertible......   866,667     366,947  $0.001   4,857,130   4,035,130
Series C convertible......   933,333   1,031,124  $0.001  23,651,008  20,690,804
Series D convertible...... 4,533,333   2,699,588  $0.001  56,559,871  55,071,586
                                       ---------         ----------- -----------
                                       5,007,018         $95,214,996 $89,797,520
                                       =========         =========== ===========

  In April 1995, the Company agreed to sell 909,359 shares of Series A convertible preferred stock and, as discussed below, warrants to purchase Class A common stock for an aggregate of $10,000,000. In December 1995, convertible notes totaling $4,000,000 and accrued interest were converted into 366,947 shares of Series B convertible preferred stock (see Note 4). In October 1995, the Company agreed to sell 1,031,124 shares of Series C convertible preferred stock. In August 1996, the Company agreed to sell 2,699,588 shares of Series D convertible preferred stock and, as discussed below, warrants to purchase 795,051 shares of Series D convertible preferred stock in connection with other agreements established with certain Series D investors. Included in the sale of Series D shares was the conversion of a June 1996 $5,000,000 bridge loan and accrued interest thereon.

  The Preferred Stock and Warrant Purchase Agreement pursuant to which the Series A convertible preferred stock was issued, as amended through August 21, 1996 (the Series A Agreement), contains certain provisions relating to corporate governance prior to completion of a Qualified Public Offering, as defined and as amended (see Note 10). These provisions include limiting the size of the Company's Board of Directors to five, giving investors the right to designate certain directors for election by the Company, and the automatic designation for election of the Chief Executive Officer of the Company.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

  The Series D Preferred Stock Purchase Agreement (the Series D Agreement) also contains certain provisions relating to corporate governance, which are effective as long as 20% of the shares of Series D preferred stock issued at the initial closing remain outstanding. These provisions include a requirement that the Board of Directors be large enough to enable the Series D holders to designate three, four, or five board members, depending on the number of Series D shares outstanding.

  In addition, the Series A Agreement and the Series D Agreement provide that without approval of the Series A and Series D investors, the Company may not declare or pay dividends on common stock other than in common stock, make loans or advances to any person except in the ordinary course of business or under terms of a board-approved employee stock or option plan, or engage in a transaction with an officer or director on terms better than could be obtained from arms' length negotiations with an unrelated third party.

  Each share of Series A, B, C, and D convertible preferred stock is convertible into shares of Class A common stock initially on a one-for-one basis, subject to adjustment for, among other things, stock splits, stock dividends, and the issuance of additional shares of common stock and securities convertible into common stock. Additionally, each share of Series A convertible preferred stock is convertible into .003207 shares of Class B common stock. The conversion price of Series A, B, C, and D convertible preferred stock is subject to adjustment for any future issuance of common stock at a per share price less than the exercise or conversion price. Holders of each share of Series A, B, C, and D convertible preferred stock are entitled to the number of votes equal to the number of shares of Class A and Class B common stock into which the preferred stock is convertible. Holders of Series A, B, C, and D convertible preferred stock will be entitled to receive dividends on a pari passu basis.

  Each share of Series A, B, C, and D convertible preferred stock will be converted automatically into the number of shares of Class A common stock into which such shares are convertible, immediately prior to the closing of a sale of the Company's common stock to the public in a Qualified Public Offering, as defined and as amended.

  In the event of liquidation, dissolution, or winding up of the Company, each holder of Series A, B, C, and D convertible preferred stock will be entitled to be paid, with respect to each share of Series A, B, C, and D convertible preferred stock held, a liquidation preference out of the assets available for distribution to shareholders in an amount equal to $11.03, $11.00, $27.30, and $20.40, respectively. Thereafter, holders of common stock will get pro rata shares of an amount equal to the aggregate liquid amounts paid to Series A, B, C, and D. Any residual assets will be distributed among the holders of common and preferred stock as if each share of convertible preferred stock had been converted into the number of shares of common stock issuable upon conversion of the convertible preferred stock immediately prior to such liquidation, dissolution, or winding up of the Company.

 Warrants to Purchase Preferred Stock

  In connection with a customer network services arrangement, the Company issued warrants to purchase 136,407 shares of Series B convertible preferred stock at an exercise price of $11.00 beginning December 11, 1995 and warrants to purchase 128,205 shares of Series B convertible preferred stock at an exercise price of $27.30 beginning February 27, 1996. The warrants expire at the earlier of October 1998 or ten days from the closing of a Qualified Public Offering of the Company's common stock meeting certain criteria. In 1995, the Company recorded deferred sales and marketing expense of $822,000 to reflect the value of these warrants as determined by using the Black-Scholes option pricing method. Amortization of deferred sales and marketing expense totaled $249,000 for the year ended December 31, 1996, and $43,000 and $69,000 for the three-month periods ended March 31, 1996 and 1997, respectively.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

  In December 1995, the Company issued warrants to purchase 181,876 shares of Series B convertible preferred stock to certain preferred shareholders in connection with the Series B convertible preferred stock financing. The warrants expire three years from issuance and are exercisable at $11.00 per share.

  On June 6, 1996 and July 29, 1996, the Company received bridge loans from various investors of $5,000,000 and $1,300,000, respectively. Included in these transactions were the issuance of warrants to purchase 36,765 shares and 63,725 shares of Series D convertible preferred stock. These warrants expire three years from issuance and are exercisable at $20.40 per share. The value of these warrants, approximately $330,000, was expensed as a cost of financing.

  As part of the sale of Series D convertible preferred stock in August 1996, the Company issued warrants to purchase 795,051 shares of Series D convertible preferred stock to certain Series D investors. These warrants were issued in connection with distribution, lease financing, and joint sales and marketing agreements. These warrants will expire in three years and are exercisable at $20.40 per share. The value of these warrants was determined by using the Black-Scholes option pricing method. Approximately $1,369,000 and $121,000 of this value was expensed in the year ended December 31, 1996 and the three-month period ended March 31, 1997, respectively, with the remaining balance being amortized over the three-year life of the warrants.

  Also, in connection with the sale of Series D convertible preferred stock, an additional 176,678 warrants to purchase Series D convertible preferred stock were issued for net consideration of approximately $1,108,000 in March 1997. These warrants will expire in three years and are exercisable at $20.40 per share.

 Common Stock

  Common stock at December 31, 1996 is as follows:

                                              SHARES ISSUED
                                                   AND
                                   AUTHORIZED  OUTSTANDING  PAR VALUE   AMOUNT
                                   ---------- ------------- --------- ----------
   Class A........................ 13,333,333   1,385,790    $0.001   $1,769,819
   Class B........................     10,024       7,117    $0.001       80,065
                                   ----------   ---------             ----------
                                   13,343,357   1,392,907             $1,849,884
                                   ==========   =========             ==========

  The holders of Class A common stock are entitled to one vote per share on all matters submitted to the shareholders. The holders of Class B common stock are entitled to 500 votes per share on all matters submitted to the shareholders. Each share of Class B common stock will automatically be converted into one share of Class A common stock immediately prior to the closing of common stock in a Qualified Public Offering, as defined and as amended. The holders of common stock do not have preemptive rights under the Company's Articles of Incorporation to subscribe for additional shares of common stock. See Note 10 for the conversion of Class B common stock.

  Subject to the preferences of the preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for payment. In the event of the liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to receive ratably an amount equal to the aggregate liquidation amount paid to all holders of preferred stock. Thereafter, any remaining assets of the Company are shared ratably by holders of common stock, calculated assuming the conversion of all outstanding preferred stock.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

 Warrants to Purchase Common Stock

  From April 20 through July 5, 1995, the Company issued warrants to purchase 181,876 shares of Class A common stock to certain preferred shareholders in connection with the Series A convertible preferred stock financing. The warrants expire three years from issuance and are exercisable at $11.00 per share.

  In connection with the capital lease agreements discussed in Note 3, the Company issued warrants to purchase 67,388 shares of Class A common stock at an exercise price of $3.75. The warrants expire over a term from July 20, 1998 to February 15, 2000. In 1995, the Company recorded deferred interest of $61,000 to reflect the value of these warrants using the Black-Scholes option pricing method. Amortization of deferred interest totaled $25,000 for the year ending December 31, 1996 and $16,000 and $3,000 for the three-month periods ended March 31, 1996 and 1997, respectively.

 Stock Option Plans

  The Company maintains the 1993 Incentive Stock Option Plan (the 1993 Plan), the 1995 Plan and the 1996 Stock Plan (the 1996 Plan), collectively referred to as the Plans. The 1996 Plan was approved by the Board of Directors on December 30, 1996 and calls for shareholder approval within one year. The 1995 Plan was approved by the Board of Directors and shareholders in September 1995. In October 1995, the Company offered to exchange options issued under the 1993 Plan for options under the 1995 Plan. With the inception of the 1996 Plan, no further options will be granted under the 1993 and 1995 Plans.

  Among other things, the 1996 Plan provides for granting of incentive stock options, nonstatutory stock options, and stock appreciation rights to employees and consultants. Unless terminated sooner, the 1996 Plan will terminate automatically in December 2006. A total of 700,000 shares of common stock may be issued under the 1996 Plan of which 520,700 shares are available for grant at December 31, 1996. See Note 10 for amendment and restatement of the 1996 Plan. Options under all plans generally vest over a four-year period, 25% after one year and the remaining portion in equal monthly increments over the remaining three years. Options generally expire within ninety days of termination of employment or five years after full vesting has occurred.

  In August 1994, the Company granted nonqualified options under individual option agreements to purchase 106,667 shares of common stock at a per share price of $3.75 to two of the Company's executives and majority shareholders (53,333 options each) to settle a note payable of $400,000. This transaction also resulted in compensation expense of $400,000 at the grant date. These options were fully vested at the time of issuance; however, they may not be exercised if the holder has any other unexercised options that were previously granted to that individual. In addition, during 1994, the Company granted other nonqualified stock options to various individuals under separate option agreements. These options vest over periods of up to one year and expire over periods of up to five years.

  In April 1995, an additional 53,333 options to purchase Class A common stock for $30.00 per share were issued to two of the Company's executives in connection with their employment by the Company. These options were fully vested upon issuance and are exercisable over five years.

  In October 1995 and August 1996, the exercise price of options to purchase 182,375 shares and 46,673 shares of Class A common stock, respectively, were repriced to $3.75 per share, the then fair value of the common stock, as determined by the Company's Board of Directors.

  The Company issued options to purchase 179,300 shares of Class A common stock in December 1996 and 40,267 shares of common stock in January 1997. The Company recorded deferred compensation, for financial

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

reporting purposes, of approximately $188,000 in 1996 and $97,000 for the three-month period ended March 31, 1997, with respect to such option grants to reflect the difference between the exercise price and the deemed fair value for financial reporting purposes of these shares. Amortization of this deferred compensation was $0 in 1996 and $18,000 in the three-month period ended March 31, 1997. The amortization of this deferred compensation will continue over the four year vesting period of the associated stock options.

  The following table summarizes stock option activity under all of the Plans:

                                                      NUMBER OF     PRICE PER
                                                       SHARES         SHARE
                                                      ---------  ---------------
     Balance at January 1, 1994......................    38,333   $3.75--$30.00
       Granted.......................................   319,722   $3.75--$33.00
       Exercised.....................................    (4,933)      $3.75
       Canceled......................................      (666)      $3.75
                                                      ---------
     Balance at December 31, 1994....................   352,456   $3.75--$33.00
       Granted.......................................   642,075   $3.75--$33.00
       Exercised.....................................      (133)      $9.00
       Canceled......................................  (187,315) $11 .25--$12.45
                                                      ---------
     Balance at December 31, 1995....................   807,083   $3.75--$33.00
       Granted.......................................   421,620       $3.75
       Exercised.....................................    (4,483)  $3.75--$9.00
       Canceled......................................   (95,218)  $3.75--$30.00
                                                      ---------
     Balance at December 31, 1996.................... 1,129,002   $3.75--$33.00
       Granted.......................................   392,014   $3.75--$15.00
       Exercised.....................................    (2,880)      $3.75
       Canceled......................................    (4,860)  $3.75--$15.00
                                                      ---------
     Balance at March 31, 1997....................... 1,513,276   $3.75--$33.00
                                                      =========

  At March 31, 1997, vested options totaled 613,130.

 Stock-Based Compensation

  Pro forma information regarding results of operations and loss per share is required by FAS 123 for awards granted after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under a valuation method permitted by FAS 123. The value of the Company's stock-based awards to employees in 1995 and 1996 was estimated using the minimum value method. Should the Company complete an initial public offering (IPO) of its stock, options granted after the IPO will be valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with FAS 123, in arriving at an option valuation. The minimum value method does not consider stock price volatility. Further, certain other assumptions necessary to apply the Black-Scholes model may differ significantly from assumptions used in calculating the value of options granted in 1995 and 1996 under the minimum value method.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

  The minimum value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted average assumptions:

                                                               1995      1996
                                                             --------- ---------
     Expected life.......................................... 8.5 years 8.5 years
     Risk-free interest rate................................      6.2%      6.3%

  The weighted average minimum value of stock options granted during 1995 and 1996 was $0.10. Exercise prices for options outstanding as of December 31, 1996 ranged from $3.75 to $30.00. The weighted average remaining contractual life of those options is 9.1 years. In 1996, certain options were issued at an exercise price less than the stock price for which the weighted average minimum value was $4.65. For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the options' vesting period. The results of applying FAS 123 to the Company's option grants in 1995 and 1996 was not material to the results of operations or loss per share for those years reported in the accompanying statements of operations. Because FAS 123 is applicable only to awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1998.

7. EMPLOYEE BENEFIT PLANS

 Retirement Savings Plan

  The Company maintains a contributory 401(k) plan that covers substantially all employees. The Company contributes $0.30 for every $1.00 contributed by the participant up to a maximum of 1.5% of the participants' compensation. The Company contributed $5,000, $6,000, $45,000, $7,000, and $26,000 to the plan during the years ended December 31, 1994, 1995, and 1996, and the three-month periods ended March 31, 1996 and 1997, respectively.

8. INCOME TAXES

  Due to the Company's loss position, the Company has not recorded a provision for income taxes for the years ended December 31, 1994, 1995, and 1996.

  As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $86,000,000 and $59,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in the years 2003 through 2011, if not utilized.

  Utilization of the net operating losses are subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating losses before utilization.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

  Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes of December 31, 1995 and 1996 are as follows:

                                                           1995        1996
                                                        ----------  -----------
     Deferred tax assets:
       Net operating loss carryforwards................ $8,500,000  $32,000,000
       Write-off of network equipment..................        --     5,000,000
       Other, net......................................    500,000    1,000,000
                                                        ----------  -----------
     Total deferred tax assets.........................  9,000,000   38,000,000
                                                        ----------  -----------
     Deferred tax liabilities:
       Other, net......................................        --     1,000,000
                                                        ----------  -----------
     Net deferred tax assets...........................  9,000,000   37,000,000
     Valuation allowance............................... (9,000,000) (37,000,000)
                                                        ----------  -----------
                                                        $      --   $       --
                                                        ==========  ===========

  The Company has provided a full valuation allowance against its deferred tax assets due to uncertainties regarding the timing and amount of future taxable income to be generated by the Company.

  The net valuation allowance increased by approximately $7,000,000 in 1995 and $28,000,000 in 1996.

9. OTHER MATTERS

  An officer of the Company is a majority shareholder of a vendor of the Company. The Company incurred marketing fees to the vendor totaling $95,000, $920,000, $2,450,000, $792,000, and $494,000 in the years ended December 31,
1994, 1995, 1996, and the three-month periods ended March 31, 1996 and 1997, respectively.

10. SUBSEQUENT EVENTS

 Initial Public Offering and Direct Placements

  In May 1997, the Company's Board of Directors approved the filing of a Form S-1 Registration Statement with the Securities and Exchange Commission covering the proposed sale by the Company of up to 3,000,000 shares of its common stock to the public plus an overallotment option for the underwriters. Concurrently with the closing of this offering, certain strategic investors have agreed to purchase directly from the Company shares of Common Stock having an aggregate purchase price of approximately $15,000,000. All of such shares will be unregistered shares purchased at the initial public offering price.

  On May 1, 1997, and May , 1997 the Company's Board of Directors took the following actions which were approved by the Company's shareholders on June , 1997:

    (i) Approved the reincorporation of the Company under the laws of the state of Delaware (effective May 1, 1997)

    (ii) Subject to the filing of the Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware (which took place on May , 1997) authorized a reverse stock split of one for 15 of the Company's common stock and the conversion of all previously issued and outstanding shares of Class B common stock into voting shares of common stock, amended the definition of a Qualified Public Offering that would

                      CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                       1996 AND 1997 IS UNAUDITED)


  trigger the automatic conversion of the shares of Series A, B, C, and D convertible preferred shares and authorized the issuance additional shares of Series B convertible preferred shares. (All capital accounts, share and per share data in these financial statements have been retroactively restated to reflect the stock split.)

    (iii) Amended and restated the 1996 Stock Plan to increase the shares reserved for grant thereunder to 793,333.

    (iv) Adopted and approved the 1997 Stock Plan (the 1997 Plan) which provides for the granting of incentive stock options to employees and the granting of nonstatutory stock options and stock purchase rights to employees, directors, and consultants of the Company. A total of 1,500,000 shares of the Company's common stock has been reserved for issuance pursuant to the 1997 Plan. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007.

    (v) Adopted and approved the 1997 Employee Stock Purchase Plan (the 1997 Purchase Plan) under which 500,000 shares of common stock have been reserved for issuance. The 1997 Purchase Plan allows for eligible employees to purchase stock at 85% of the lower of the fair market value of the Company's common stock as of the first day of each six-month offering period or at the end of the current purchase period. The Plan has 24-month offering periods, with each offering period divided into four consecutive six-month purchase periods. The initial offering period will commence on the first trading day on or after the closing of the initial public offering.

 Exercise of Warrants

  On April 18, 1997, certain preferred stockholders holding warrants to purchase an aggregate number of 181,876 shares of Class A common stock and 66,688 shares of Series B convertible preferred stock at $11.00 per share, exercised such warrants at a discounted price of $6.60 per share in consideration of their early exercise. Additionally, certain preferred stockholders exercised warrants to purchase an aggregate number of 233,660 shares of Series D convertible preferred stock at a price of $12.24, discounted from the original price of $20.40. The Company received total consideration of $4.5 million related to the exercise of these warrants.

 Litigation

  On April 22, 1997, a complaint was filed in the Los Angeles County, California Superior Court against the Company and other unnamed defendants by Sattel Communications LLC (Sattel). The complaint alleges claims for breach of contract, breach of the covenant of good faith and fair dealing, unfair business practices, fraud and negligent misrepresentation. Sattel claims that the Company is in breach of an agreement to pay for up to $4.2 million of DSS Switches from Sattel for use in the Company's network. The Complaint also seeks unspecified consequential and punitive damages. On April 29, 1997, Sattel served the Company with an Application for Writ of Attachment, seeking to secure a lien on the Company's assets up to an amount of $3.6 million. At a hearing on June 17, 1997, the court indicated its intention to grant the writ of attachment, but deferred issuing a final ruling until another hearing can be held on June 25, 1997.

  In late April and early May, 1997, three putative securities class action complaints were filed in the United States District Court, Central District by certain stockholders of Diana Corporation (Diana), the parent corporation of Sattel, alleging securities fraud related to plaintiffs' purchase of shares of Diana Common Stock in reliance upon allegedly misleading statements made by defendants, Diana, Sattel and certain of their respective affiliates, officers and directors. Concentric was named as a defendant in the complaint in connection with certain statements made by Diana and officers of Diana related to Concentric's purchase of network switching equipment from Diana's Sattel subsidiary. The complaints do not appear to allege that Concentric made any false or misleading statements. The plaintiffs seek unspecified compensatory damages.

                        CONCENTRIC NETWORK CORPORATION

(INFORMATION AT MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31,
                          1996 AND 1997 IS UNAUDITED)

  While the ultimate outcome of such litigation is uncertain, the Company believes it has meritorious defenses to the claims and intends to conduct vigorous defenses. An unfavorable outcome in these matters could have a material adverse effect on the Company's financial condition. In addition, even if the ultimate outcomes are resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either or which could have a material adverse effect on the Company's results of operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any in-formation or to make any representation not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Direct Placements........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  31
Management...............................................................  47
Certain Transactions.....................................................  56
Principal Stockholders...................................................  60
Description of Capital Stock.............................................  62
Rescission Offers........................................................  65
Shares Eligible for Future Sale..........................................  65
Underwriting.............................................................  67
Legal Matters............................................................  68
Experts..................................................................  68
Additional Information...................................................  69
Glossary................................................................. G-1
Index to Financial Statements............................................ F-1

                                ---------------

  Until       1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,000,000 SHARES

                                    [LOGO]

                        CONCENTRIC NETWORK CORPORATION

                                 COMMON STOCK

                                ---------------
                                  PROSPECTUS
                                       , 1997
                                ---------------

                              UBS SECURITIES

                        WHEAT FIRST BUTCHER SINGER

                             UNTERBERG HARRIS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Shares being registered. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

   SEC Registration Fee............................................... $ 12,545
   NASD Filing Fee....................................................    4,640
   Nasdaq National Market Listing Fee.................................   40,000
   Blue Sky Qualification Fees and Expenses...........................    5,000
   Printing and Engraving Expenses....................................  100,000
   Legal Fees and Expenses............................................  350,000
   Accounting Fees and Expenses.......................................  175,000
   Transfer Agent and Registrar Fees..................................   10,000
   Miscellaneous......................................................   52,815
                                                                       --------
     Total............................................................ $750,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  In May 1997, the Registrant entered into indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts or omissions as a director or an officer, or in any other capacity in which services are rendered to the Registrant. The Registrant believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if the director or officer is not relieved of liability under applicable law, (ii) for violations of certain securities laws, or (iii) for certain claims initiated by the officer or director. Due to the lack of applicable case law, it is not clear whether indemnification is available in case of a breach of securities laws of the U.S.

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation to be effective upon completion of the offering include a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws, as amended, of the Registrant to be effective upon completion of the offering provide that: (i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws, as amended, are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

  The Registrant's policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 45 of the Delaware General Corporation Law and the Bylaws, as amended, as well as certain additional procedural protections.

  The indemnification provisions in the Bylaws, as amended, and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the three years preceding the date hereof, the Company has made the following sales of securities that were not registered under the Securities Act (share numbers are approximate and actual numbers of shares may differ as a result of rounding calculations related to the one-for-15 reverse split):

    1. From June 1993 to March 1995, the Company sold to various investors convertible debentures and convertible subordinated debentures
  (collectively, the "Convertible Debentures") in the aggregate principal amount of $4,260,000. As of March 31, 1997, all of the Convertible Debentures had been converted into shares of Class A Common Stock at prices ranging from $3.75 per share to $11.25 per share.

    2. From June 1993 to March 1995, the Company sold to various investors 29,673 shares of Class A Common Stock at $30.00 per share, for an aggregate consideration of $890,200.

    3. Since June 1993 the Company has issued 24,611 shares of Class A Common Stock, at prices from $11.25 to $30.00, to individuals or other entities on account of services rendered by them to the Company.

    4. In October 1994, the Company issued 30,917 shares of Class A Common Stock to Linkon Corporation ("Linkon") in exchange for 66,170 shares of the Company's Common Stock held by Linkon and Linkon's forgiveness of the Company's debt to Linkon.

    5. In connection with the 1994 master lease agreement with Racal, the Company granted to Racal warrants to purchase 44,935 shares of the Company's Class A Common Stock exercisable through September 1, 1998 at $15.00 per share subject to adjustment. As a result of the options granted to certain members of management in October 1995, the exercise price of the warrants was decreased to $3.75 per share.

    6. In February 1995, the Company granted to Racal warrants to purchase 5,000 shares of the Company's Class A Common Stock in consideration for securing the Company's loan from Sun Bank South Florida, National Association (the "Sun Bank Loan"). The Company has since repaid the Sun Bank Loan. Racal may exercise the warrants through February 15, 2000, at a price equal to the lowest of (i) $30.00 per share, (ii) the lowest price per share at which the Company may sell shares of Common Stock (or securities convertible into or exchangeable for shares of its Common Stock), and (iii) the lowest price at which the holder of the warrant, option or other Company security entitling the holder to purchase shares of the Company's Common Stock may purchase such shares on or after February 15, 1995.

    7. In connection with the 1995 master lease agreement between the Company and Comdisco, Inc., the Company has issued to Comdisco a warrant to purchase up to 17,453 shares of Class A Common Stock for a purchase price of $10.82 subject to adjustment.

    8. On April 20, 1995, the Company sold to GS Capital Partners L.P. ("GSCP"), Kleiner Perkins Caufield & Byers VII ("KPCB"), and KPCB VII Founders Fund (together with KPCB, "KP") an aggregate of 906,453 shares of the Company's Series A Preferred Stock ("Series A Preferred Shares") and warrants to purchase an aggregate of 181,876 Class A Common Stock for an aggregate consideration of approximately $10,000,000 pursuant to a preferred stock and warrant purchase agreement (the "Series A Agreement"). The warrants issued pursuant to the Series A Agreement had an initial exercise price of $11.00 for each share of Class A Common Stock. On April 18, 1997, the Investors exercised the warrants at a discounted price of $6.60 per share. See "Certain Transactions" and "Description of Capital Stock."

    9. The Series A Agreement provided that in the event that the book value of the shares of the Company decreased an amount in excess of $100,000 as a result of certain events, including the breach of any representation or warranty in the Series A Agreement, GSCP and KP would be entitled to receive indemnification, in the form of additional shares of Class A Common Stock. In consideration of GSCP's and KP's waiver of their right to be indemnified in the future the Company agreed, in October 1995, to issue to GSCP and KP an aggregate of 61,678 shares of Class A Common Stock.

    10. In connection with the alliance between Intuit and the Company, on December 11, 1995, Intuit received warrants to purchase $1.5 million worth of Series B Preferred Stock at an initial exercise price of $11.00 per share and warrants to purchase $3.5 million worth of Series B Preferred Stock at the closing sale price of the Company's next preferred stock sale, which was $27.30 per share. Also in connection with the arrangements with Intuit, GSCP and the Kleiner Entities made bridge loans totaling $2 million to the Company on October 16, 1995, which were rolled over into bridge loans totaling $4 million on November 6, 1995. On November 29, 1995, GSCP made a further bridge loan of $3 million. In consideration of these loans, GSCP and the Kleiner Entities received warrants to purchase shares of Series B Preferred Stock at an exercise price of $11.00 per share. Effective as of December 20, 1995, GSCP and the Kleiner Entities converted the principal and interest due under their $2 million promissory notes into a total of 366,947 shares of Series B Preferred Stock at a price of $11.00 per share. Also effective as of December 20, 1995, GSCP converted the entire amount of principal and interest on its $3 million bridge note into 123,297 Series C Shares at an exercise price of $24.57 per share.

    11. On December 20, 1995, the Company issued a total of 804,945 shares of Series C Preferred Stock ("Series C Shares") at a price of $27.30 per share. An additional 123,297 Series C Shares were issued to GSCP at $24.57 per share when it converted its $3 million bridge loan in January 1996.

    12. On June 6, 1996, the Company closed a Bridge Loan from Sattel Communications, LLC ("Sattel") for $5,000,000 evidenced by a convertible Promissory Note dated June 6, 1996. The Company issued Sattel a warrant dated June 6, 1996, to purchase 36,765 shares of the Company's Series D Preferred Stock at an exercise price of $20.40 per share. On August 21, 1996, Sattel converted the bridge loan into shares of Series D Preferred Stock at $20.40 per share.

    13. On July 31, 1996, the Company closed a Bridge Loan from Matthew Bross for $50,000 evidenced by a convertible Promissory Note dated July 29, 1996. The Company issued Matthew Bross a warrant dated July 31, 1996, to purchase 2,451 shares of Series D Preferred Stock at an exercise price of $20.40 per share. On August 21, 1996, the Company repaid the loan.

    14. On July 31, 1996, the Company closed a Bridge Loan from Maritime Capital Partners, L.P. for $500,000, evidenced by a convertible Promissory Note dated July 29, 1996. The Company issued Maritime a warrant dated July 31, 1996, to purchase 14,706 shares of Series D Preferred Stock at an exercise price of $1.36 per share. On August 21, 1996, the Company repaid the loan.

    15. On July 31, 1996, the Company closed a Bridge Loan from GSCP for $300,000, evidenced by a convertible Promissory Note dated July 29, 1996. The Company issued GSCP a warrant dated July 31, 1996, to purchase 24,510 shares of Series D Preferred Stock at an exercise price of $20.40 per share. The Company repaid the loan on August 21, 1996.

    16. On July 31, 1996, the Company closed a Bridge Loan from KPCB for $300,000 evidenced by a convertible Promissory Note dated July 29, 1996. The Company issued to KPCB a warrant dated July 31, 1996, to purchase 14,706 shares of Series D Preferred Stock at an exercise price of $20.40 per share. The Company repaid the loan on August 21, 1996.

    17. On July 31, 1996, the Company closed a Bridge Loan from Henry Nothhaft for $100,000 evidenced by a Promissory Note dated July 29, 1996. The Company issued Henry Nothhaft a warrant dated July 31, 1996, to purchase 4,902 shares of Series D Preferred Stock at an exercise price of $20.40 per share. The Company repaid the loan on August 21, 1996.

    18. On July 31, 1996, the Company closed a Bridge Loan from John Peters for $50,000 evidenced by a Promissory Note dated July 29, 1996. The Company issued John Peters a warrant dated July 31, 1996, to purchase 2,451 shares of Series D Preferred Stock at an exercise price of $20.40 per share. The Company repaid the loan on August 21, 1996.

    19. On August 16, 1996, the Board of Directors amended the vesting provisions of options to purchase 14,000 shares issued to Henry Nothhaft, President, Chief Executive Officer and a director of the Company, on October 31, 1995, and an option to purchase 11,900 shares issued to John Peters, Executive Vice President and General Manager, Network Services Division, on October 31, 1995, so the options would fully vest as of the closing date of the sale of at least $29,000,000 of Series D Preferred Stock of the Company, which occurred on August 21, 1996.

    20. On August 21, 1996, the Company exchanged four options previously issued to Randy Maslow, a director of the Company, for new options exercisable for an aggregate of 46,673 shares of Class A Common Stock at $3.75 per share. The four-year vesting schedule accelerates so that all shares vest immediately in the event of an initial public offering or a change of control. The options may be exercised through their expiration date regardless of when Mr. Maslow ceases being an employee or consultant. Mr. Maslow's employment with the Company ended on October 31, 1996.

    21. On August 21, 1996, the Company sold 1,670,176 shares of Series D Preferred Stock at $20.40 per share for an aggregate price of $34,000,000.

    22. Between October 25, 1996 and November 5, 1996, the Company sold an additional 1,029,412 shares of Series D Preferred Stock at $20.40 per share for an aggregate price of $21,000,000.

    23. In December 1996, the Company issued options for the purchase of 60,000 shares of Class A Common Stock to employees of Critical Technologies Incorporated ("CTI"), a company that provides network operations services to the Company. The options were issued pursuant to the Company's Employee Staffing and Services Agreement with CTI, dated November 1, 1995. In October 1996, the Board ratified an amendment to the Company's agreement with CTI to provides that performance conditions applicable to 13,334 of the 60,000 optioned shares will be deemed satisfied.

    24. On March 5, 1997, in consideration of distribution agreements with the Company, TMI Telemedia International, Ltd. was issued a warrant for 176,678 shares of Series D Preferred Stock at an exercise price of $20.40 per share.

    25. On April , 1997, the Company entered into warrant amendment agreements with TMI, GSCP, and the Kleiner Entities to reduce the exercise price of certain of their warrants in return for the immediate exercise of such warrants. The exercise price of warrants for 181,876 shares of Class A Common Stock and 66,888 shares of Series B Preferred Stock held by GSCP and the Kleiner Entities was reduced from $11.00 to $6.60 per share. The exercise price of warrants for 233,660 shares of Series D Preferred Stock held by GSCP, KPCB and TMI was reduced from $20.40 per share to $12.24 per share. Also, in connection with the reduction of the exercise price of the GSCP and Kleiner Entities' Common Stock warrants, the exercise price of Intuit's $1.5 million warrant was similarly reduced to $0.44 per share, and the expiration date was extended to December 31, 2000.

    26. In May 1997, in consideration for Marc Collins-Rector agreeing to convert his Class B Common Stock into Series A Preferred Stock and to vote his shares to approve the reincorporation of the Company into Delaware and certain other matters, GSCP, the Kleiner entities and Intuit agreed to vote in favor of granting Mr. Collins-Rector certain registration rights with respect to the shares of Common Stock held by Mr. Collins-Rector or issuable upon conversion of the Series A Preferred. Additionally, the Company granted Mr. Collins-Rector the right to designate a member of the Board of Directors of the Company. Currently, Mr. Collins-Rector's designee is Mr. Robert Doede.

    27. Between May 31, 1996, and March 18, 1997, nonplan options to purchase a total of 3,418 shares of Common Stock were exercised by three optionees at prices ranging from $3.75 to $9.00 per share.

    28. 1993 Incentive Stock Option Plan. The Company's 1993 Incentive Stock Option Plan (the "1993 Plan") provides for the grant to employees of the Company of incentive stock options. As of May 15, 1997, options to purchase 5,067 shares of Common Stock had been exercised at an exercise price of $3.75 per share under the 1993 Plan by three optionees, and options to purchase 54,007 shares of Class A Common Stock at a weighted average exercise price of $12.45 per share were outstanding. No future grants will be made under the 1993 Plan. The exercise price of all stock options granted under the 1993 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted to such person must be at least 110% of the fair market value on the grant date, and the maximum term of such option is five years. The term of all other options granted under the 1993 Plan may be up to 10 years. Options granted under the 1993 Option Plan must be exercised before the optionee terminates his or her status as an employee of the Company, or within three months after such optionee's termination by disability, or within 12 months after termination by death. In October 1995, the Board approved an exchange offer pursuant to which all employees would exchange their options for options granted under the 1995 Stock Incentive Plan for Employees and Consultants (the "1995 Plan").

    29. 1995 Stock Incentive Plan for Employees and Consultants. The Company's 1995 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and consultants of nonstatutory stock options, stock appreciation rights ("SARs") and restricted stock awards ("RSAs"). No SARs or RSAs have been granted under the 1995 Plan. The 1995 Plan was approved by the Board of Directors and Stockholders in September 1995, and an amendment decreasing the number of shares thereunder from 840,000 to 762,600 was approved by the Board of Directors in February 1996. The 1995 Plan was terminated effective October 4, 1996, and no further grants are being made thereunder except to the extent that an exchange of options under the Company's 1993 Plan for options under the 1995 Plan, which exchange was begun in October 1995, is continuing and has not yet been completed. A total of 762,600 shares of Common Stock are reserved for issuance pursuant to the 1995 Plan. As of May 15, 1997, options to purchase 344,951 shares of Common Stock at a weighted exercise price of $3.75 per share were outstanding. Nine optionees have exercised 3,612 shares of Common Stock under the 1995 Plan at an exercise price of $3.75 per share.

    The 1995 Plan may be administered by the Board of Directors or a committee of the Board of Directors, which committee is required, once the Company's Common Stock becomes publicly traded, to be constituted to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and applicable laws. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1995 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1995 Plan must be exercised within three months of the end of such optionee's status as an employee or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term, which may not exceed ten years. The exercise price of all options granted under the 1995 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any option must equal at least 110% of the fair market value on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1995 Plan may not exceed 10 years.

    The 1995 Plan provides that in the event of a recapitalization, stock split, stock dividend, combination or reclassification or other increase or decrease in the number of issued shares of Common Stock without consideration, the Committee shall adjust the number of shares subject to each outstanding stock option, as well as the exercise price. In the event of dissolution or liquidation of the Company, unexercised stock options will terminate immediately prior to such event, after advance notice to participants. In the event of a merger or the sale of substantially all assets of the Company, each option shall be assumed or substituted. Options not assumed or substituted shall terminate on the date of closing of the merger.

    30. Amended and Restated 1996 Stock Plan. The Company's Amended and Restated 1996 Stock Plan (the "Restated 1996 Plan") provides for the granting to employees of incentive stock options within the meaning of
  Section 422 of the Code, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("Rights"). The 1996 Plan was initially approved by the Board of Directors effective as of December 1996. It was amended and restated in May 1997 and will be presented to the Stockholders for their approval at the 1997 annual meeting. Unless terminated sooner, the Restated 1996 Plan will terminate automatically in December 2006. A total of 793,333 shares of Common Stock are currently reserved for issuance pursuant to the Restated 1996 Plan. As of May 15, 1997, options to purchase 595,580 shares of Class A Common Stock at a weighted average exercise price of $10.35 per share were outstanding, and shares of Class A Common Stock remained available for future grant under the Restated 1996 Stock Plan.

    The Restated 1996 Plan may be administered by a committee of the Board of Directors constituted to comply with applicable laws (the "Committee") or by the Board itself. The Board or Committee (the "Administrator") has the power to determine the terms of the options or Rights granted, including the exercise price, the number of shares subject to each option or Right, the exercisability thereof, or any vesting acceleration or waiver of forfeiture conditions. The Administrator may determine the form of payment upon exercise, including cash, check, promissory note, other shares, cashless exercise or a combination of the foregoing. The Board has the authority to amend, suspend or terminate the Restated 1996 Plan, provided that no such action may impair the rights of any optionee or Right holder without that person's consent.

    Options and Rights granted under the Restated 1996 Plan are not generally transferable by the optionee or Right holder other than by will or the laws of descent and distribution, and each option and Right is exercisable during the lifetime of the optionee or Right holder only by such optionee or Right holder. The form of option agreement currently in use provides that options generally must be exercised within 90 days of the end of optionee's status as an employee, director or consultant of the Company. Under the Plan, options must be exercised within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of Rights, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator but in no case more slowly than 20% per year over five years. Generally, options vest 25% after one year and 1/36 per month thereafter. The exercise price of all incentive stock options granted under the Restated 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and Rights must at least be equal to 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The term of an incentive stock option granted to such a 10% Stockholder must not exceed five years. The term of other options granted under the Restated 1996 Plan may not exceed ten years.

    The Restated 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or Right exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee or Right holder that the option or Right shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or Right will terminate upon the expiration of such period. The forms of option agreement and restricted stock purchase agreement currently in use provide for a 180-day lockup of the optionee's or Right holder's shares in the event of the Company's initial public offering. The option exercise notice and the restricted stock purchase agreement also grant the Company a right of first refusal (prior to the initial public offering) on the sale or transfer of any shares purchased pursuant to an option or Right, other than transfers by gift, operation of law or certain family transfers.

  The sales and issuances of securities in the transactions described in paragraphs 4-27 above were deemed to be exempt from registration under the Act in reliance upon (i) Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, or (ii) Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

  The issuances described in paragraphs 1, 2 and 3 were not made pursuant to a registration statement under the Act, nor were the offer and sale registered or qualified under any state securities laws. Although the Company believed at the time that such offers, sales and conversion were exempt from such registration or qualification, they may not have been exempt. As a result, purchasers of such securities may have the right under the Act or such state securities laws, to rescind their purchases, and thereby be entitled to return such securities to the Company and receive back from the Company the full consideration paid by such purchasers. No claims for any such rescission have been asserted against the Company. The effective price per share of Class A Common Stock and Class A Common Stock equivalents of such purchases ranged from $3.75 to $30.00. The Company expects to initiate a rescission offer to all such holders simultaneous with this offering. If all such holders accept such rescission offer, the Company would be required to apply up to $5,150,000 of the proceeds of this placement towards such rescission. The repurchase of shares pursuant to the rescission offer may give rise to an obligation of the Company to issue additional shares of Class A Common Stock to the holders of Series A Preferred Stock.

  In addition, options issued pursuant to the Company's 1995 Stock Incentive Plan for Employees and Consultants (the "1995 Plan") and nonplan options for the purchase of Class A Common Stock were issued to approximately 150 to 200 people in California in 1995 and 1996 for which the Company was unable to rely on the exemption provided by Section 25102(f) of the California Corporations Code. In March 1996, the Company was denied a permit for these issuances by the California Commissioner of Corporations as a result of the Company's two classes of Common Stock with differing voting rights. In addition, a smaller number of options were issued to optionees in other states, including Michigan and Florida, for which the Company may not have had available an exemption from qualification. Also, the November 17, 1995, grant of options for the purchase of 60,000 shares of Class A Common Stock to employees of Critical Technologies Incorporated was not qualified and may not have had an exemption available under the blue sky laws of California. The aforementioned options are potentially subject to rescission, and the Company intends to include them in its planned rescission offer previously discussed. As of the date hereof, management is not aware of any claims for rescission against the Company. While the Company will offer to rescind the securities sales, there are no assurances that the Company will not otherwise be subject to possible penalties or fines relating to these issuances. The Company believes the Rescission Offers will provide it with additional meritorious defenses to any such future claims. See "Shares Eligible for Future Sale."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  1.1   Form of Underwriting Agreement.
  2.1   Merger Agreement.
  3.1 Form of Amended and Restated Certificate of Incorporation of Registrant prior to completion of this offering.
  3.2 Form of Amended and Restated Certificate of Incorporation of Registrant to be effective upon completion of this offering.
  3.3 Amended and Restated Bylaws of Registrant prior to completion of this offering.
  3.4 Amended and Restated Bylaws of Registrant to be effective upon completion of this offering.
  4.1*  Form of Registrant's Common Stock Certificate.
  5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
         regarding legality of the securities being issued.
 10.1** Amended and Restated Registration Rights Agreement, as amended and restated as of August 21, 1996, by and among the Registrant, GS Capital
         Partners, L.P., Kleiner Perkins Caufield & Byers VII, Comdisco, Inc.,
         Intuit, Inc., certain listed holders of Series C Convertible Preferred
         Stock, certain listed holders of Common Stock, certain listed holders of Series D Convertible Preferred Stock, and Racal-Datacom, Inc.
 10.2** Preferred Stock and Warrant Purchase Agreement, dated as of April 20,
         1995, by and among the Registrant, GS Capital Partners, L.P., and
         Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences
         Zaibatsu Fund II, as amended.
 10.3** Form of Director and Officer Indemnification Agreement.
 10.4** 1995 Stock Incentive Plan for Employees and Consultants, as amended
         February 21, 1996.
 10.5** Amended and Restated 1996 Stock Plan.

 10.6     1997 Stock Plan.
 10.7     1997 Employee Stock Purchase Plan.
 10.8**   Termination of Services and Indemnification Agreement, dated as of
           February 15, 1996, by and between the Registrant and Marc Collins-
           Rector and Chad Shackley.
 10.9**   Agreement, dated as of February 15, 1996, by and between the
           Registrant and Randy Maslow.
 10.10**  Governance Agreement, dated May 15, 1997, by and among the
           Registrant, Marc Collins-Rector, Chad Shackley, GS Capital Partners,
           L.P., Kleiner Perkins Caufield & Byers VII, KPCB VII Founders Fund,
           KPCB Information Sciences Zaibatsu Fund II, and Intuit, Inc.
 10.11+*  Amended and Restated Employee Services and Staffing Agreement, dated
           June 19, 1997, between the Registrant and Critical Technologies,
           Inc., as amended on September 30, 1996, and October 23, 1996, including Colocation Services Agreement, dated as of November 1,
           1994, between the Registrant and Critical Technologies, Inc. and amendments thereto.
 10.12+** Internet-Sign Up Wizard Referral and Microsoft Internet Explorer
           License and Distribution Agreement, dated March 28, 1997, between the Registrant and Microsoft Corporation.
 10.13+** OEM License Agreement dated July 27, 1995, between the Registrant and
           Netscape Communications Corporation, as amended by First Amendment, dated January 2, 1996, Second Amendment, effective January 2, 1996, and Third Amendment, dated May 21, 1996.
 10.14+** "Dial up Client" Agreement, dated August 21, 1995, between the
           Registrant and Netscape Communications Corporation.
 10.15+** "Internet Account Server" Participation Agreement, dated as of
           January 14, 1997, between the Registrant and Netscape Communications
           Corporation.
 10.16+** Special Customer Arrangement, dated May 17, 1996, between MCI
           Telecommunications Corporation and Sattel Communications LLC, as
           amended by First Amendment, dated July 2, 1996; assigned to
           Registrant by Assignment and Novation Agreement #2, dated as of
           August 7, 1996.
 10.17+** Master Agreement for MCI Enhanced Services, effective November 1,
           1996, between the Registrant and MCI Telecommunications Corporation.
 10.18    [Reserved]
 10.19    [Reserved]
 10.20+** Contract for Services, dated June 17, 1996, by and between the
           Registrant and MFS Telephone, Inc.
 10.21+** AT&T Contract Tariff Order, dated June 17, 1996, and Addendum of even date therewith.
 10.22+** Master Lease Agreement Number CONO1C Between Concentric Research
           Corporation and Racal-Datacom, Inc. ("Racal"), dated August 4, 1994, as Supplemented by Letter Agreement, dated March 30, 1995, Between the Corporation and Racal.
 10.23+** Lease Agreement Number CON04C between Concentric Network Corporation and Racal-Datacom, Inc., dated June 26, 1996.
 10.24+** Master On-site Maintenance Plan Agreement Number CONO2C Between
           Concentric Research Corporation and Racal-Datacom, Inc., dated
           August 24, 1994.
 10.25**  Lease Agreement, dated November 1, 1996, effective March 11, 1996, by and between the Registrant and Saginaw Video Associates, d.b.a.
           Saginaw Conference Center.
 10.26**  Amended and Restated Lease Agreement, dated as of October 7, 1996, between the Registrant and Larry Shackley.
 10.27**  (Master) Lease, dated January 26, 1988, between Tandem Computers
           Incorporated and Spieker-French #130, Limited Partnership, as
           amended by Lease Amendment No. 1, effective February 5, 1990, and
           Extension Agreement, dated March 23, 1993.

 10.28*   Sublease, dated June 22, 1995, between the Registrant and Tandem
           Computers Incorporated.
 10.29**  Sublease, dated April 25, 1995, between Tandem Computers Incorporated and Passage Systems, Inc.
 10.30**  Assignment Agreement, dated December 6, 1996, by and between the
           Registrant and Passage Systems, Inc.
 10.31+** Internet Access Service Agreement, dated December 11, 1995, effective as of August 1, 1995, between the Registrant and Intuit, Inc., as amended.
 10.32+*  Virtual Private Network Services, dated August 16, 1996, between the
           Registrant and WebTV Networks, Inc.
 10.33+** Support Services Agreement, dated March 31, 1997, by and between the
           Registrant and MCI Telecommunications Corporation.
 10.34*   Note and Warrant Purchase Agreement, dated June 19, 1997, by and between the Registrant and Williams Communications Group, Inc.
 10.35*   Letter Credits Agreement, dated June 19, 1997, by and between the
           Registrant and Williams Communications Group, Inc.
 11.1**   Statement of computation of earnings per share.
 21.1     List of Subsidiaries.
 23.1*    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
           (included in Exhibit 5.1).
 23.2     Consent of Ernst & Young, LLP, Independent Auditors.
 24.1**   Power of Attorney (see signature page).
 27.1**   Financial Data Schedule.

--------
*To be filed by amendment.
**Previously filed.
+ Certain information in these exhibits has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. (S)(S) 200.80(b)(4), 200.83 and 230.46.
++ The Registrant has determined that these exhibits are not material and will not be filed with this Registration Statement.

   (b) Financial Statement Schedules

     None.

ITEM 17. UNDERTAKINGS

  (a) The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1944, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CUPERTINO, STATE OF CALIFORNIA, ON THE 23RD DAY OF JUNE, 1997.

                                          Concentric Network Corporation

                                                   /s/ Henry R. Nothhaft
                                          By: _________________________________
                                                     HENRY R. NOTHHAFT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1944, AS AMENDED, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON JUNE 23, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED


              SIGNATURE                         TITLE                DATE

        /s/ Henry R. Nothhaft           President and Chief     June 23, 1997
-------------------------------------    Executive Officer
          HENRY R. NOTHHAFT              (Principal
                                         Executive Officer),
                                         Director

       /s/ Michael F. Anthofer          Chief Financial         June 23, 1997
-------------------------------------    Officer (Principal
         MICHAEL F. ANTHOFER             Financial and
                                         Accounting Officer)

                  *                     Director                June 23, 1997
-------------------------------------
         TERENCE M. O'TOOLE

                  *                     Director                June 23, 1997
-------------------------------------
            VINOD KHOSLA


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

                                        Director                       , 1997
-------------------------------------
            RANDY MASLOW

                 *                      Director                June 23, 1997
-------------------------------------
            FRANCO REGIS

                                        Director                       , 1997
-------------------------------------
           L. ROD MANNING

                  *                     Director                June 23, 1997
-------------------------------------
          GARY E. RIESCHEL



*By:  /s/ Henry R. Nothhaft
    ---------------------------------
         HENRY R. NOTHHAFT
         ATTORNEY-IN-FACT



                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and "Selected Financial Data" and to the use of our report dated March 14, 1997 (except for Note 1 "The Company" and Note 10, as to which the date is June ,
1997), in Amendment No. 2 to the Registration Statement (Form S-1) and the related Prospectus of Concentric Network Corporation for the registration of 3,450,000 shares of its common stock.

                                          Ernst & Young LLP

San Jose, California

June  , 1997

-------------------------------------------------------------------------------

  The foregoing consent is in the form that will be signed upon the completion of the reincorporation of the Company under the laws of the State of Delaware and the restatement of capital accounts described in Note 10 to the financial statements.

                                          /s/ Ernst & Young LLP

San Jose, California

June 23, 1997

                                 EXHIBIT INDEX

  1.1     Form of Underwriting Agreement.
  2.1     Merger Agreement.
  3.1     Form of Amended and Restated Certificate of Incorporation of
           Registrant prior to completion of this offering.
  3.2     Form of Amended and Restated Certificate of Incorporation of
           Registrant to be effective upon completion of this offering.
  3.3     Amended and Restated Bylaws of Registrant prior to completion of this offering.
  3.4     Amended and Restated Bylaws of Registrant to be effective upon completion of this offering.
  4.1*    Form of Registrant's Common Stock Certificate.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation, regarding legality of the securities being issued.
 10.1**   Amended and Restated Registration Rights Agreement, as amended and restated as of August 21, 1996, by and among the Registrant, GS
           Capital Partners, L.P., Kleiner Perkins Caufield & Byers VII,
           Comdisco, Inc., Intuit, Inc., certain listed holders of Series C
           Convertible Preferred Stock, certain listed holders of Common Stock, certain listed holders of Series D Convertible Preferred Stock, and
           Racal-Datacom, Inc.
 10.2**   Preferred Stock and Warrant Purchase Agreement, dated as of April 20,
           1995, by and among the Registrant, GS Capital Partners, L.P., and
           Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences
           Zaibatsu Fund II, as amended.
 10.3**   Form of Director and Officer Indemnification Agreement.
 10.4**   1995 Stock Incentive Plan for Employees and Consultants, as amended
           February 21, 1996.
 10.5**   Amended and Restated 1996 Stock Plan.
 10.6     1997 Stock Plan.
 10.7     1997 Employee Stock Purchase Plan.
 10.8**   Termination of Services and Indemnification Agreement, dated as of
           February 15, 1996, by and between the Registrant and Marc Collins-
           Rector and Chad Shackley.
 10.9**   Agreement, dated as of February 15, 1996, by and between the
           Registrant and Randy Maslow.
 10.10**  Governance Agreement, dated May 15, 1997, by and among the
           Registrant, Marc Collins-Rector, Chad Shackley, GS Capital Partners,
           L.P., Kleiner Perkins Caufield & Byers VII, KPCB VII Founders Fund,
           KPCB Information Sciences Zaibatsu Fund II, and Intuit, Inc.
 10.11+*  Amended and Restated Employee Services and Staffing Agreement, dated
           June 19, 1997, between the Registrant and Critical Technologies,
           Inc., as amended on September 30, 1996, and October 23, 1996, including Colocation Services Agreement, dated as of November 1,
           1994, between the Registrant and Critical Technologies, Inc. and amendments thereto.
 10.12+** Internet-Sign Up Wizard Referral and Microsoft Internet Explorer
           License and Distribution Agreement, dated March 28, 1997, between the Registrant and Microsoft Corporation.
 10.13+** OEM License Agreement dated July 27, 1995, between the Registrant and
           Netscape Communications Corporation, as amended by First Amendment, dated January 2, 1996, Second Amendment, effective January 2, 1996, and Third Amendment, dated May 21, 1996.
 10.14+** "Dial up Client" Agreement, dated August 21, 1995, between the
           Registrant and Netscape Communications Corporation.
 10.15+** "Internet Account Server" Participation Agreement, dated as of
           January 14, 1997, between the Registrant and Netscape Communications
           Corporation.

 10.16+** Special Customer Arrangement, dated May 17, 1996, between MCI
           Telecommunications Corporation and Sattel Communications LLC, as
           amended by First Amendment, dated July 2, 1996; assigned to
           Registrant by Assignment and Novation Agreement #2, dated as of
           August 7, 1996.
 10.17+** Master Agreement for MCI Enhanced Services, effective November 1,
           1996, between the Registrant and MCI Telecommunications Corporation.
 10.18    [Reserved]
 10.19    [Reserved]
 10.20+** Contract for Services, dated June 17, 1996, by and between the
           Registrant and MFS Telephone, Inc.
 10.21+** AT&T Contract Tariff Order, dated June 17, 1996, and Addendum of even date therewith.
 10.22+** Master Lease Agreement Number CONO1C Between Concentric Research
           Corporation and Racal-Datacom, Inc. ("Racal"), dated August 4, 1994, as Supplemented by Letter Agreement, dated March 30, 1995, Between the Corporation and Racal.
 10.23+** Lease Agreement Number CON04C between Concentric Network Corporation and Racal-Datacom, Inc., dated June 26, 1996.
 10.24+** Master On-site Maintenance Plan Agreement Number CONO2C Between
           Concentric Research Corporation and Racal-Datacom, Inc., dated
           August 24, 1994.
 10.25**  Lease Agreement, dated November 1, 1996, effective March 11, 1996, by and between the Registrant and Saginaw Video Associates, d.b.a.
           Saginaw Conference Center.
 10.26**  Amended and Restated Lease Agreement, dated as of October 7, 1996, between the Registrant and Larry Shackley.
 10.27**  (Master) Lease, dated January 26, 1988, between Tandem Computers
           Incorporated and Spieker-French #130, Limited Partnership, as
           amended by Lease Amendment No. 1, effective February 5, 1990, and
           Extension Agreement, dated March 23, 1993.
 10.28*   Sublease, dated June 22, 1995, between the Registrant and Tandem
           Computers Incorporated.
 10.29**  Sublease, dated April 25, 1995, between Tandem Computers Incorporated and Passage Systems, Inc.
 10.30**  Assignment Agreement, dated December 6, 1996, by and between the
           Registrant and Passage Systems, Inc.
 10.31+** Internet Access Service Agreement, dated December 11, 1995, effective as of August 1, 1995, between the Registrant and Intuit, Inc.
 10.32+*  Virtual Private Network Services, dated August 16, 1996, between the
           Registrant and WebTV Networks, Inc.
 10.33+** Support Services Agreement, dated March 31, 1997, by and between the
           Registrant and MCI Telecommunications Corporation.
 10.34*   Note and Warrant Purchase Agreement, dated June 19, 1997, by and between the Registrant and Williams Communications Group, Inc.
 10.35*   Letter Credits Agreement, dated June 19, 1997, by and between the
           Registrant and Williams Communications Group, Inc.
 11.1**   Statement of computation of earnings per share.
 21.1     List of Subsidiaries.
 23.1*    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
           (included in Exhibit 5.1).
 23.2     Consent of Ernst & Young, LLP, Independent Auditors.
 24.1**   Power of Attorney (see signature page).
 27.1**   Financial Data Schedule.
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*  To be filed by amendment.
** Previously filed.
+  Certain information in these exhibits has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. (S)(S) 200.80(b)(4), 200.83 and 230.46.
++ The Registrant has determined that these exhibits are not material and will not be filed with this Registration Statement.